Exhibit 2

AGREEMENT AND PLAN OF MERGER

by and among

UNIONBANCAL CORPORATION,

UNION BANK OF CALIFORNIA, N.A.,

JACKSON NATIONAL LIFE INSURANCE COMPANY

and

JACKSON FEDERAL BANK

Dated as of July 1, 2004

i

Exhibits

Exhibit A	Shareholder’s Consent
Exhibit B	Bank Merger Agreement
Exhibit C	Company and Company Bank Certificate
Exhibit D	Parent and Parent Bank Certificate
Exhibit E	Transition Services Agreement
Exhibit F	Registration Procedures

Disclosure Schedules

Disclosure Schedule delivered by Company and Company Bank
Disclosure Schedule delivered by Parent and Parent Bank

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 1, 2004, is by and among JACKSON FEDERAL BANK, a federal savings bank (“Company Bank”), JACKSON NATIONAL LIFE INSURANCE COMPANY, a Michigan insurance corporation and a savings and loan holding company under the Federal Home Owners Loan Act and the sole direct shareholder of Company Bank (“Company”), UNION BANK OF CALIFORNIA, N.A., a national banking association (“Parent Bank”), and UNIONBANCAL CORPORATION, a Delaware corporation and a registered bank holding company under the Federal Bank Holding Company Act and the sole direct shareholder of Parent Bank (“Parent”).

WHEREAS, Company Bank and Parent Bank wish to enter into a business combination by which Company Bank will be merged with and into Parent Bank with Parent Bank as the surviving entity (the “Bank Merger”);

WHEREAS, for U.S. federal income Tax purposes, it is intended that the Bank Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, each of the boards of directors of Parent and Company has approved, and deem it advisable and in its respective best interests as sole shareholder of Parent Bank and Company Bank, respectively, to consummate the Bank Merger, with such approval being evidenced by a duly executed shareholder’s consent substantially in the form attached as Exhibit A and delivered to the other parties hereto prior to the execution of this Agreement;

WHEREAS, each of the boards of directors of Parent Bank and Company Bank has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the Bank Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
BANK MERGER

Section 1.1                                      Bank Merger.  Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the National Bank Act and the rules and regulations promulgated by the Office of the Comptroller of the Currency (the “OCC”), at the Effective Time (as defined in Section 1.6(b) hereof), Company Bank shall be merged with and into Parent Bank pursuant to the terms and conditions set forth herein.

Section 1.2                                      Surviving Entity.  Upon the consummation of the Bank Merger, the separate corporate existence of Company Bank shall cease and Parent Bank shall continue as the surviving entity under the laws of the United States.  The name of Parent Bank as the surviving entity of the Bank Merger shall remain “Union Bank of California, N.A.”  From and after the Effective Time, Parent Bank, as the surviving entity of the Bank Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Parent Bank and Company Bank, all as more fully described in the National Bank Act.

Section 1.3                                      Articles of Association of the Surviving Bank.  The Articles of Association and Bylaws of Parent Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Association and Bylaws of Parent Bank, as the surviving corporation of the Bank Merger, until either is thereafter amended in accordance with applicable law.

Section 1.4                                      Directors and Officers of the Surviving Bank.  The directors and officers of Parent Bank immediately prior to the Effective Time shall be the directors and officers of Parent Bank, as the surviving corporation of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

Section 1.5                                      Principal Office of the Surviving Bank.  The location of the principal office of Parent Bank, as the surviving corporation of the Bank Merger, shall be 400 California Street, San Francisco, CA  94104.

Section 1.6                                      Closing and Effective Time.  (a)  The closing of the Bank Merger (the “Closing”) shall take place at the offices of Parent Bank at 8:00 a.m. Pacific Time, on the first Business Day of the month immediately following the month in which the satisfaction and/or waiver of all conditions set forth in Article VI has occurred (other than those conditions that are to be satisfied at Closing, but subject to the waiver or fulfillment of those conditions), or such date as determined under the procedures set forth in Section 6.4, or another date or place as agreed in writing by each of the parties hereto (the day on which the Closing takes place being the “Closing Date”).

(b)                                 On or before the Closing Date, Parent Bank and Company Bank will file, or cause to be filed, with the OCC the Bank Merger Agreement in substantially the form attached hereto as Exhibit B (the “Bank Merger Agreement”), and such certificates and other documents as Parent Bank and Company Bank may deem reasonably necessary or appropriate for the Bank Merger.  The Bank Merger Agreement and certificates and other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the National Bank Act.  The Bank Merger shall become effective on the Closing Date at the time requested by Parent Bank in connection with the filing of the Bank Merger Agreement with the OCC (the “Effective Time”).

(c)                                  Subject to the provisions of Article VII, failure to consummate the Closing will not result in the termination of this Agreement or relieve any party of any obligation hereunder.

Section 1.7                                      Tax Treatment.  For federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and, with respect to the Bank Merger, this Agreement shall constitute a plan of reorganization for purposes of Sections 354 and 361 of the Code.

Section 1.8                                      Reservation of Right to Revise Transaction.  After reasonable and timely consultation with Company, Parent Bank shall have the right to change the order of the transactions contemplated hereunder and the method of effecting the Bank Merger, to the extent permitted by applicable law and to the extent Parent Bank deems such changes to be desirable; provided, however, that no such change shall (a) alter or change the amount or form of the Merger Consideration, (b) materially impede or delay the consummation of the Bank Merger, (c) adversely affect the tax treatment of the Bank Merger with respect to Company or Company Bank or (d) be disadvantageous, or be reasonably expected to be disadvantageous, to Company or, prior to Closing, Company Bank.  Parent Bank may exercise this right of revision by giving written notice in the manner provided in Section 10.3 of this Agreement.

Section 1.9                                      Subsidiary Mergers.  (a)  In connection with the Bank Merger, immediately after the Effective Time, Company Bank Subsidiaries shall be merged with and into Parent Bank or certain Subsidiaries of Parent Bank that are “controlled” by Parent Bank.  Company, Company Bank and Company Bank Subsidiaries shall cooperate in all matters reasonably necessary or convenient to complete the subsidiary mergers so that they become effective immediately following the Effective Time.

(b)                                 The term “control” for purposes of this Section 1.9 only means control within the meaning of Section 368(c) of the Code.

ARTICLE II
MERGER CONSIDERATION AND CONVERSION OF SHARES

Section 2.1                                      Conversion of Shares.  (a)  At the Effective Time, by virtue of the Bank Merger and without any additional action on the part of Company as sole shareholder of Company Bank stock, each outstanding share of Company Bank (the “Shares”) shall be converted into the right to receive the Merger Consideration as set forth herein.

(b)                                 At the Effective Time, Company, as sole shareholder of Company Bank, shall cease to be, and shall have no rights as, a shareholder of Company Bank other than to receive the Merger Consideration.  After the Effective Time, there shall be no transfers on the stock transfer books of Company Bank or Parent Bank of any Shares.

(c)                                  Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Bank Merger; instead, Parent Bank shall pay an amount of cash (without interest) determined by multiplying the fraction by the Average Price.  There will be no dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Parent Common Stock.

Section 2.2                                      Merger Consideration.

(a)                                  At the Closing, Company shall receive the “Merger Consideration,” which, subject to Section 2.2(c), will consist of (i) $167,750,000 in cash from Parent Bank, plus (ii) from Parent the number of shares of Parent Common Stock derived by dividing $137,250,000 by the Average Price; provided, however, that the maximum number of shares of Parent Common Stock issued on the Closing Date shall not exceed 3,400,000.

(b)                                 The “Average Price” shall be determined by adding the volume weighted average price of Parent Common Stock on the NYSE during regular market hours as reported by Bloomberg, L.P. (field name: VAP) for each of the 10 trading days of the NYSE preceding the third trading day prior to the Closing Date (the “Valuation Date”) and dividing the sum by 10.

(c)                                  On the Valuation Date, Company shall determine the Net CMO Portfolio Loss, if any, and the Net FHLB Advance Gain, if any.  If the sum of the Net CMO Portfolio Loss and the Net FHLB Advance Gain results in a negative number (the “Net Loss”), the Merger Consideration payable to Company on the Closing Date shall be (x) reduced by the amount of such Net Loss and (y) increased by any Tax Benefit attributable to the Net Loss (the “Net Adjustment”) in such proportions of cash and shares of Parent Common Stock as Company may elect in writing no later than the second trading day of the NYSE prior to the Closing Date (provided that the total cash portion of the Merger Consideration, as adjusted by the Net Adjustment, shall not exceed 55% of the Merger Consideration).  The Tax Benefit attributable to the Net Loss shall be reflected as a reduction to the current Tax liabilities on Company Bank’s books.

(i)                                     “Non-Agency Investment Security” means any investment security that is not a security directly issued by, or fully guaranteed by, the U.S. Treasury, the Federal Home Loan Mortgage Company, the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Bank or the Federal Home Loan Bank System.

(ii)                                  “Net CMO Portfolio Loss” shall mean the amount computed in accordance with this Section 2.2(c)(ii), to the extent that the sum of the following results in a negative amount:

(A)                              the difference between (x) the aggregate sale proceeds, excluding accrued interest, for all Non-Agency Investment Securities sold during the period from April 1, 2004 through the Valuation Date minus (y) the amortized cost of such securities as of the date of disposition; and

(B)                                the difference between (x) the scheduled net premium amortization for the period commencing on (a) April 1, 2004 for Non-Agency Investment Securities purchased on or prior to March 31, 2004 and (b) on the date of purchase for Non-Agency Investment Securities purchased on or after April 1, 2004, through the expected maturity of each such security, determined as of March 31, 2004 for the Non-Agency Investment Securities purchased on or prior to March 31, 2004, or, for Non-Agency Investment Securities purchased after March 31, 2004, the date of such purchase (in each case as reflected on Section 2.2(c)(ii)(B) of the Disclosure Schedule through December 31, 2004), minus (y) the actual net premium amortization of all such securities, in each case ending on the date of disposition of any such security, recorded on Company Bank’s books and records for the period April 1, 2004, through the Valuation Date.

(iii)                               Company Bank shall determine, in accordance with GAAP and past practices of Company Bank, the amortized cost for each Non-Agency Investment Security from April 1, 2004, through the date of disposition of such security using a methodology consistent with past practices of Company Bank.

(iv)                              “Net FHLB Advance Gain” means, with respect to the advances owed to the Federal Home Loan Bank, for the period from April 1, 2004, through the Valuation Date, the sum of:

(A)                              the amount by which any prepayment credits exceed any prepayment fees, with the determination of such prepayment credits or prepayment fees, as the case may be, calculated by the Federal Home Loan Bank of San Francisco consistent with the terms and conditions specified in each applicable advance confirmation and with such amount recorded on Company Bank’s books and records as a prepayment fee expense or prepayment credit income; and

(B)                                the amount by which any discount amounts exceed any premium amounts received via the extinguishment of advance liabilities through assumption transactions to a third party, with the discount or premium in each such transaction measured as the difference between the principal outstanding on the advance as of the date of the assumption transaction and the amount of funds transferred to the assuming party; it being understood that any such transfer will be an unconditional, complete transfer without recourse or contingent liability to Company Bank and will have the consent of the FHLB of San Francisco.  The discount amount will be recorded on Company Bank’s books and records as a gain on sale of advance and the premium amount will be recorded as a loss on sale of advance.

Section 2.3                                      Additional Actions.  If, at any time after the Effective Time, Parent Bank shall consider or be advised that any further deeds, assignments or assurances or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Parent Bank its right, title or interest in, to or under any of the rights, properties or assets of Company Bank or (b) otherwise carry out the purposes of this Agreement, Company hereby grants to Parent Bank an irrevocable power of attorney, effective following the Effective Time, to execute and deliver all such deeds, assignments or assurances and to do all acts necessary or desirable to vest, perfect or confirm title and possession to such rights, properties or assets in Parent Bank and otherwise carry out the purposes of this Agreement, and the officers and directors of Parent Bank are authorized in the name of Company or Company Bank to take any and all such action following the Effective Time.

Section 2.4                                      Reservation of Shares.  The Board of Directors of Parent has reserved for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing its shares to Company in accordance herewith.

Section 2.5                                      Changes in Parent Common Stock.  If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Parent Common Stock shall, through a reclassification, recapitalization, stock dividend, stock split or reverse stock split have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, appropriate adjustment will be made to the maximum number of shares limit.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY BANK

Except as set forth in the Disclosure Schedule delivered by Company and Company Bank to Parent Bank not less than five (5) days prior to the execution hereof, Company and Company Bank represent and warrant to Parent and Parent Bank that all of the statements contained in this Article III are true as of the date of this Agreement (or, if made as of a specified date, as of such date).  For purposes of the representations and warranties of Company and Company Bank contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations and warranties by Company and Company Bank calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable.  The inclusion of any information in any section of the Disclosure Schedule or other document delivered by Company or Company Bank pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 3.1                                      Organization.  Each of Company and Company Bank Subsidiaries (a) is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business and, if applicable, in good standing in every jurisdiction in which such qualification and, if applicable, good standing is required.  Company Bank is a federal savings bank, duly chartered and validly existing under the laws of the U.S. and has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.  Company has heretofore made available to Parent Bank complete and correct copies of the federal stock charter and by-laws of Company Bank and certificate of incorporation and by-laws for each Company Bank Subsidiary as currently in effect.

Section 3.2                                      Authorization.  Company and Company Bank have the requisite corporate power or the other legal entity power and authority to execute, deliver and perform this Agreement and to consummate the Closing.  The execution, delivery and performance by Company and Company Bank of this Agreement and the consummation by Company and Company Bank of the Closing have been duly authorized by the board of directors of Company and Company Bank, and no other corporate action on the part of Company or Company Bank is necessary to authorize the execution, delivery and performance by Company and Company Bank of this Agreement or the consummation by Company and Company Bank of the Closing.

Section 3.3                                      Execution; Validity of Agreement.  This Agreement has been duly executed and delivered by Company and Company Bank, and, assuming due authorization, execution and delivery hereof by Parent and Parent Bank, is a valid and binding obligation of Company and Company Bank, enforceable against Company and Company Bank in accordance with its terms.

Section 3.4                                      Consents and Approvals; No Violations.  (a)  None of the execution, delivery or performance of this Agreement by Company and Company Bank or the consummation by Company and Company Bank of the Closing require or will require any filing with, or notification, authorization, consent, order or approval of, or action by, any Governmental Entity except (i) the filing of reports by Company or its Affiliates under the Exchange Act and in accordance with New York Stock Exchange rules and regulations and with London Stock Exchange rules and regulations, (ii) filings, permits, authorizations, consents and approvals as may be required under other applicable requirements of state securities or blue sky laws, (iii) the Required Regulatory Approvals, (iv) where failure to obtain such authorization, consent, order, approval or action or to make such filings or notification would not, individually or in the aggregate, either (A) have a Material Adverse Effect on Company Bank or a material adverse effect on Company’s or Company Bank’s ability to consummate the Closing or perform the obligations under this Agreement or (B) impede in any material respect or delay the consummation of the Closing or (v) as may be necessary as a result of the business or activities in which Parent Bank is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining specifically to, Parent Bank or any of its Affiliates.

(b)                                 Assuming that all consents, approvals, authorizations and other actions described in Section 3.4(a) have been obtained and all filings and notifications described in Section 3.4(a) have been made, none of the execution, delivery or performance of this Agreement by Company and Company Bank or the consummation by Company and Company Bank of the Closing (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Company or the federal stock charter or by-laws of Company Bank or of any organizational document of any Company Bank Subsidiary, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Company or any Material Contract to which Company Bank or any Company Bank Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate in any material respects any federal, state, local or foreign law, rule, regulation, judgment, injunction, decree or other requirement of any Governmental Entity (“Law”) applicable to Company, Company Bank or any of the Company Bank Subsidiaries or any of their respective properties or assets.

Section 3.5                                      Ownership and Possession of Shares.  Company is the record and beneficial owner of all the issued and outstanding shares of Company Bank, free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement and Encumbrances arising under the Securities Act or any applicable state securities laws.

Section 3.6                                      Capitalization.  The issued and outstanding capital stock of Company Bank consists exclusively of the Shares.  All of the Shares are duly authorized, validly issued, fully paid and non-assessable.  There are no options, rights or agreements to which any of Company, Company Bank or any of their respective Subsidiaries is a party or by which any of them is bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any shares of capital stock of Company Bank or any Company Bank Subsidiary, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock of Company Bank or any Company Bank Subsidiary, or to grant, extend or enter into any such option, right or agreement or (c) to vote, or to refrain from voting, any shares of capital stock of Company Bank or any Company Bank Subsidiary.  Since December 31, 2003 there have been no cash or non-cash dividends paid by Company Bank.

Section 3.7                                      Subsidiaries and Affiliates.  Section 3.7 of the Disclosure Schedule sets forth a complete list of Company Bank Subsidiaries.  All the outstanding capital stock of each Company Bank Subsidiary is owned directly by Company Bank or a Company Bank Subsidiary, in each case free and clear of all Encumbrances and is duly authorized, validly issued, fully paid and nonassessable.  Neither Company Bank nor any Company Bank Subsidiary owns, directly or indirectly, any capital stock or other ownership interests, or has any obligations to acquire any capital stock or other ownership interest, in any corporation, partnership, joint venture or other entity that is not Company Bank or a Company Bank Subsidiary.

Section 3.8                                      Financial Statements.  (a)  True and complete copies of the Financial Statements and the Interim Financial Statements are included in the Disclosure Schedule. The Financial Statements and the Interim Financial Statements (i) have been prepared in accordance with the books of account and other financial records of Company Bank, (ii) have been prepared in accordance with GAAP applied on a consistent basis (except, with respect to the Financial Statements, as stated in the notes to the Financial Statements) and (iii) on that basis, fairly presented, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of Company Bank and the Company Bank Subsidiaries as of the dates and for the periods referred to therein, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments.  Other than as set forth in the Financial Statements, the Interim Financial Statements or the notes thereto or in Section 3.7 of the Disclosure Schedule, there are no entities, including any special purpose entities, limited purpose entities or qualified special purpose entities, in which Company Bank or Company Bank Subsidiary has an economic or management interest.

(b)                                 All of the liabilities of a nature that are required to be included in a consolidated balance sheet prepared in accordance with GAAP or in the notes thereto have, in the case of Company Bank and the Company Bank Subsidiaries, been reflected or disclosed in the Financial Statements as of December 31, 2003, except for liabilities (contingent or otherwise) (a) incurred since December 31, 2003 in the ordinary course of business including pursuant to contracts entered into in the ordinary course of business, (b) in connection with the transactions contemplated hereby including with respect to expenses of Company Bank’s accountants, attorneys or investment bankers or (c) as would not reasonably be likely to be, individually or in the aggregate, material to Company Bank and Company Bank Subsidiaries, taken as a whole.

Section 3.9                                      Absence of Certain Changes.  Since the Balance Sheet Date, no event, change or circumstance that would have a Material Adverse Effect on Company Bank has occurred and since March 31, 2004, Company Bank has not taken action that, if taken after the date hereof, would constitute a violation of Section 5.1.

Section 3.10                                Property and Assets.  (a)  Company Bank and the Company Bank Subsidiaries have good title to, or a valid lease, license or right to use, all assets, properties and rights used by them except as would not have, individually or in the aggregate, a Material Adverse Effect on Company Bank.  Those real and other tangible properties purported to be owned by any of Company Bank or the Company Bank Subsidiaries are held free and clear of all Encumbrances other than (i) Encumbrances for Taxes not yet due and payable, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’, landlords’ and similar Encumbrances arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations that are not violated by current occupancy or use, (iv) customary covenants, conditions, restrictions, easements and similar restrictions of record affecting title that do not impair current occupancy or use and (v) other liens which do not materially interfere with Company’s, Company Bank’s and any of the Company Bank Subsidiary’s use of the applicable property or materially detract from or diminish the value thereof (clauses (i) through (v) being “Permitted Encumbrances”).  All material tangible assets owned or leased by Company Bank or any Company Bank Subsidiary are in satisfactory operating condition for the uses to which they are being put, subject to ordinary wear and tear and ordinary maintenance requirements.  Section 3.10(a) of the Disclosure Schedule sets forth a complete list of all Real Property and specifies which Real Property is owned and which is leased.

(b)                                 Company Bank and the Company Bank Subsidiaries beneficially hold all assets, properties and rights used by Company Bank and the Company Bank Subsidiaries in the conduct of the business of Company Bank and the Company Bank Subsidiaries (other than the assets, properties and rights used by Company or one or more Affiliates of Company (other than Company Bank and the Company Bank Subsidiaries) in the provision of those inter-company services to Company Bank and the Company Bank Subsidiaries listed in Section 3.10(b) of the Disclosure Schedule).

Section 3.11                                Leases, Contracts and Commitments.  (a)  Section 3.11(a) of the Disclosure Schedule contains true, correct and complete lists of each of the following contracts and agreements of Company Bank and the Company Bank Subsidiaries (such contracts and agreements being “Material Contracts”):

(i)                                     all contracts and agreements relating to Indebtedness for borrowed money of Company Bank or any Company Bank Subsidiary to a third party that are in excess of $250,000, other than Derivative Instruments and contracts relating to the creation of deposit liabilities, repurchase agreements, purchase or sale of federal funds, Federal Home Loan Bank advances, and certificates of deposit entered into in the ordinary course of business consistent with past practice;

(ii)                                  all Company Bank Regulatory Agreements;

(iii)                               all contracts and agreements that materially limit or purport to materially limit the ability of Company Bank or any Company Bank Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(iv)                              all contracts and agreements between or among Company Bank or any Company Bank Subsidiary, on the one hand, and Company or any Affiliate of Company (other than Company Bank and the Company Bank Subsidiaries), on the other hand; and

(v)                                 all contracts and agreements relating to equipment leases, information technology and hardware and software, that require or could be expected to require the payment, or the rendering of services, by Company Bank or any Company Bank Subsidiary, subsequent to the date of this Agreement, of more than $250,000 per annum, that have an unexpired term exceeding one year and that may not be canceled without liability or penalty upon 60 days’ notice.

(b)                                 Section 3.11(b) of the Disclosure Schedule contains a list of each outstanding loan agreement, mortgage, pledge agreement or other similar document or commitment to extend credit to any Executive Officer or director of Company Bank or Company Bank Subsidiary, as well as a listing by amount of all deposits or deposit surrogates as of the date indicated in such section of the Disclosure Schedule in each case in excess of $25,000, to which Company Bank or Company Bank Subsidiary is a party under which it may (contingently or otherwise) have any liability involving any officer or director of Company Bank or Company Bank Subsidiary (on an aggregate basis for each such officer or director).  There are no loan agreements, mortgages, pledge agreements or other similar documents or commitments to extend credit to any executive officer or director of Company to which Company Bank or a Company Bank Subsidiary is a party.

(c)                                  Section 3.11(c) of the Disclosure Schedule contains a list of all information regarding fees, salaries, bonuses and other forms of compensation including country club memberships, automobiles available for personal use and credit cards available for personal use, provided by Company Bank or any Company Bank Subsidiary to any employee of Company Bank employed by Company Bank or any Company Bank Subsidiary as of May 31, 2004, and any bonuses earned or commissions paid in 2003 to such employees by Company Bank.

(d)                                 Section 3.11(d) of the Disclosure Schedule contains a list of all powers of attorney granted by Company Bank or any Company Bank Subsidiary which are currently in force.

(e)                                  Section 3.11(e) of the Disclosure Schedule contains a list of each agreement made by Company Bank or Company Bank Subsidiary with any director or officer of Company Bank pursuant to which Company Bank or Company Bank Subsidiary has obligations that are not terminable on 90 days’ or less notice or that provide for termination only upon the payment of a penalty or equivalent thereto.

(f)                                    Section 3.11(f) of the Disclosure Schedule contains a list of each other contract providing for payment based in any manner upon profits of Company Bank or Company Bank Subsidiary;

(g)                                 Section 3.11(g) of the Disclosure Schedule contains a list of all consulting, financial advisory, investment banking and professional services contracts to which Company Bank or Company Bank Subsidiary is a party.

(h)                                 Section 3.11(h) of the Disclosure Schedule contains a list of each third party for which Company Bank or any Company Bank Subsidiary services loans and the aggregate principal amount serviced for each such third party, in each case as of May 31, 2004.

(i)                                     Section 3.11(i) of the Disclosure Schedule contains a list of each outstanding letter of credit and each commitment to issue a letter of credit in excess of $250,000 to which Company Bank or any Company Bank Subsidiary is a party and/or under which it may (contingently or otherwise) have any liability.

(j)                                     Section 3.11(j) of the Disclosure Schedule contains a list of each contract or agreement (not otherwise included in the Disclosure Schedule or specifically excluded therefrom in accordance with the terms of this Agreement) (A) involving goods, services or occupancy and which has a term of one year or more and an annual value of at least $250,000, or (B) allowing for the sharing of information regarding customers of Company Bank or any Company Bank Subsidiary with any other Person for the purpose of marketing products or services other than products or services sold by Company Bank or any Company Bank Subsidiary, including:

(i)                                     each agreement of guaranty or indemnification running to any person;

(ii)                                  each agreement with respect to any license, permit and similar matter that is necessary to the operations of Company Bank or Company Bank Subsidiary;

(iii)                               each mortgage forward commitment and similar agreement pursuant to which Company Bank or any Company Bank Subsidiary sells to others mortgages which it originates;

(iv)                              as of May 31, 2004, each contract relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities and each interest rate swap agreement or other agreement relating to the hedging of interest rate risks (the “Derivative Instruments”); and

(v)                                 each contract or agreement (with the exception of the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation’s Company’s Guide) pursuant to which Company Bank or any Company Bank Subsidiary has sold, transferred, assigned or agreed to service any loan, which provides for any recourse or indemnification obligation on the part of Company Bank or any Company Bank Subsidiary.

(k)                                  Section 3.11(k) of the Disclosure Schedule contains a list of all trademarks, trade names, service marks, patents or copyrights that are registered or the subject of an application for registration, which are owned by Company Bank or Company Bank Subsidiary or licensed from a third party.

(l)                                     Section 3.11(l) of the Disclosure Schedule contains a list of all bank-owned life insurance policies insuring the life of any current or former officer, employee or director of Company Bank and naming Company Bank or any Company Bank Subsidiary as the beneficiary in the event of the death of the insured officer, employee or director.

(m)                               There is not and, to the Knowledge of Company and Company Bank, there has not been claimed or alleged by any Person, with respect to any Material Contract, any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of Company Bank or any Company Bank Subsidiary or, to the Knowledge of Company and Company Bank, on the part of any other party thereto, except such defaults, events of default and other events that would not have, individually or in the aggregate, a Material Adverse Effect on Company Bank.

(n)                                 The “Environmental Risk” loan underwriting policies and procedures, approved by the board of directors of Company Bank and made available to Parent Bank prior to the execution of this Agreement, are the only policies and procedures with respect to environmental matters implemented by Company Bank.

Section 3.12                                Loans and Investments.  (a)  The outstanding loans, including guarantees thereon, originated by Company Bank have been documented in all material respects in accordance with the policies of Company Bank and all loans purchased by or participated in by Company Bank are documented in a manner in all material respects consistent with such policies except in each case deviations in such policies that would not adversely affect Company Bank’s ability to collect such loans.

(b)                                 Other than the equity derivative contracts entered into by Company Bank in relation to those certain certificates of deposit referred to as “MarketPath CDs”, neither Company Bank nor any Company Bank Subsidiary has entered into any, and is not the counter-party to, any Derivative Instruments.  All Derivative Instruments to which Company Bank or Company Bank Subsidiary is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, in all material respects in accordance with then-customary practice and applicable rules, regulations and policies of bank regulatory authorities applicable to Company Bank and the Company Bank Subsidiaries and with counterparties believed to be financially responsible at the time.  Company Bank and Company Bank Subsidiary have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued, and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.  None of the transactions contemplated by this Agreement will result as of the Closing in a counterparty under any Derivative Instrument having the right to accelerate, discontinue, terminate or otherwise modify any such agreement or arrangement.

(c)                                  Except for pledges to secure public and trust deposits and borrowings in the ordinary course of business, none of the investments reflected in the Financial Statements dated as of December 31, 2003 under the heading “Mortgage-backed securities available-for-sale,” and none of the investment securities purchased by Company Bank and Company Bank Subsidiary since December 31, 2003, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of Company Bank or Company Bank Subsidiary to freely dispose of such investment at any time, other than those restrictions permitted or imposed on securities held for investment under GAAP or restrictions imposed by the Securities Act and the regulations promulgated thereunder.  With respect to all material repurchase agreements to which Company Bank is a party, Company Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.  Except for any securities sold subject to repurchase obligations in the normal course of business and any loans or loan participations subject to customary repurchase obligations, neither Company Bank nor Company Bank Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other person has the right, either conditionally or absolutely, to require Company Bank or any Company Bank Subsidiary to repurchase or otherwise reacquire any such assets.

(d)                                 As of December 31, 2003, Company Bank is not a party to any loan agreement, note or borrowing arrangement, which, to the Knowledge of Company and Company Bank, violates any Law.

Section 3.13                                Allowance for Loan Losses.  (a)  Company Bank’s allowance for loan losses (“ALL”), as reflected on the Financial Statements and the Interim Financial Statements, has been calculated in compliance with Company Bank’s existing methodology for determining the adequacy of its ALL, applied consistently.

(b)                                 Section 3.13(b) of the Disclosure Schedule includes a list of all loans that have been classified as “special mention,” “substandard,” “doubtful” and “loss” by Company Bank.  For purposes of this Section 3.13(b), (i) “special mention” shall mean any loan having potential weaknesses that deserves close attention by management of Company Bank and that if left uncorrected may result in deterioration of the repayment prospect for the loan or in Company Bank’s credit position at some future date, (ii) “substandard” shall mean any loan that is inadequately protected by the then-current net worth and paying capacity of the obligor thereof or by the collateral pledged thereunder, if any, which such loan has a well defined weakness or weaknesses and for which a distinct possibility exists that Company Bank will sustain some loss if the deficiencies are not corrected (these loans also include impaired loans), (iii) “doubtful” shall mean any loan having all the weaknesses of loans classified as “substandard”, with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values highly questionable and improbable and (iv) “loss” shall mean any loan considered uncollectible and of such little value that continuing to carry such loan on the books of Company Bank as an asset, without establishment of a specific valuation allowance or charge-off, is not warranted (this classification does not necessarily mean that a loan has absolutely no recovery or salvage value; but rather, it is not practical or desirable to defer writing off a basically worthless asset (or portion) even though partial recovery may be effected in the future).

Section 3.14                                Insurance.  Section 3.14 of the Disclosure Schedule lists all insurance policies in effect as of the date hereof that provide coverage with respect to the business or assets of Company Bank or any Company Bank Subsidiary.  To the Knowledge of Company and Company Bank, all assets and risks of Company Bank and the Company Bank Subsidiaries are covered by valid and currently effective insurance policies in such types and amounts, if any, as are consistent with customary practices and standards of companies similarly situated and engaged in business and operations similar to those of Company Bank and such Subsidiaries.  As of the date hereof, there were no claim(s) in excess of $100,000 made thereunder within the last year.  Company Bank has offered to make available to Parent Bank accurate and complete copies of the insurance policies, bonds and related applications identified on such Schedule.  All such insurance policies and bonds are in full force and effect, and no insurer under any insurance policy or bond has canceled or notified Company of an intention to cancel any such policy or bond or notified Company in writing of an intention not to renew any such policy or bond or generally disclaimed liability thereunder for all submitted claims.  Neither Company nor Company Bank is in material default under any such policy or bond, nor has it failed to give any material notice or present any material claims thereunder in a timely fashion.

Section 3.15                                Litigation.  There is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the Knowledge of Company and Company Bank, threatened, against or affecting Company Bank or Company Bank Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, seeking damages in excess of $250,000, nor is there any judgment, decree, injunction or order of any Governmental Entity outstanding against Company Bank or Company Bank Subsidiary or any of their respective officers, directors or employees, in their capacities as such.

Section 3.16                                Environmental Matters.  (a) The operations of Company Bank and Company Bank Subsidiaries comply in all material respects with all applicable Environmental Laws, and neither Company Bank nor any Company Bank Subsidiaries are subject to any judicial or administrative proceedings alleging the violation of any Environmental Law.  Neither Company Bank nor any Company Bank Subsidiaries have received written notice of any potential liability with respect to any federal, state, local or private investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment.  None of Company Bank or Company Bank Subsidiaries are currently subject to any order, agreement or written directive of a governmental entity to conduct such investigation or remedial action, nor have Company Bank or Company Bank Subsidiaries agreed with a private party to conduct any such investigation or remediation.

“Hazardous Substance” shall mean any pollutant, contaminant, petroleum or any fraction thereof, by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, urea formaldehyde foam, or any solid, hazardous or infectious waste, or any other material identified or regulated pursuant to any Environmental Law.

(b)                                 With respect to the real property currently or formerly owned or currently leased by Company Bank or Company Bank Subsidiaries (“Company Entities Premises”) to the Knowledge of Company and Company Bank:  (x) no part of the Company Entities Premises has been used for the generation, manufacture, handling, storage or disposal of Hazardous Substances except in compliance in all material respects with all applicable Environmental Laws; (y) the Company Entities Premises do not contain any underground storage tanks; and (z) there are no conditions known to be present at any of the Company Entities Premises that are reasonably expected to give rise under any Environmental Law to any material liability on the part of Company Bank or any Company Bank Subsidiary.

Section 3.17                                Regulatory Compliance.  (a) None of Company, Company Bank or any Company Bank Subsidiary has any formal or informal agreements, arrangements or understanding with any Regulatory Agency that would materially impede or delay the ability of Company or Company Bank to obtain any governmental approvals or to consummate the transactions contemplated hereby.

(b)                                 Neither Company Bank, any of the Company Bank Subsidiaries nor any of their directors or officers in their capacities as such is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by any Regulatory Agency that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, a “Company Bank Regulatory Agreement”), nor has Company Bank, any of the Company Bank Subsidiaries nor, any of their directors or officers in their capacities as such been advised in writing by any Regulatory Agency that such Regulatory Agency is considering issuing or requesting any such Company Bank Regulatory Agreement.

(c)                                  Company Bank is rated a “satisfactory” or better under the Community Reinvestment Act of 1977 (the “CRA”).

Section 3.18                                Employee Benefit Plans.

(a)                                  Section 3.18(a) of the Disclosure Schedule contains an accurate and complete list, as of the date hereof, of all Company Benefit Plans and specifically identifies each Company Benefit Plan that is sponsored and maintained by Company Bank.  Company has provided Parent Bank with a true and complete copy of the plan document or summary plan description of each such material written Company Benefit Plan.

(b)                                 With respect to each Company Benefit Plan, Company and its Subsidiaries have complied in all material respects with all applicable Laws and each Company Benefit Plan has been properly administered in all material respects in accordance with its terms.

(c)                                  There is no audit or, to the Knowledge of Company, any investigation (other than routine qualification or registration determination filings) with respect to any Company Benefit Plan before any Governmental Entity and, to the Knowledge of Company, no such audit or investigation has been threatened, except for an audit or an investigation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company Bank.

(d)                                 Other than claims by Company Bank Employees for benefits received in the ordinary course under a Company Benefit Plan, neither Company nor Company Bank nor any Company Bank Subsidiary has received written notice of any pending or threatened claim under a Company Benefit Plan made by any Company Bank Employee that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company Bank.

(e)                                  Neither Company nor Company Bank has any obligation to provide health or welfare benefits to present or future retirees or other former employees or directors of Company Bank, or their respective dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA).

(f)                                    Except as provided under this Agreement, Company Bank and Company neither maintain nor have entered into any Company Benefit Plan that contains any provisions which would cause an increase or acceleration of compensation, benefits or benefit entitlements to employees or former employees, directors or former directors of Company Bank or their respective beneficiaries, as a result of consummation of the transactions contemplated by this Agreement, solely or together with any other event (a “Change of Control Benefit”).  Section 3.18(f) of the Disclosure Schedule lists each employee and director of Company Bank or Company Bank Subsidiaries who is eligible to receive a Change of Control Benefit, and identifies the Company Benefit Plan or provision in this Agreement pursuant to which such employee or director is eligible to receive such benefit.

(g)                                 Section 3.18(g) of the Disclosure Schedule lists (i) the persons who were former employees or directors of Highland Federal Bank (“Highland”) who are receiving, or will receive at some scheduled time in the future, payments from Company Bank for deferred compensation while employees or directors of Highland or other benefits due former employees or directors and (ii) for each such person listed, the net present value of such payments as of May 31, 2004.

Section 3.19                                Tax Matters.  (a) Company Bank and each Company Bank Subsidiary have timely filed (taking into account all available extensions) with appropriate taxing authorities all material Tax Returns required to be filed by them (or such Tax Returns have been filed on their behalf), and such Tax Returns are correct and complete in all material respects.  Company Bank and each Company Bank Subsidiary have paid all Taxes shown thereon as arising.

(b)                                 The accrued and unpaid Taxes of Company Bank and the Company Bank Subsidiaries in respect of periods ending on or before the Balance Sheet Date (excluding, for avoidance of doubt, any Taxes that arise after the Balance Sheet Date) did not materially exceed the reserve for Taxes shown on the Financial Statements as of the Balance Sheet Date (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income).

(c)                                  Company Bank and each Company Bank Subsidiary has withheld amounts from its employees, stockholders, or holders of deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local tax laws, have filed all material federal, state and local returns and reports for all periods for which such returns and reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes, and all payments or deposits with respect to such taxes have been timely made.

(d)                                 Section 3.19(d) of the Disclosure Schedule lists all of the tax sharing, tax allocation, and tax indemnity agreements pursuant to which Company Bank or any Company Bank Subsidiary has any contingent, successor, or outstanding liability for the material Taxes of anyone other than itself.

(e)                                  Section 3.19(e) of the Disclosure Schedule lists all currently pending federal, state, local or foreign audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings with regard to any material Taxes or Tax Returns filed by or on behalf of Company Bank or any Company Bank Subsidiary, and to the Knowledge of Company and Company Bank, no taxing authority has notified Company Bank or any Company Bank Subsidiary of any Audits with regard to any material Taxes or Tax Returns filed by or on behalf of Company Bank or any Company Bank Subsidiary.

(f)                                    Section 3.19(f) of the Disclosure Schedule lists all federal, state and other material Tax Returns filed with respect to Company Bank or any Company Bank Subsidiary for taxable periods ended on or after December 31, 2000, and indicates those Tax Returns that have been the subject of an Audit.  Company has delivered to Parent Bank correct and complete copies of all federal Tax Returns, written examination reports, and written statements of deficiencies assessed against or agreed to by Company Bank or any Company Bank Subsidiary since December 31, 2000.

(g)                                 There are not outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against Company Bank or any Company Bank Subsidiary.

(h)                                 Neither Company Bank nor any Company Bank Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)                                     Neither Company Bank nor any Company Bank Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Company Bank or any Company Bank Subsidiary.  No “excess parachute payment” within the meaning of Section 280G of the Code will be payable to any Person under the current terms of the Company Benefit Plans as a result of the Bank Merger.

(j)                                     The balance of Company Bank’s reserve for bad debts described in Section 593(g)(2)(A)(ii) of the Code does not exceed $5,000,000 as of the date of this Agreement.  Prior to the date of this Agreement, neither Company nor Company Bank has taken any action that could cause either of them to recognize gross income under Sections 593(e)(2) or 593(g)(3) of the Code.

(k)                                  The term “material,” solely for purposes of this Section 3.19, means (i) with respect to Taxes, Taxes exceeding $250,000 and (ii) with respect to Tax Returns or reports, a Tax Return or report that may give rise to liability for Taxes exceeding $250,000.

Section 3.20                                Intellectual Property.  Except as would not have a Material Adverse Effect on Company Bank, Company Bank or a Company Bank Subsidiary owns, or is licensed to use or otherwise possesses legally enforceable rights in, the Company Bank Intellectual Property.  There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings pending with respect to any Company Bank Intellectual Property that is owned by Company Bank of which Company has been notified that would have, individually or in the aggregate, a Material Adverse Effect on Company Bank.  To the Knowledge of Company and Company Bank the use by Company Bank and the Company Bank Subsidiaries of Company Bank Intellectual Property that is owned by Company Bank does not infringe any Intellectual Property rights of any third party.  Neither Company Bank nor any Company Bank Subsidiary has received any written notice from any third party challenging the right of Company Bank or any Company Bank Subsidiary to use any of the Company Bank Intellectual Property that is owned by Company Bank.

Section 3.21                                Labor Matters.

(a)                                  There has not been for a period of 12 consecutive months prior to the date hereof, nor is there existent or, to the Knowledge of Company and Company Bank, threatened, any material strike, slowdown, picketing or work stoppage by Company Bank Employees.

(b)                                 Company and each of its Subsidiaries, including Company Bank, is, to the Knowledge of Company and Company Bank, in compliance in all material respects with all Laws applicable to the employment of the Company Bank Employees.

(c)                                  There are no affirmative action plans, collective bargaining or other collective labor agreements to which Company or any of its Subsidiaries, including Company Bank, is a party governing the terms or conditions of employment of any Company Bank Employee.

Section 3.22                                Compliance with Laws.  (a)  Except as disclosed in the Company Bank’s Financial Statements, the businesses of Company Bank and the Company Bank

Subsidiaries are not being conducted in violation of any applicable Law, including any laws affecting financial institutions (including those pertaining to the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances or other laws or regulations relating to the respective businesses conducted or the properties occupied or used by Company Bank or any Company Bank Subsidiary, except for possible violations which either individually or in the aggregate do not and would not reasonably be likely to have a Material Adverse Effect on Company Bank.

(b)                                 No investigation or review by any governmental entity with respect to Company Bank or any Company Bank Subsidiary is pending or, to the Knowledge of Company Bank or Company, threatened, nor has any governmental entity indicated to Company, Company Bank, or any Company Bank Subsidiary an intention to conduct the same, other than in each case (i) normal regulatory examinations, (ii) reviews, investigations or audits by any taxing authority, and (iii) other investigations or reviews the outcome of which will not have a Material Adverse Effect on Company Bank.

Section 3.23                                Brokers or Finders.  None of Company, Company Bank or any of the Company Bank Subsidiaries has employed any agent, broker, investment banker, financial advisor or other firm or Person who is or will be entitled to any brokers’ or finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement except for Lehman Brothers, Inc., whose fees and expenses will be paid by Company in accordance with Company’s agreement with such firm.

Parent and Parent Bank acknowledge that, except for the representations and warranties contained in this Article III, neither Company, Company Bank, the Company Bank Subsidiaries nor any other Person acting on behalf of them, makes any representation or warranty, express or implied, regarding Company, Company Bank, the Company Bank Subsidiaries, the Shares (or the value thereof) or any transactions contemplated by this Agreement, and Company and Company Bank hereby disclaim any such representation or warranty, notwithstanding the delivery or disclosure to Parent, Parent Bank or their employees, agents or representatives of any information, documents or other material, including any projections, estimates or budgets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT BANK

Except as set forth in the Disclosure Schedule delivered by Parent and Parent Bank to Company and Company Bank not less than five (5) days prior to the execution hereof, Parent and Parent Bank represent and warrant to Company and Company Bank that all of the statements contained in this Article IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date).  For purposes of the representations and warranties of Parent and Parent Bank contained herein, items listed in any section of the Disclosure Schedule shall be considered exceptions to all representations and warranties by Parent and Parent Bank calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more representations or warranties of Parent and Parent Bank, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable.  The inclusion of any information in any section of the Disclosure Schedule or other document delivered by Parent or Parent Bank pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

Section 4.1                                      Organization.  Parent (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and (c) is duly qualified or licensed to do business and, if applicable, in good standing in every jurisdiction in which such qualification and, if applicable, good standing is required.  Parent Bank is a national banking association, duly chartered and validly existing under the laws of the U.S. and has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

Section 4.2                                      Certificate of Incorporation and Bylaws.  (a)  Parent is a corporation organized and existing under the laws of the State of Delaware.  Parent has hereto furnished, or otherwise made available, to Company a complete and correct copy of the Articles of Incorporation and Bylaws, each as amended to the date hereof, of Parent.  Such Articles of Incorporation and Bylaws are in full force and effect as of the date hereof.  Parent is not in violation of any of the provisions of its Articles of Incorporation or Bylaws in any material respect.

(b)                                 Parent Bank is a national banking association existing under the federal laws of the U.S.  Parent Bank has hereto furnished, or otherwise made available, to Company a complete and correct copy of the Articles of Association and Bylaws, each as amended to the date hereof, of Parent Bank.  Such Articles of Association and Bylaws are in full force and effect as of the date hereof.  Parent Bank is not in violation of any of the provisions of its Articles of Association or Bylaws in any material respect.

Section 4.3                                      Authorization; Validity of Agreement.  Each of Parent and Parent Bank has the requisite corporate or other legal entity power and authority to execute, deliver and perform this Agreement and to consummate the Closing.  The execution, delivery and performance by Parent and Parent Bank of this Agreement and the consummation by Parent and Parent Bank of the Closing have been duly authorized by the board of directors of Parent and Parent Bank, and no other corporate action on the part of Parent and Parent Bank or action on the part of the holders of Parent Common Stock or any other class of capital stock of Parent is necessary to authorize the execution, delivery and performance by Parent and Parent Bank of this Agreement or the consummation by Parent and Parent Bank of the Closing.  This Agreement has been duly executed and delivered by Parent and Parent Bank, and, assuming due and valid authorization, execution and delivery hereof by Company and Company Bank, is a valid and binding obligation of Parent and Parent Bank, enforceable against Parent and Parent Bank in accordance with its terms.

Section 4.4                                      Consents and Approvals; No Violations.  (a)  None of the execution, delivery or performance of this Agreement by Parent and Parent Bank or the consummation by Parent and Parent Bank of the Closing require or will require any filing with, or notification, authorization, consent, order or approval of, or action by, any Governmental Entity except (i) the Required Regulatory Approvals or (ii) where failure to obtain such authorization, consent, order, approval or action or to make such filings or notification would not, individually or in the aggregate, either (A) have a Material Adverse Effect on Parent or a material adverse effect on Parent’s or Parent Bank’s ability to consummate the Closing or perform the obligations under this Agreement or (B) impede in any material respect or delay the consummation of the Closing.

(b)                                 Assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and notifications described in Section 4.4(a) have been made, none of the execution, delivery or performance of this Agreement by Parent and Parent Bank or the consummation by Parent and Parent Bank of the Closing (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational document of Parent or Parent Bank, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Parent Bank or any of their Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate in any material respect any Law applicable to Parent, Parent Bank or any of their Subsidiaries or any of their respective properties or assets.

Section 4.5                                      Capitalization.  (a)  As of the date hereof, the authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock of which, as of March 31, 2004, 148,546,543 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding.  Since March 31, 2004, no shares of Parent Common Stock have been issued except pursuant to the exercise of stock options granted under Parent’s stock option plans and Parent’s dividend reinvestment and stock purchase plan.  All of the issued and outstanding shares of Parent Common Stock have been, and all of the shares of Parent Common Stock to be issued in the Bank Merger will be, at the Effective Time, duly and validly authorized and issued, and are or will be, as the case may be, fully paid and non-assessable.  None of the outstanding shares of Parent Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Parent or are subject to any preemptive rights of the current or past shareholders of Parent and none of the outstanding shares of Parent Common Stock is or will be entitled to any preemptive rights in respect of the Bank Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement.

(b)                                 As of the date hereof, Parent does not have outstanding any capital stock or other securities or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or other securities or rights convertible or exercisable into or exchangeable for, shares of the capital stock of Parent or any contracts, commitments, understandings or arrangements by which Parent is or may be bound to issue additional shares of its capital stock, except pursuant to employee and director stock options or other arrangements disclosed in the Parent SEC Reports (as hereinafter defined).  There are no outstanding phantom stock rights or awards and there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

Section 4.6                                      Parent Bank and Parent Filings and Reports; Material Changes.  (a)  Parent has filed, and will continue to file, through the public EDGAR database of the SEC, each report, schedule, registration statement and definitive proxy statement that it was or will be required to file with the SEC pursuant to the Securities Act, or the Exchange Act (other than reports filed pursuant to Section 13(g) of the Exchange Act), since December 31, 2001 (as such documents have since the time of their filing been amended, the “Parent SEC Reports”).  As of their respective dates of filing with the SEC, the Parent SEC Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Parent, including all related notes and schedules, included in the Parent SEC Reports complied or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as at the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments).

(b)                                 Each of Parent Bank, Parent and their Subsidiaries has filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it was or will be required to file with the SEC, the OCC, the FRB, the NYSE and other applicable bank, securities and other regulatory authorities (except filings which are not material).  As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied or will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the applicable authority and, in the case of documents filed with the SEC, did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Other than normal examinations conducted by the IRS, state and local taxing authorities, or the OCC in the regular course of the business of Parent Bank, Parent or their Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the knowledge of Parent Bank and Parent, investigation into the business or operations of Parent Bank, Parent or their Subsidiaries since December 31, 2001.  There is no unresolved violation or exception by the SEC, OCC, FRB or other agency, commission or entity with respect to any report or statement referred to herein that is material to Parent Bank, Parent or any Subsidiary of Parent and Parent Bank on a consolidated basis.  To the extent not available on Parent SEC Reports filed on public databases, Parent has previously made available to Company true and correct copies of all publicly available OCC and FRB filings made by Parent Bank, Parent and any Subsidiary of Parent and Parent Bank during calendar years 2002, 2003 and 2004 (to date).

(c)                                  Since December 31, 2003 to the date hereof, there has been no change in the condition (financial or otherwise), properties, business, or results of operations of Parent or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on Parent.

Section 4.7                                      Litigation.  Except as disclosed in the Parent SEC Reports, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the knowledge of Parent Bank and Parent, threatened, against or affecting Parent Bank, Parent or any Subsidiary of Parent and Parent Bank, or any of their respective officers, directors, employees or agents, in their capacities as such, except for those which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent or to materially impede or delay the ability of Parent or Parent Bank to consummate the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent Bank, or any Subsidiary of Parent and Parent Bank or any of their respective officers, directors, employees or agents, in their capacities as such, which individually or in the aggregate would reasonably be likely to have a Material Adverse Effect on Parent.

Section 4.8                                      Compliance with Laws.  (a)   Except as disclosed in the Parent SEC Reports, the businesses of Parent Bank, Parent and their Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including any laws affecting financial institutions (including those pertaining to the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and all other laws and regulations relating to employees and employee benefits, and any statutes or ordinances or other laws or regulations relating to the respective businesses conducted or the properties occupied or used by Parent Bank, Parent or any Subsidiary of Parent and Parent Bank, except for possible violations which either individually or in the aggregate do not and would not reasonably be likely to have a Material Adverse Effect on Parent.

(b)                                 No investigation or review by any governmental entity with respect to Parent Bank, Parent or any Subsidiary of Parent and Parent Bank is pending or, to the knowledge of Parent Bank and Parent, threatened, nor has any governmental entity indicated to Parent Bank, Parent or any Subsidiary of Parent and Parent Bank an intention to conduct the same, other than normal regulatory examinations and other investigations or reviews the outcome of which will not have a Material Adverse Effect on Parent.

(c)                                  Parent Bank and Parent are in substantial compliance with the applicable provisions of the CRA and the regulations promulgated thereunder.  As of the date of this Agreement, neither Parent Bank nor Parent has been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Parent Bank or any of its Subsidiaries to fail to be in substantial compliance with such provisions.  Parent Bank has not received a CRA rating from an applicable regulatory authority which is less than “satisfactory.”

Section 4.9                                      Regulatory Approvals.  Parent and Parent Bank have no reason to believe that any Required Regulatory Approvals in connection with the transactions contemplated hereby will not be obtained on a timely basis.  Without limiting the foregoing, neither Parent, Parent Bank nor any of their Subsidiaries has any formal or informal agreement, arrangement or understanding with any Regulatory Agency that would materially impede or delay the ability of Parent or Parent Bank to obtain any governmental approvals or to consummate the transactions contemplated hereby.

Section 4.10                                Brokers or Finders.  Neither Parent, Parent Bank nor any of their Subsidiaries or Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Company acknowledges that, except for the representations and warranties contained in this Article IV, neither Parent, Parent Bank nor any other Person acting on behalf of them, makes any representation or warranty, express or implied, regarding Parent, Parent Bank, Common Stock (or the value thereof) or any transactions contemplated by this Agreement, and Parent and Parent Bank hereby disclaim any such representation or warranty, notwithstanding the delivery or disclosure to Company or its employees, agents or representatives of any information, documents or other material, including any projections, estimates or budgets.

ARTICLE V
COVENANTS

Section 5.1                                      Interim Operations of Company Bank.  Except as contemplated by this Agreement, except as set forth in the Disclosure Schedule, except as required by applicable Law and except as may be consented to in writing by Parent Bank (such consent not to be unreasonably withheld or delayed), Company and Company Bank shall use commercially reasonable efforts to provide that, after the date hereof and prior to the Closing Date:

(a)                                  the business of Company Bank and the Company Bank Subsidiaries shall be conducted in the same manner as heretofore conducted and only in the ordinary course;

(b)                                 (i)  neither Company Bank nor any Company Bank Subsidiary shall amend its certificate of incorporation or by-laws or similar organizational documents and (ii) neither Company Bank nor any Company Bank Subsidiary shall (A) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (unless such action with respect to a Company Bank Subsidiary does not reduce Company Bank’s aggregate ownership of such Company Bank Subsidiary), (B) except if by a wholly-owned Subsidiary of Company Bank, declare, set aside or pay any cash or non-cash dividend or any other distribution payable in stock or property with respect to any shares of any class or series of its capital stock, (C) except with respect to securities of wholly owned Subsidiaries of Company Bank, split, combine or reclassify any shares of any class or series of its stock or (D) except with respect to securities of wholly owned Subsidiaries of Company Bank, redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

(c)                                  neither Company Bank nor any Company Bank Subsidiary shall (i) grant any increase in the salary or wages payable or to become payable to directors, officers or employees (except (I) as required by Law, (II) to the extent required under any Company Benefit Plan, (III) for ordinary and normal increases consistent with past practices and not in excess of 5% or (IV) increases granted in accordance with Section 5.7(j)); (ii) pay or agree to pay or accrue any bonus (except (I) as required by Law, (II) to the extent required under any Company Benefit Plan, (III) in the ordinary course of business, consistent with past practice, (IV) bonuses paid or accrued in accordance with Section 5.7(j) or (V) transaction bonuses funded by Company and paid prior to Closing (which such bonuses shall be described in the aggregate in a schedule delivered by Company to Parent Bank no later than five (5) days prior to the Bringdown Date); or (iii) enter into or adopt any Benefit Plan or modify or make any change in any Company Benefit Plan that would materially increase the obligations to Company Bank Employees thereunder except as required by Law;

(d)                                 neither Company Bank nor any Company Bank Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of Company Bank or any Company Bank Subsidiary or, outside of the ordinary course of business, shall acquire an interest in any Person or a substantial portion of the assets or business of any Person or any division or line of business thereof (other than in connection with foreclosures), or, outside of the ordinary course of business, otherwise acquire any material assets (other than in connection with foreclosures);

(e)                                  neither Company Bank nor any Company Bank Subsidiary shall change in any material respect any of the accounting methods used by it unless required or permitted by applicable GAAP or any Regulatory Agency;

(f)                                    neither Company Bank nor any Company Bank Subsidiary shall acquire any real property or become legally committed to any new capital expenditure requiring expenditures after the execution of this Agreement in excess of $250,000 in the aggregate, except for expenditures pursuant to projects consistent with the consolidated capital expenditure budget of Company Bank disclosed in Section 5.1(f) of the Disclosure Schedule (the “Cap Ex Budget”);

(g)                                 except in the ordinary course of business or in accordance with Section 5.23, neither Company Bank nor any Company Bank Subsidiary shall transfer, sell, lease, license, mortgage or create an Encumbrance upon (other than Permitted Encumbrances)

any of their respective assets or properties with a book value in excess of $250,000 in the aggregate or in a transaction that is not arms-length.

(h)                                 neither Company Bank nor any of the Company Bank Subsidiaries shall knowingly take, or knowingly agree to or commit to take, any action that would result in any of the conditions to the Closing set forth in Article VI not being satisfied;

(i)                                     neither Company Bank nor any Company Bank Subsidiary shall, except by way of (i) creation of deposit liabilities, (ii) entering into repurchase agreements with a term of less than one year, (iii) purchases or sales of federal funds with a term of less than one year, (iv) Federal Home Loan Bank advances and (v) sales of certificates of deposit or otherwise in the ordinary course of business consistent with past practice, (A) incur any Indebtedness for borrowed money in an amount in excess of $100,000 individually or $250,000 in the aggregate, (B) assume, or guarantee the obligations of any other Person in an amount in excess of $100,000 individually or $250,000 in the aggregate or (C) except in the ordinary course of business, cancel, release, assign, or modify any indebtedness of any other Person owed to Company Bank or any Subsidiary in an amount of such cancellation, release, assignment or modification in excess of $100,000 individually or $250,000 in the aggregate;

(j)                                     neither Company Bank nor any of the Company Bank Subsidiaries shall enter into, modify or extend any agreement, contract or commitment outside of the ordinary course of business or having a term in excess of one year and involving an expenditure in excess of $250,000, other than letters of credit, loan agreements, deposit agreements and other lending, credit and deposit documents made or incurred in the ordinary course of business and expenditures pursuant to projects consistent with the Cap Ex Budget, and neither Company Bank nor any of the Company Bank Subsidiaries shall knowingly and willfully commit any act or knowingly and willfully fail to commit any act which will cause a material breach of any Material Contract;

(k)                                  without the prior written consent of Parent Bank acting through its Chief Credit Officer or his designee in a written notice to Company Bank, which approval or rejection shall not be unreasonably withheld and shall be given on a timely basis after delivery by Company Bank to such officer of Parent Bank of the complete loan package, not make or commit to make any new loan or letter of credit, or any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in a principal amount in excess of $4,000,000 or that would increase the aggregate credit outstanding in this category to any one borrower (or group of affiliated borrowers) to more than $6,000,000; provided, however, if Parent Bank does not grant or refuse its consent or reasonably request additional information regarding such proposed loan within two Business Days of Parent Bank’s receipt of a complete loan package and Company Bank’s request for consent, then Parent Bank shall be deemed to have granted its consent;

(l)                                     not enter into any securities transaction for its own account or purchase, or otherwise acquire any investment security for its own account, other than (i) U.S. Treasury obligations or direct obligations of agencies of the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Bank System with bullet maturities of less than two years; (ii) mortgage backed pass-through securities, PACs, or Sequentials fully guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or the Federal Home Loan Bank System that (A) are not “significant transactions” as determined in accordance with OTS Thrift Bulletin 13(a) and (B) have an average life of three years or less; (iii) deposits in an account at the Federal Reserve Bank of San Francisco, the Federal Home Loan Bank of San Francisco or Parent Bank; or (iv) Non-Agency Investment Securities consistent with past practices and which will be sold prior to the Valuation Date in accordance with Section 5.23.

(m)                               other than actions taken in accordance with Section 5.23, not make any material changes in its policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, loan underwriting, budgeting, profit and tax planning or any other material aspect of Company Bank’s or any Company Bank Subsidiaries’ business or operations;

(n)                                 not foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon and without first having consulted with Parent Bank; provided, however, that Company Bank and Company Bank Subsidiaries shall not be required to obtain such a report or consult with Parent Bank with respect to any single family, non-agricultural residential property of one acre or less unless Company Bank has reasonable grounds to believe that such property would likely contain Hazardous Substances in such quantities or circumstances that could give rise to remediation obligations or liabilities under any applicable Environmental Law;

(o)                                 not increase or decrease the rate of interest paid on interest-bearing deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

(p)                                 not enter into any new, or extend the terms of, any Derivative Instrument, except with respect to Section 5.22(d), and, except in the ordinary course of business, not modify or amend any Derivative Instrument;

(q)                                 not reclassify any investment security from held-to-maturity or available for sale to trading;

(r)                                    not sell or permit to be sold on its behalf any MarketPath or, after 30 days following the date of this Agreement, SurePath CDs; and

(s)                                  where prohibited by these provisions, neither Company Bank nor any of the Company Bank Subsidiaries shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

Section 5.2                                      Conduct of Business by Parent.  Except as expressly provided by this Agreement, Parent agrees on behalf of itself and its Subsidiaries, including Parent Bank, that they will not, between the date hereof and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Company:

(a)                                  except as may be necessary or required for the purpose of using or increasing any or all of Parent’s authorized capital stock or necessary for the conduct of its business, amend or propose to amend the Articles of Incorporation or Bylaws of Parent or Articles of Association or Bylaws of Parent Bank in any manner that would be materially adverse to Company; or

(b)                                 take any action that would reasonably be likely to (i) materially adversely affect the ability of the parties to this Agreement to obtain any Required Regulatory Approvals or to consummate the transactions contemplated hereby or (ii) materially delay the ability of any of the parties to obtain any Required Regulatory Approvals.

Section 5.3                                      Access; Confidentiality.  (a) From and after the date of this Agreement, Company Bank shall (i) give Parent Bank and its authorized representatives, upon reasonable advance notice and during regular business hours, reasonable access to all books, records, personnel, officers and other facilities and properties of Company Bank and the Company Bank Subsidiaries and (ii) permit Parent Bank to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as Parent Bank may reasonably request; provided, however, that any such access shall be conducted at Parent Bank’s expense, at a reasonable time, under the supervision of Company’s or Company Bank’s personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere with the normal operations of the business of Company Bank.  Nothing herein shall require either Company, Company Bank or any Company Bank Subsidiary to disclose any information to Parent Bank if such disclosure would (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Law, fiduciary duty or binding agreement (including any confidentiality agreement to which Company, Company Bank or any Affiliate of either is a party).  With respect to personnel information relating to Company Bank’s employees, Company Bank shall cooperate with Parent Bank in providing such information sufficiently in advance of the Closing Date to assist Parent Bank in commencing the administration of its payroll, employee benefits and other employee programs as of the Closing Date with respect to Company Bank employees.  Company Bank’s cooperation shall include affording Parent Bank reasonable access to Company Bank’s employees prior to the Closing Date during normal business hours (on terms not unreasonably disruptive to Company Bank’s business and operations) or at other reasonable times for purposes of conducting employee orientation and similar meetings.

(b)                                 The Confidentiality Agreement shall be binding on the parties hereto and in full force and effect until the Closing, at which time it shall terminate only with respect to information relating solely to Company Bank and/or one or more Company Bank Subsidiaries.  The information contained herein, in the Disclosure Schedule or delivered to Parent Bank or its authorized representatives pursuant hereto and the terms and existence of this Agreement and the status of the transactions contemplated hereby shall be deemed to be Evaluation Material (as defined and subject to the exceptions contained in the Confidentiality Agreement) until the Closing.

(c)                                  All information disclosed by Parent or Parent Bank to Company or any of its representatives, whether prior or subsequent to the date of this Agreement including any information obtained by Company or its representatives from, or on behalf of, Parent or

Parent Bank shall be kept confidential by Company and its representatives, except as required by Law, to the same extent and subject to the same use restrictions as apply to Parent, Parent Bank and its representatives under the Confidentiality Agreement.

(d)                                 Notwithstanding the foregoing, the parties hereto and their respective Affiliates and representatives are each hereby expressly authorized to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects of this Agreement and all material of any kind (including opinions or other tax analyses) that are provided to such Person related to such structure and tax aspects and it is hereby confirmed that such Persons have been so authorized since the commencement of discussions between the parties and their respective representatives regarding this Agreement.

Section 5.4                                      Efforts and Actions to Cause Closing to Occur.  (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Parent Bank, Company Bank and Company shall in good faith use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the Closing as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity that may be or may become necessary for the consummation of the Closing, (ii) defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Closing, and (iii) causing to be lifted or rescinded any injunction, decree, ruling, order or other action of any Governmental Entity adversely affecting the ability of the parties to consummate the Closing.  The parties hereto agree to make, or cause to be made, all appropriate applications, filings, notifications and reports required to obtain the Required Regulatory Approvals within 15 Business Days after the date of this Agreement.  In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.  Nothing contained in this Agreement shall require any party hereto to pay any consideration to any other Person (other than nominal filing and application fees to Governmental Entities) from whom any such approvals, authorizations, consents, orders, licenses, permits qualifications, exemptions or waivers are requested.

(b)                                 If any party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby in respect of a Required Regulatory Approval, or otherwise, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c)                                  The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or orders of each applicable Governmental Entity, including:

(i)                                     cooperating with each other in connection with filings required to obtain the Required Regulatory Approvals;

(ii)                                  furnishing to the other party all responsive documents within its possession that is required for any application or other filing to be made by the other party in connection with obtaining the Required Regulatory Approvals;

(iii)                               promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv)                              in the case of Parent Bank, effecting the sale or disposition of, or arranging to hold separate, assets or businesses, or categories of assets or businesses, or taking such other steps as necessary to avoid or eliminate each and every impediment under any law that may be asserted by any Regulatory Agency in connection with the Required Regulatory Approvals, in each case to the extent necessary or required to consummate the Closing; provided, that (A) any such sale, disposition or other steps with respect to any assets or business of Company Bank would not have, in the aggregate, a Material Adverse Effect on Company Bank or (B) any such sale, disposition or other steps with respect to any assets or business of Parent or Parent Bank would not have, in the aggregate, a Material Adverse Effect on Company Bank if taken with respect to a comparable amount of assets or business of Company Bank; and

(v)                                 consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings relating to the Required Regulatory Approvals.

Section 5.5                                      Tax Matters.

(a)                                  Apportionment of Taxes.

(i)                                     In order to appropriately apportion any Taxes relating to a period that includes the Closing Date, the parties hereto will, to the extent permitted by applicable Law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of Company Bank and the Company Bank Subsidiaries (a “Short Period”), and such period shall be treated as a Short Period and a period ending on the Closing Date for purposes of this Agreement.

(ii)                                  In any case where applicable law does not permit Company Bank or any Company Bank Subsidiary to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to operations of whichever among Company Bank and the Company Bank Subsidiaries cannot make the election required by Section 5.5(a)(i) above, for the period which would have qualified as a Short Period if such election had been permitted by applicable law (an “Interim Period”) shall be (A) in the case of a Tax that is not based on net income, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in the Interim Period, and the denominator of which is the total number of days in such period, and (B) in the case of a Tax that is based on net income, the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period based upon an interim closing of the books.

(iii)                               Except as contemplated by this Agreement, Company shall indemnify Company Bank, the Company Bank Subsidiaries, Parent Bank and each Affiliate of Parent Bank from and against (A) all Taxes imposed on Company Bank or any Company Bank Subsidiary in respect of its income, business, property or operations or for which Company Bank or any Company Bank Subsidiary may otherwise be liable for any period ending prior to or on the Closing Date, including any Short Period or Interim Period, other than any Transfer Taxes, (B) all Taxes imposed on any member of an affiliated, consolidated, combined or unitary group of which Company Bank or any Company Bank Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (C) any and all Taxes arising out of a breach of the representations contained in Section 3.19, or (D) any costs or expenses with respect to Taxes indemnified hereunder; provided (I) that Company shall be liable only if and to the extent that such Taxes exceed by more than $250,000 the amount, if any, of any reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and accrued liabilities for Taxes taken into account in the Total Stockholder’s Equity as of the Measurement Date and (II) no indemnity shall be provided under this Section 5.5(a)(iii) for any Taxes resulting from any transaction of Company Bank or any Company Bank Subsidiary occurring on the Closing Date that is not in the ordinary course of business, including any transaction contemplated by this Agreement.  Except as contemplated by this Agreement neither Company Bank nor any Company Bank Subsidiary shall engage in any transaction on the Closing Date that is not in the ordinary course of business.  Except as provided in this Section 5.5, Company shall be under no obligation to indemnify, under this Section 5.5 or otherwise, for any Taxes of Company Bank or of any Company Bank Subsidiary.  Parent Bank shall be responsible for Taxes and associated expenses not allocated to Company pursuant to this Section 5.5.

(iv)                              From and after the Closing Date, Parent Bank, Company Bank and the Company Bank Subsidiaries shall indemnify Company and its Affiliates for (A) any and all Taxes imposed on Company Bank and the Company Bank Subsidiaries that are not subject to indemnification pursuant to Section 5.5(a)(iii) or any taxable period or portion thereof that begins after the Closing Date and that are imposed on Company Bank or any Company Bank Subsidiary and (B) any costs or expenses with respect to Taxes indemnified hereunder.

(v)                                 Payment by the indemnitor of any amount due under this Section 5.5 shall be made within 30 days following written notice by the indemnitee that payment of such amounts to the appropriate tax authority is due, provided that the indemnitor shall not be required to make any payment earlier than 2 Business Days before it is due to the appropriate tax authority.  If Company receives an assessment of other notice of Taxes due with respect to Company Bank or any Company Bank Subsidiary for any period ending on or before the Closing Date (other than Taxes of any affiliated, combined, consolidated or unitary group which included Company Bank or any Company Bank Subsidiary) for which Company is not responsible, in whole or in part, pursuant to Section 5.5(a)(iii), then Parent Bank shall pay such Taxes, or if Company pays such Taxes, then Parent Bank or Company Bank shall pay to Company, in accordance with the first sentence of this Section 5.5(a)(v), the amount of such Taxes for which Company is not responsible.  In the case of a Tax that is contested in accordance with the provisions of Section 5.5(e), payment of the Tax to the appropriate tax authority will not be considered to be due earlier than the date a final determination of such effect is made by the appropriate taxing authority or court.

(vi)                              Transfer Taxes and Other Closing Expenses.  Notwithstanding anything to the contrary in this Agreement, Parent Bank shall pay directly, or reimburse Company promptly upon demand and delivery of proof of payment, all excise, sales, transfer, documentary, filing, recordation and other similar taxes, levies, fees and charges, if any (including all real estate taxes and conveyances and recording fees, if any) that may be imposed upon, or payable or collectible or incurred in connection with, this Agreement and the transactions contemplated hereby (such Taxes, “Transfer Taxes”).  Company shall cooperate with Parent Bank and, subject to the other terms of this Agreement, take any action reasonably requested by Parent Bank, which does not cause Company to incur any cost or material inconvenience in order to minimize Transfer Taxes.  Notwithstanding the provisions of Section 5.5(b), which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least 10 Business Days prior to the due date for such Tax Returns.  Except as set forth in Section 5.17(i), all other expenses of Closing will be paid by the party incurring such expense.

(b)                                 Tax Returns.  (i) ( A) Company shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed by or on behalf of Company Bank or any Company Bank Subsidiary on or prior to the Closing Date (without taking into account any extensions received from the relevant tax authorities); and (B) such Tax Returns shall be true, correct and complete in all material respects (except to the extent of amounts reserved or accrued for Tax liabilities in calculating the Total Stockholder’s Equity as of the Measurement Date) and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable federal, state, local or foreign Tax laws, regulations or rules.

(ii)                                  Parent Bank shall be responsible for the preparation and timely filing (taking into account any extensions received from the relevant tax authorities) of all Tax Returns required by law to be filed by or on behalf of Company Bank or any Company Bank Subsidiary after the Closing Date (without taking into account any extensions received from the relevant tax authorities), it being understood that all Taxes in respect of any such period shall be the responsibility of Parent Bank, except for such Taxes which are allocated to Company under Section 5.5(a).  Such Tax Returns, to the extent they may give rise to an obligation of Company to indemnify

Parent Bank for Taxes under this Section 5.5, shall be true, correct and complete in all material respects and shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in law.

(iii)                               Company shall be entitled to review and comment on any Tax Returns for Company Bank or any Company Bank Subsidiary for any taxable period that relates to any day(s) on or prior to the Closing Date before such Tax Return is filed.  Parent Bank shall submit a draft of any such Tax Return (with copies of any relevant schedules, work papers and other documentation then available) to Company at least 45 days before the date such Tax Return is required to be filed with the relevant tax authority.  Company shall have the option of providing to Parent Bank, at any time at least 15 days prior to the due date, written instructions as to how Company wants any, or all, of the items for which it may be liable reflected on such Tax Return and Parent Bank shall, in preparing such return, cause the item for which Company is liable hereunder to be reflected in accordance with Company’s instructions, provided that Company provides Parent Bank with an opinion of nationally recognized tax counsel concluding that there is substantial authority within the meaning of U.S. Treasury regulation section 1.6662-4(d) for the position reflected in Company’s instructions, and, in the absence of having received such instructions, in accordance with past practice, if any, to the extent permissible under applicable Law.

(iv)                              Company may, in its sole and absolute discretion, amend any Tax Return filed or required to be filed for any taxable years or periods ending on or before the Closing Date; provided that such amended return will not have the effect of increasing Parent’s or Parent Bank’s liability for Taxes for any period following the Closing Date unless Company indemnifies Parent or Parent Bank, as applicable, for such increased liability for Taxes.  Company shall be entitled to provide to Parent Bank written instructions as to the amendment of any Tax Return filed or required to be filed by or on behalf of Company Bank or any Company Bank Subsidiary for any taxable years or periods ending on or before the Closing Date, at any time at least 45 days before the date such amendment is required to be filed with the relevant tax authority.  Parent Bank shall prepare such amendment in accordance with such instructions, provided that Company provides Parent Bank with an opinion of nationally recognized tax counsel concluding that there is substantial authority within the meaning of U.S. Treasury regulation section 1.6662-4(d) for the position reflected in Company’s instructions, and shall cause the relevant entity to file for and use its reasonable best efforts to obtain the receipt of any refund to which Company is entitled under Section 5.5(c)(iv).  Company may elect to direct the prosecution of any such refund claim.

(c)                                  Certain Post-Closing Actions which Affect Company’s Liability for Taxes.

(i)                                     Parent Bank shall not permit Company Bank to take any action that reasonably could be expected to increase Company’s liability for Taxes without Company’s written consent, such consent not to be unreasonably withheld.

(ii)                                  None of Parent Bank or any Affiliate of Parent Bank shall (or shall cause or permit Company Bank or any Company Bank Subsidiary to) amend, refile or otherwise modify any Tax Return relating in whole or in part to Company Bank or any Company Bank Subsidiary with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Company, such consent not to be unreasonably withheld or delayed (it being understood that if the amended or otherwise modified Tax Return increases Company Bank’s or any Company Bank Subsidiary’s liability for Taxes for which Company is liable under this Agreement, Company’s non-consent to such amendment or modification would be deemed to be reasonable).

(iii)                               None of Parent Bank or any Affiliate of Parent Bank shall carryback for federal, state, local or foreign tax purposes to any taxable period, or portion thereof, of Company Bank or Company or any Affiliate of Company ending before, or which includes, the Closing Date, any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from or generated in connection with a taxable year of Parent Bank or any Affiliate of Parent Bank, or portion thereof, ending on or after the Closing Date except to the extent Company provides its specific authorization for such a carryback, which authorization may be withheld in Company’s sole discretion.

(iv)                              Any Tax refund or credit (including interest paid or credited with respect thereto) received or used, in the case of a credit, by Parent Bank, Company Bank or any Company Bank Subsidiary of Taxes (i) relating to taxable periods or portions thereof ending on or before the Closing Date (except for any refund taken into account in the calculation of the Total Stockholder’s Equity as of the Measurement Date, which shall be the property of Parent Bank, and if paid to Company, shall be paid over promptly to Parent Bank) or (ii) attributable to an amount paid by Company under Section 5.5(a) hereof, shall be the property of Company, and if received by Parent Bank, Company Bank or any Company Bank Subsidiary shall be paid over promptly to Company.  If an examination of any federal, state, local or other Tax Return of Company, Company Bank or any Company Bank Subsidiary for any taxable period ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment which permits Parent Bank, Company Bank or any Company Bank Subsidiary to increase deductions, losses or tax credits or decrease the amount of reportable income, gains or recapture of tax credits (including by way of any increase in basis) for one or more periods ending after the Closing Date, Company shall notify Parent Bank and provide it with adequate information so that Parent Bank can reflect on its or Company Bank’s Tax Returns such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits.  Parent Bank shall pay to Company, within 30 days of the receipt of such information, the amount of any resulting Tax Benefit.  For this purpose, Parent Bank, Company Bank or any Company Bank Subsidiary shall be deemed to recognize a Tax Benefit if, and to the extent that, its cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits exceeds its actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits (“Tax Benefit”).

(d)                                 Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements or arrangements, written or oral, between Company and Company Bank, shall terminate as of the Closing.

(e)                                  Contests.

(i)                                     After the Closing Date, Parent Bank shall promptly notify Company in writing of the proposed assessment of the commencement of any Audit or court proceedings or of any demand or claim on Parent Bank or Company Bank or any Company Bank Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by Company under Section 5.5(a).  Such notice shall contain factual information (to the extent known to Parent Bank or Company Bank) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.  If Parent Bank fails to give Company prompt notice of an asserted Tax liability as required by this Section 5.5(e), and such failure results in actual prejudice to Company’s ability to contest the asserted Tax liability, then Company shall be relieved of its obligation to indemnify for any loss arising out of such asserted Tax liability to the extent of such actual prejudice.

(ii)                                  In the case of an Audit or court proceeding (a “Contest”) that relates to a taxable period ending prior to or on the Closing Date, including any Short Period or Interim Period, Company shall have the sole right, at its expense, to control the conduct of such Contest.

(iii)                               With respect to periods beginning before the Closing Date and ending after the Closing Date, Company may elect to direct, through counsel of its own choosing, any Contest with respect to any asserted Tax liability with respect to which Parent Bank may seek an indemnity from Company under Section 5.5(a); provided that Company shall consult with Company Bank regarding any such Contest and shall allow Company Bank to participate in any such proceeding and provided, further, that no settlement or other disposition of any claim for Tax which would adversely affect Company Bank, any Company Bank Subsidiary or Parent Bank in such taxable periods or subsequent taxable periods shall be agreed to without Company Bank’s prior written consent, such consent not to be unreasonably withheld or delayed.  If Company elects to direct a Contest, they shall within 60 days of receipt of the notice of asserted Tax liability notify Parent Bank of their intent to do so, and Parent Bank shall cooperate and shall cause Company Bank and the Company Bank Subsidiaries to cooperate, at Company’s expense, in each phase of such Contest.  If Company elects not to direct the Contest, Parent Bank or Company Bank may pay, compromise, or contest such asserted liability.  In such a case, neither Parent Bank nor Company Bank may settle or compromise any asserted liability without the consent of Company, which consent shall not be unreasonably withheld or delayed.

(iv)                              Parent Bank and Company agree to cooperate, and Parent Bank agrees to cause Company Bank and the Company Bank Subsidiaries to cooperate, in the defense against or compromise of any claim in any Audit or court proceeding.

(f)                                    Cooperation and Exchange of Information.  Company and Parent Bank shall provide each other with cooperation and information as either of them reasonably may request of the other in filing any Tax Returns pursuant to this Section 5.5 and any Audit or other proceeding with respect to Taxes.  Such cooperation and information shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.  Each party shall retain all books and records with respect to Tax matters pertinent to Company Bank and Company Bank Subsidiaries relating to any taxable period beginning before the Closing Date and ending after the Closing Date until the expiration of the statue of limitations (and, to the extent notified by Parent Bank or Company, any extensions thereof) of the respective taxable periods; provided that a party shall not dispose of any materials if at least 90 days before the end of such period the other party has notified the disposing party of its desire to review such material in which case such other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such materials.

(g)                                 Survival.  Company’s obligation to indemnify Parent Bank for Taxes under this Section 5.5 shall survive the Closing until 30 days following the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof, provided that such waiver, mitigation or extension was provided with Company’s prior written consent) on assessment of the relevant Tax.  Notwithstanding the foregoing, Company shall not be responsible for any claim for indemnification unless Parent Bank shall have, prior to the expiration of the relevant statute of limitations, advised Company in writing of the facts that constitute or may give rise to an alleged claim for indemnification under this Section 5.5 (such claim, a “Tax Claim”), specifying in reasonable detail the basis under this Agreement for such claim.

(h)                                 Exclusive Remedy.  Notwithstanding anything to the contrary in this Agreement, Tax Claims will be governed exclusively by this Section 5.5.

(i)                                     Tax Covenants.  Parent Bank and Company intend the transactions contemplated by this Agreement to qualify as a reorganization within the meaning of Section 368(a) of the Code.  Each party will both before and after the Closing Date (i) use its reasonable best efforts to cause such transactions to so qualify, (ii) refrain from taking any action that will cause such transactions to fail to so qualify, and (iii) report the transactions for Tax purposes as a qualifying reorganization.  In addition, except as contemplated in this Agreement and the transactions contemplated hereby, neither Company nor Company Bank will take any action that could cause either of them to recognize gross income under Sections 593(e)(2) or 593(g)(3) of the Code on or prior to the Closing Date.

(j)                                     Certification.  Company, Company Bank, Parent and Parent Bank shall execute and deliver to Bingham McCutchen LLP, counsel to Parent and Parent Bank, certificates substantially in the forms attached hereto as Exhibit C (in the case of Company and

Company Bank) and Exhibit D (in the case of Parent and Parent Bank) at such time or times as reasonably requested by Bingham McCutchen LLP in connection with their respective deliveries of tax opinions with respect to the transactions contemplated hereby.  None of Company, Company Bank, Parent or Parent Bank shall take or cause to be taken, either prior to or after the Effective Time, any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the representations in such certificates.

Section 5.6                                      Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent Bank and Company.  Each of Parent Bank and Company shall, and shall cause each of its Affiliates to, not issue or cause the publication of any press release or disclosure with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by Law or by any listing agreement with a national securities exchange, international securities exchange or trading market.

Section 5.7                                      Employees; Employee Benefits.  (a) Subject to the terms of this Section 5.7, Parent Bank will honor in accordance with their terms (i) all employee benefit obligations to current and former employees of Company Bank under Company Benefit Plans accrued, earned or otherwise available as of the Effective Time and (ii) all employment or severance agreements with any such employees entered into prior to the date hereof.

(b)                                 Following the Closing Date, Parent Bank shall provide or make available to the employees of Company Bank participation in Parent Bank Benefit Plans (other than the Parent Bank Separation Pay Plans), on the same terms available to similarly situated employees of Parent Bank (i) with full credit for prior service to the extent it would have been credited by Company and Company Bank for all purposes other than determining eligibility, vesting or benefit accrual under any Parent Bank defined benefit plan or Parent Bank’s retiree medical benefit plan and (ii) with respect to any Parent Bank Benefit Plan that is a medical, dental, other health, life insurance or disability plan, without any waiting periods, evidence of insurability (except to the extent and in a manner consistent with any requirement under an applicable Parent Bank Benefit Plan to provide such evidence to an independent insurer to be eligible for group life insurance), or application of any pre-existing condition limitations.  For purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses under the health plans of Parent Bank, Parent Bank will cause all such health plans to honor any expenses incurred by the employees of Company Bank and their beneficiaries under similar plans of Company, in which such expenses apply, during the portion of the calendar year in which the Closing Date occurs.  Following the Closing Date, Parent Bank shall provide or make available to each employee of Company Bank participation in the Parent Bank Separation Pay Plans but only after any other severance arrangement applicable to such employee has terminated.

(c)                                  Except as otherwise provided in Section 5.7(a) with respect to individuals with claims under and in respect to the Severance Plan (as defined in Section 5.7(d)) and any other Company Bank Employees who are parties to separate agreements providing for the payment of severance benefits, in lieu of any other Company Bank severance plan payments, Company Bank Employees who, by reason of the transactions contemplated by this Agreement, become employees of Parent Bank and are thereafter terminated by Parent Bank within twelve months following the Closing Date, will be provided severance benefits by Parent Bank in accordance with Section 5.7(c) of the Disclosure Schedule.  Thereafter, Company Bank Employees who are terminated other than for cause by Parent Bank shall be eligible to participate in Parent Bank’s other severance plans and programs on the same terms available to similarly situated employees, with full credit for prior service to the extent it would have been credited by Company Bank.  From and after the Closing, Parent and Parent Bank shall indemnify, defend and hold harmless Company and its Affiliates from and against, and shall pay or reimburse each such Person for, any and all Losses of Company or any of its Affiliates arising in connection with, as a result of or otherwise in respect of any actual or alleged termination or constructive termination of the employment of any Company Bank Employee at or after the Closing, including any such actual or alleged constructive termination arising as a direct or indirect result of the consummation of the transactions contemplated by this Agreement.

(d)                                 Effective from and after the Closing, Parent Bank shall assume, honor, pay and perform any and all obligations and liabilities in respect of, and shall indemnify, defend and hold harmless Company and its Affiliates from and against, and shall pay or reimburse each such Person for, any and all Losses of Company, any of its Affiliates or any Company Benefit Plan to or in respect of any Company Bank Employee (or any of his beneficiaries or dependents) for:

(i)                                     claims for hospital, medical, dental or other health benefits, expenses or other reimbursement relating to any medical service, product or confinement provided to or in respect of any Company Bank Employee (or his eligible dependents) incurred but not paid prior to the Closing Date to the extent such claims are recorded on the books of Company Bank as of the Closing Date in accordance with GAAP and, with respect to Company Bank Employees that are employees of Company Bank as of the Closing, such claims incurred on or after the Closing Date in excess of premiums paid to Company pursuant to the continuation of medical coverage requirements of Section 4980B of the Code or any similar state Law;

(ii)                                  subject to the payment by Company of the Severance Plan Adjustment Payment to Company Bank immediately prior to the Closing, compensation and benefit amounts payable in accordance with the terms of the First Amended and Restated Brooke Holdings, Inc. Change of Control Severance Plan, as in effect immediately prior to the Closing Date (the “Severance Plan”), in respect of any Company Bank Employee eligible to participate in the Severance Plan immediately prior to the Closing Date and all claims in respect thereof, provided that, with the prior written consent of any such Company Bank Employee and subject to such Company Bank Employee’s prior execution and delivery to Company of a valid general release of all claims against Company or any of its Affiliates, in form and substance satisfactory to Company, Parent and Parent Bank may agree to pay or provide such Company Bank Employee compensation and/or benefits in lieu of any payments of benefits such Company Bank Employee is or may become entitled to under the Severance Plan; and

(iii)                               subject to the transfer by Company to Company Bank, immediately prior to the Closing, of an amount, in cash, equal to the aggregate amount credited, immediately prior to the Closing, to the account balances of the Company Bank

Employees under the Company Deferred Income Plan employed by Company Bank as of the Closing (the “Deferred Compensation Payment”), claims of any such Company Bank Employee under or in respect of the Company Deferred Income Plan.

(e)                                  For purposes of Section 5.7(d), “Severance Plan Adjustment Payment” shall mean an amount, in cash, equal to the excess of (i) the sum of (A) the aggregate cash compensation that would be payable under the Severance Plan to Company Bank Employees who are eligible to participate in the Severance Plan immediately prior to the Closing in connection with a qualifying termination of any such employee’s employment as of the Closing based on such Company Bank Employees’ current annual rate of salary plus (B) the estimated aggregate cash value of the health and welfare benefits available to such Company Bank Employee and (C) the amount payable to or in respect of such Company Bank Employee under the Severance Plan for defined contribution plan contributions, over (ii) the amount accrued on Company Bank’s books as of the Closing Date for payments to Company Bank Employees then covered under the Severance Plan in respect of any long-term or annual incentive compensation, such excess to be reduced by any Tax Benefit to Company Bank attributable to a hypothetical payment of such excess amount by Company Bank to Company Bank Employees immediately prior to the Closing.  Immediately prior to the Closing, Company shall (x) deliver to Parent Bank a written schedule setting forth the portion of the Severance Plan Adjustment Payment allocable to each eligible Company Bank Employee (in substantially the form, and using the methodology, set forth in Section 5.7(e) of the Disclosure Schedule), without reduction for any related Tax Benefit or accrual, and the portion of the Deferred Compensation Payment allocable to each eligible Company Bank Employee and (y) transfer to Company Bank an amount equal to the sum of (i) the Severance Plan Adjustment Payment and (ii) the Deferred Compensation Payment.

(f)                                    Company Bank shall adopt a resolution of its Board of Directors to terminate its participation in the Company Defined Contribution Retirement Plan (the “DC Plan”), such termination to be effective immediately prior to the Closing, and shall vest the account balances of those Company Bank Employees who are active participants in the DC Plan as of such termination.  Company Bank shall provide to Parent Bank copies of all executed resolutions by the Board of Directors of Company Bank terminating participation in the DC Plan.  Immediately prior to the Closing, Company Bank shall contribute an aggregate cash amount to the trust forming part of the DC Plan on behalf of those Company Bank Employees who are active participants in the DC Plan immediately prior to such termination of Company Bank participation (the “Affected Employees”) equal to the sum of (i) the “Employer Matching Contribution” (as defined in the DC Plan) payable for the calendar year in which the Closing occurs under the terms of the DC Plan with respect to the elective deferral contributions actually made by the Affected Employees to the DC Plan for the portion of the calendar year in which the Closing occurs ending on the Closing Date and (ii) a pro rata portion of the “Employer Profit Sharing Contribution” (as defined in the DC Plan) payable in respect of the Affected Employees for the calendar year in which the Closing occurs under the terms of the DC Plan, at a contribution rate of not less than 4% and not greater than 6% with such rate determined by Company in accordance with existing procedures, such pro rata portion to be determined by multiplying the annualized amount of such Employer Profit Sharing Contribution by a fraction, the numerator of which is the number of days in the portion of calendar year in which the Closing occurs ending on the Closing Date and the denominator of which is 365; provided that the amount of such Employer Matching Contribution and Employer Profit Sharing Contribution shall be determined without regard to any requirement under the DC Plan that a participant be employed on the last day of a year.

(g)                                 From and after the Closing, Parent Bank shall continue in effect the Company Bank Deferred Income Plan (the “Company Bank DIP”) in accordance with its terms as in effect immediately prior to the Closing, subject to the following:

(i)                                     The Company Bank DIP shall have been amended prior to the Closing to exclude liability for payment of deferred compensation thereunder to persons who are not current employees of Company Bank at the Closing, and Parent Bank shall not have any liability for the payment of any deferred compensation to such persons under the Company Bank DIP or otherwise;

(ii)                                  Parent Bank shall be substituted for Company under the Company Bank DIP effective as of the Closing, and, subject to Section 5.7(g)(iii) and (iv), shall have full power and authority to amend or terminate such plan in any respect, in its sole discretion, in accordance with the terms of such plan;

(iii)                               Parent Bank may specifically amend the Company Bank DIP effective immediately following the Closing to terminate the ability of employees to defer compensation under that plan, and to provide that all amounts for which deferral elections are in effect under the Company Bank DIP as of the Closing (whether earned before or after the Closing and, including current elections to defer any bonuses payable in connection with the Bank Merger and/or any amounts payable under the Severance Plan) (the “Existing Elections”) (it being understood that, with respect to each participant, a separate Existing Election is in place for each deferral plan year and, with respect to 2004, two separate Existing Elections are in place for each participant who is also a participant in the Severance Plan and who elected to defer any amount payable in connection with the Bank Merger or any amount payable under the Severance Plan) shall be honored and deferred and payable on a deferred basis under the deferred compensation plan maintained by Parent Bank in accordance with terms of the Parent Bank DIP, as it may be amended from time to time (the “Parent Bank DIP”) (including the provisions of Parent Bank’s deferred compensation plan applicable to subsequent deferral elections and deemed investment returns); provided, however, that Parent Bank shall not cause, and no amendment, termination or other action with respect to the Company Bank DIP or Parent Bank DIP shall result in, the payment or distribution of any amount covered by any of the Existing Elections prior to the expiration of the deferral period for such amount specified in the applicable Existing Election; and shall permit each of the Existing Elections to be amended once, after the Closing, subject to and in accordance with such reasonable timing and other procedural requirements as Parent Bank may impose, to further defer the commencement of distribution of an amount covered by such Existing Election for a minimum of five years, except for an amendment to the Company DIP or the Parent DIP or the limitation on the one additional change to the Existing Elections, in each case that is required to be made due to a change in Law after the date of this Agreement to preserve the continued tax deferral of amounts covered by Existing Elections;

(iv)                              Parent Bank shall permit those Company Bank Employees who are otherwise eligible to participate in the Parent Bank DIP with respect to the deferral of compensation after the Closing to participate in the Parent Bank DIP and shall have no obligation to permit Company Bank Employees who are not otherwise eligible to participate in such plan after the Closing to so participate, except to the extent the provisions of such plan apply to the payment of amounts deferred by such employees pursuant to Existing Elections; and

(v)                                 No party hereto makes any representation or warranty regarding the inclusion or exclusion from federal, state or local taxes of any amounts deferred under the Company Bank DIP or the Parent Bank DIP, pursuant to this Agreement or otherwise, or of earning or losses attributable to those amounts.

(h)                                 [reserved]

(i)                                     Subject to the payment by Company of the LTIP Payment to Company Bank immediately prior to the Closing, Parent Bank shall pay to each participant in Company Bank’s Long-Term Incentive Plan listed on Section 5.7(i) of the Disclosure Schedule in a single lump sum as soon as reasonably practical following the Closing a cash amount equal to the “LTIP Payout” for such participant.  For purposes of Section 5.7(i), “LTIP Payment” shall mean an amount, in cash, equal to the excess of (i) the LTIP Payout, as set forth in Section 5.7(i) of the Disclosure Schedule over (ii) the amount accrued for payments to such participants under the Company Bank’s Long-Term Incentive Plan immediately prior to the Closing Date, reduced by any Tax Benefit to Company Bank attributable to a hypothetical payment of such excess amount by Company Bank to Company Bank Employees immediately prior to the Closing.  Immediately prior to the Closing, Company shall transfer to Company Bank the LTIP Payment.

(j)                                     Parent, Parent Bank, Company and Company Bank shall participate in good faith to develop retention programs to retain the services of key employees of Company Bank.  Without limiting the foregoing, Company Bank shall have the right, after consultation with Parent Bank, to offer retention bonuses or other retention incentives that in each case Company Bank determines in its reasonable judgment are necessary or advisable to retain such key employees.

(k)                                  Prior to the Closing, Company Bank shall, and from and after the Closing, Parent Bank shall, continue to make normal accruals on its books during 2004 and, if the Closing does not occur in 2004, 2005 for customary bonus payments to Company Bank Employees and to pay such bonuses, not to exceed the amount of accruals, in accordance with past practices except as to those payments Company Bank is obligated to make on or after the Closing pursuant to the terms of any Company Bank bonus plan or other agreement or Company Benefit Plan that requires the acceleration of the payment of any such bonus.

(l)                                     Company Bank shall pay Company Bank Employees immediately prior to the Closing for all unused “personal time off” hours accrued on the books of Company Bank as of the Closing Date.  As soon as practicable after the Closing Date, Parent Bank shall credit Company Bank Employees with “sick hours” for all accrued but unused hours recorded on the books of Company Bank as “disability days,” up to a maximum of 50 days, which thereafter shall be governed by Parent Bank’s policies regarding use of sick hours.

(m)                               The Severance Plan Adjustment Payment, the Deferred Compensation Payment and any other amounts payable by Company under this Section 5.7 shall be reduced by the amount of any Allowed Dividends that have not been paid.  Such reduction shall not affect in any manner the obligations of Parent Bank under this Section 5.7.

Section 5.8                                      Director and Officer Indemnification.  To the fullest extent not prohibited by law, from and after the Closing, all rights to indemnification now existing in favor of each present and former director and officer of Company Bank and any Company Bank Subsidiary with respect to their activities as such prior to or at the Closing, as provided in their respective articles of incorporation, bylaws or similar organizational documents in effect on the date of such activities or otherwise in effect on the date hereof, shall survive the Closing and shall continue in full force and effect for a period of not less than two (2) years from the Closing.

Section 5.9                                      Transition Services.  Each of Company and Parent Bank shall prior to the Closing execute and deliver to the other party thereto a transition services agreement in substantially the form attached hereto as Exhibit E.

Section 5.10                                Intercompany Accounts.  Notwithstanding anything herein to the contrary, Company and its Affiliates shall manage all Intercompany Accounts between Company Bank or any Company Bank Subsidiary, on the one hand, and Company and its Affiliates (excluding Company Bank and the Company Bank Subsidiaries), on the other hand, as disclosed in Disclosure Schedule 5.10, in accordance with past practice or in a manner intended to effect the transactions contemplated hereby.  All Intercompany Accounts will be settled within 45 days following the Closing Date.

Section 5.11                                Knowledge of Breach; Prior Knowledge.  If prior to the Closing, Parent or Parent Bank shall have actual knowledge of any breach of a representation, warranty or covenant of Company and Company Bank, Parent or Parent Bank, as the case may be, shall promptly notify Company of its knowledge, in reasonable detail.  No breach by Company or Company Bank of any representation, warranty, covenant, agreement or condition of this Agreement shall be deemed to be a breach of this Agreement for any purpose hereunder, and Parent and Parent Bank shall not have, and shall cause its Affiliates not to assert, any claim or recourse against Company or its directors, officers, employees, Affiliates, controlling persons, agents, advisors or representatives with respect to such breach, under Article VIII or otherwise, if Parent or Parent Bank or any Affiliate of Parent or Parent Bank had knowledge prior to the execution of this Agreement of such breach.  For purposes of this Section 5.11, “knowledge of Parent or Parent Bank” shall mean the actual (and not constructive or imputed) knowledge of Jeffrey Morrow, David Dobon, Morris Hirsch, Kenneth Holdway, Mag Wangsuwana, Michael Pearce, Elaine Macey, Paul Fearer, Christopher Niles, and Jeffrey Orsborn.

Section 5.12                                Maintenance of Books and Records.  After the Closing, each of the parties hereto shall preserve, until at least the eighth anniversary of the Closing Date, all pre-Closing Date records possessed or to be possessed by such party relating to Company Bank.  After the Closing Date and up until at least the eighth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable law.  Such records may be sought under this Section for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records.  Notwithstanding the foregoing, any and all such records may be destroyed by a party prior to such eighth anniversary if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the 60th day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

Section 5.13                                Company’s Trademarks; Non-Competition.  (a) Notwithstanding anything to the contrary contained in this Agreement (subject to Section 5.13(c)), it is expressly agreed that (a) Parent Bank is not purchasing, acquiring or otherwise obtaining the right to use, and neither Company Bank nor any Company Bank Subsidiary will be entitled to retain following the Closing Date, any right, title or interest in (including the right to use) any of Company’s Trademarks or any Trademark employing the word “Jackson”, the initials “JFB” or any part or derivation of the foregoing or anything confusingly similar thereto and (b) none of Company Bank, any Company Bank Subsidiary, Parent Bank or its Affiliates shall make any use of the foregoing Trademarks from and after the Closing; provided, however, Parent Bank shall be permitted to operate the former Company Bank under the name “Jackson Federal Bank” for a reasonable transition period not to exceed 180 days after the Closing.

(b)                                 Parent Bank shall as promptly as practicable, and in any event within 180 days following the Closing Date, take such actions, to cease using any stationery, marketing materials, offering materials, any materials or information contained in any Web site, generated electronically or published in any media or any signage or other identifying materials that use the name “Jackson,” the initials “JFB” or any derivation thereof.

(c)                                  To the extent that, as of the Closing Date, there exist purchase orders, invoices, brochures, labels, letterhead, shipping documents or other documents and materials that incorporate one or more of Company’s Trademarks, the name “Jackson”, or the initials “JFB” or any part or derivation of the foregoing (“Existing Stock”), Company hereby grants to Parent Bank, effective as of the Closing Date, a non-exclusive, non-transferable, non-sublicensable license, until the earlier to occur of (i) the depletion of such items of Existing Stock or (ii) 180 days following the Closing Date, to use such Trademarks on such Existing Stock solely in the manner as such Trademarks were used prior to the Closing Date; provided, that (1) Parent Bank places a stamp, mark or other notation on all Existing Stock that identifies Company Bank as a business or division of Parent Bank (and not of Company), (2) Parent Bank takes all other necessary steps to avoid any confusion that Parent Bank is acting for or on behalf of a business of Company and (3) Company Bank complies with Section 5.13(b).  Parent Bank agrees not to alter, modify, edit or change Company’s Trademarks as they appear on the Existing Stock in any manner without the prior written consent of Company, which consent Company may withhold in its sole and absolute discretion.  All goodwill arising from the foregoing use of Company’s Trademarks shall inure solely to Company, and ownership of any such goodwill shall vest in Company, and otherwise hereby is assigned from Company Bank to Company, without the need for further action by any party.

(d)                                 For a period of not less than 2 years following the Effective Time, (i) Company will not, and will cause its Affiliates not to, engage in any targeted solicitation of Persons known by Company to be Company Bank customers as of the date of this Agreement for any services or products provided to such customers by Company Bank as of the date of this Agreement, except as contemplated by Section 5.22, (ii) Company and its Affiliates will, upon the written request of Parent Bank and at Parent Bank’s expense, use their commercially reasonable efforts to prevent any Person other than Company, an Affiliate of Company or, for 180 days after the Closing Date, Parent Bank, from using the name “Jackson” or the initials “JFB” in connection with providing banking products or services to customers residing or maintaining business in the California counties of Los Angeles, Orange, Riverside and San Bernardino, and (iii) Company will not, and will cause its Affiliates not to, solicit for employment any Person known to be employed by Company Bank or any Company Bank Subsidiary as of the date of the Closing Date, other than persons whose employment has been terminated after the Closing by Parent, Parent Bank or any Subsidiary of Parent or Parent Bank.

Section 5.14                                Insurance Policies.  (a)  Except as provided in Section 5.14(c), Parent Bank shall not, and shall cause Parent Bank’s Affiliates not to, assert, by way of claim, action, litigation or otherwise, any right to any Insurance Policy or any benefit under any such Insurance Policy.  Company and its Affiliates (other than Company Bank and its Subsidiaries) shall retain all right, title and interest in and to the Insurance Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.

(b)                                 Except as provided in Section 5.14(c), at the Closing, Parent Bank shall release, and shall cause its Affiliates, including each Company Bank Subsidiary, to release, all rights to all Insurance Policies or similar insurance which covered Company Bank and any Company Bank Subsidiary prior to the Closing Date.  Except as provided in Section 5.14(c), all Insurance Policies issued prior to the Closing Date in the name of or to Company Bank or any Company Bank Subsidiary shall remain with Company or Company’s Affiliates.

(c)                                  Notwithstanding anything herein to the contrary, all proceeds paid out under Insurance Policies after the Closing shall be for the benefit of Parent Bank as successor to Company Bank and its Subsidiaries to the extent such proceeds are in respect of personal injury or property damage matters (including workers’ compensation matters) of the business and operations of Company Bank or one or more of its Subsidiaries; provided, however, that such proceeds shall be for the benefit of Company and its Affiliates (other than Company Bank and its Subsidiaries) to the extent such proceeds relate to business interruption matters arising prior to the Closing.

Section 5.15                                Bank Accounts.  Company shall use reasonable best efforts to provide Parent Bank with a complete list of each of the bank accounts of Company Bank and the Company Bank Subsidiaries and the authorized signatories for each such account as soon as practicable before the Closing Date.  The parties shall cooperate in connection with the replacement or supplementation of such signatories effective as of the Closing.

Section 5.16                                Certain Actions.  Neither Company nor any of its Affiliates or Subsidiaries (i) shall solicit, initiate, participate in discussions or negotiations of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Proposal (as defined below) with respect to Company Bank, or (ii) shall enter into any agreement, arrangement or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, under any of the instances described in this Section.  Company shall immediately instruct and otherwise use its reasonable best efforts to cause its directors, officers, employees, agents, advisors (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), consultants and other representatives to comply with such prohibitions.  Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities.  Company shall promptly notify Parent Bank orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.  “Acquisition Proposal” shall, with respect to Company, mean any of the following (other than the Bank Merger): (i) a merger or consolidation or any similar transaction of any company with Company Bank, (ii) a purchase, lease or other acquisition of a material portion of the assets of Company Bank (other than Non-Agency Securities), (iii) the purchase of the shares of Company Bank or any substantial portion thereof, or (iv) the filing of an application or notice with the OTS or any other federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i), (ii) and (iii) above.

Section 5.17                                Registration Statement and Related Matters.  (a)  Provided that Company complies with its obligations to cooperate with Parent as set forth in this Section 5.17 and in the Registration Procedures in Exhibit F (the “Registration Procedures”) as soon as practicable, Parent shall prepare and thereafter (but in no event more than 15 Business Days after the date hereof) Parent shall file with the SEC the Registration Statement relating to the offer and sale by Company of all of the shares of Parent Common Stock issued to Company in the Bank Merger and any securities that may be issued or distributed in respect thereof by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction or exercise or conversion of any of the foregoing (such securities, “Registrable Securities”) and incorporating the methods of distribution elected by Company.  Parent shall use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable thereafter and in any event prior to the Closing Date.  Company and its advisors shall be granted such access to all pertinent financial and other records, pertinent corporate documents and properties of Parent and Parent Bank and such officers, directors, employees, independent accountant or advisors of Parent or Parent Bank as shall be necessary to enable Company and any underwriter engaged by Company to exercise their respective due diligence responsibility with respect to such Registration Statement and any disposition of all or any part of the Registrable Securities pursuant thereto.

(b)                                 Company shall furnish Parent with all information concerning Company, Company Bank and their respective Affiliates, officers, directors and stockholders and the expected method of distribution, in each case as may reasonably be requested by Parent Bank in connection with the Registration Statement.  The information to be supplied by Company and Company Bank specifically designated for inclusion in the Registration Statement (including any updates or supplements thereto) will not, at the time the Registration Statement is declared effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements not misleading.  The information to be supplied by Parent Bank and Parent for inclusion in the registration statement on Form S-3 (or such successor or other applicable form) under the Securities Act relating to the Parent Common Stock to be issued pursuant to this Agreement including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement (the “Registration Statement”) will not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The Registration Statement will (with respect to Parent Bank, Parent and their Subsidiaries and their respective affiliates and officers) comply in all material respects as to form and substance with the requirements of the Exchange Act, the Securities Act, and the rules and regulations thereunder.

(c)                                  Company may dispose of all or any part of the Registrable Securities through an underwritten offering.  The managing underwriter or agent for any such offering shall be Lehman Brothers, Inc. or such other investment bank that Company may select with the consent of Parent, such consent not to be unreasonably withheld.  Parent shall include in the Registration Statement, or in any Prospectus for a proposed distribution of all or any part of the Registrable Securities, any information or material as may be reasonably requested by the managing underwriter or underwriters with respect to such registration.

(d)                                 Parent will advise Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order (or the initiation or threatening of any proceeding for that purpose), the suspension of the qualification of any Registrable Securities for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement.

(e)                                  Parent and Parent Bank agree that between the date hereof and the earlier of (i) the thirtieth day following the Closing and (ii) the date that all of the Registrable Securities have been sold pursuant to the Registration Statement or, in an underwritten offering, the date the distribution of Registrable Securities covered by the Registration Statement is complete (the “Initial Registration Period”), they will not take any action that interferes with or materially delays (it being understood that any delay that delays the Closing beyond the date on which all of the conditions to Closing (other than Section 6.3(e)) have been satisfied or waived and any delay after the Closing would be material) the effectiveness of the Registration Statement or its availability for resales, including entering into or agreeing to enter into a business combination (as such term is defined by Regulation S-X, 17 C.F.R. §210-01 et seq.) that would result in a requirement under the Securities Act and the rules and regulations promulgated thereunder that Parent include pro forma financial information with respect to such business combination in the Registration Statement.

(f)                                    So long as Company continues to own, directly or indirectly, any Registrable Securities, Parent shall file with the SEC the annual reports and information, documents and other reports as are specified in Section 13(a), 13(c) and 15(d) of the Exchange Act at the times specified for filing of such information, documents and reports under such sections, which information, documents and reports shall comply as to form, in all material respects, when filed, with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

(g)                                 Each of Parent, Parent Bank and Company agree that the registration of Registrable Securities pursuant to the Registration Statement and certain other matters related thereto shall be implemented in accordance with the procedures specified in the Registration Procedures.

(h)                                 Parent will use its best efforts to keep the Registration Statement continuously effective during the Initial Registration Period and, for the period commencing on the first day after the end of the Initial Registration Period until the earlier of (A) the date on which all of the Registrable Securities have been sold pursuant to the Registration Statement or, in an underwritten offering, the date the distribution of Registrable Securities covered by the Registration Statement is complete and (B) the date on which all remaining Registrable Securities may be sold by Company to third parties pursuant to Rule 144(k) of the Securities Act (the “Extended Registration Period” and together with the Initial Registration Period, the “Registration Period”) and from time to time during the Registration Period Parent will amend or supplement the Registration Statement and the Prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the limitations and qualifications set forth herein.

(i)                                     Parent will bear all expenses incident to the preparation and filing of the Registration Statement, including all registration and filing fees, fees and expenses of compliance with federal securities laws or state blue sky laws, messenger and delivery expenses, fees and disbursements of custodians and other persons retained by Parent, printing expenses, legal fees and disbursements of counsel for the Parent and reasonable legal fees and disbursements of one counsel for Company, “blue sky” expenses and accounting fees and any reasonable fees and disbursements of underwriters (other than underwriting discounts and commissions) customarily paid by issuers of securities in similar transactions.

Section 5.18                                Listing.  The shares of Parent Common Stock issued in connection with the Bank Merger will be, as of the Closing Date, approved for listing on the NYSE, subject only to official notice of issuance.

Section 5.19                                Financial Statements and Reports.  From the date of this Agreement and prior to the Effective Time: (a) Company Bank will deliver to Parent Bank not later than 20 days after the end of each month, all financial statements, balance sheets and budget analyses prepared by Company Bank for the internal use of its Chief Executive Officer, its Chief Financial Officer, its Board of Directors or Company and (b) Company Bank will deliver to Parent Bank any and all material reports (including each quarterly report) filed with the OTS or any other regulatory agency within five Business Days of the filing of any such report.

Section 5.20                                Revised Disclosure Schedule.  (a) Company shall have the right, but not the obligation, to deliver to Parent Bank, after the execution of this Agreement and no later than five (5) days prior to the Bringdown Date a revised disclosure schedule (the “Revised Disclosure Schedule”) to reflect any additional matters which have occurred from and after the date of this Agreement, which, if existing on the date of this Agreement, would have resulted in a disclosure or exception in the Disclosure Schedule.  If Company shall elect to deliver the Revised Disclosure Schedule pursuant to this Section 5.20, Parent Bank shall have the right for a period of five (5) days following receipt of the Revised Disclosure Schedule to terminate this Agreement pursuant to Section 7.1(g), provided that the additional matters so disclosed would, if not incorporated into the Disclosure Schedules in accordance with the sentence immediately following, give rise to a right on the part of Parent Bank to terminate the Agreement pursuant to Section 7.1(g).  If Parent Bank does not deliver the notice of termination described in the immediately preceding sentence, for purposes of Section 6.2(a) only, the Revised Disclosure Schedule (i) will be deemed to amend and restate the original Disclosure Schedule in its entirety, with effect as of the date of this Agreement, and (ii) shall modify accordingly the representations, warranties and covenants made in this Agreement.

(b)                                 On or prior to the Closing Date, Company Bank will deliver to Parent and Parent Bank a true, complete and accurate list of Derivative Securities owned by Company Bank as of the third Business Day prior to the Closing Date.

Section 5.21                                Further Assurances.  (a)  From and after the Closing, each of Company and Parent Bank shall furnish or cause to be furnished to the other party and its employees, counsel, auditors and other representatives such information and assistance relating to Company Bank and the Company Bank Subsidiaries (to the extent within the control of such other party) as is reasonably necessary for financial reporting and accounting matters of the other party, including the furnishing of such documentation and information relating to Company Bank and the Company Bank Subsidiaries as may be reasonably requested in connection with the preparation of reports, accounts and other documents and materials to be filed with or submitted to the SEC or any stock exchange or in connection with any proposed capital markets offering.

(b)                                 At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

Section 5.22                                Intercompany Agreements; Additional Agreements.  (a) Effective as of the Closing, Company Bank shall assign all of its rights, title and obligations, and Parent Bank shall assume such rights, title and obligations, in each case arising after the Closing Date, to and under each of (i) the Processing Agent Agreement between Company and Company Bank, dated June 6, 2000, (ii) the Certificate of Deposit Administrative Agreement by and between Company and Company Bank, dated October 16, 2000, and (iii) the ISDA Master Agreement dated as of August 31, 2000 by and between Company and Company Bank (and the related confirmations) (the “ISDA Agreement”) (collectively, the “Section 5.22 Agreements”).  Neither Company nor Company Bank shall amend or terminate any of the Section 5.22 Agreements other than the amendments contemplated by this Section 5.22(a).  Each such agreement shall remain in effect following the Closing with the modifications described in Section 5.22 of the Disclosure Schedule.  Company shall waive any default or early termination right under the ISDA Agreement arising from or related to the Bank Merger.  Except for the Section 5.22 Agreements and the INVEST Agreements, all agreements and commitments, whether written, oral or otherwise, which are solely between Company Bank or any Company Bank Subsidiary, on the one hand, and Company and its Affiliates (excluding Company Bank and the Company Bank Subsidiaries), on the other hand, shall be terminated and of no further effect, simultaneously with the Closing, without any further action or liability on the part of the parties thereto.  Parent Bank agrees to assume in writing the lease dated October 9, 2000 by and among Brea Place Associates, L.P., Company Bank and Company in such form as is acceptable to the landlord and reasonably acceptable to Parent Bank and Parent and Parent Bank agree to use commercially reasonable efforts to cooperate with Company and Company Bank to obtain a release of Company from its obligations as guarantor of such lease, including Parent entering into a guarantee of such lease, reasonably acceptable to Parent and Parent Bank.

(b)                                 Parent Bank shall assume the INVEST Agreements.  Company intends to use commercially reasonable efforts to facilitate and effect the transfer of the INVEST and INVEST INSURANCE investment and insurance accounts and customers originated through Company Bank from Company’s affiliates INVEST and INVEST INSURANCE to UBOC Investment Services, Inc. and Parent Bank, respectively, pursuant to Section 8.7 of the agreement between Company Bank, INVEST and INVEST INSURANCE (the “INVEST Agreements”), dated January 1, 2003, notwithstanding the provisions of Section 8.6 of the INVEST Agreement, and consistent with the duties of INVEST and INVEST INSURANCE to such customer under applicable Law.

(c)                                  Company shall take such steps which are necessary to terminate the agreement listed in Section 5.22(c) of the Disclosure Schedule effective as of or prior to the Closing.

(d)                                 Company shall, prior to the Closing, enter into a qualified swap under the ISDA Agreement, with Company Bank on the terms set forth in the form of trade confirmation set forth on Section 5.22(d) of the Disclosure Schedule and otherwise in form reasonably satisfactory to Company and Parent Bank in exchange for an initial payment from Company Bank to Company equal to the fair market value of the Derivative Instruments held by Company Bank.  Company shall execute the ISDA Agreement prior to the Closing if such agreement has not been executed previously by Company.  In connection with such qualified swap Company Bank shall sell to Company all of the Derivative Instruments held by Company Bank for a purchase price equal to the fair market value of such Derivative Instruments.

Section 5.23                                Sale of Non-Agency Securities and Repayment of FHLB Advances; Certain Loan.  (a) Prior to the Valuation Date, Company Bank will sell all of its Non-Agency Investment Securities and will repay in full or sell or transfer (without recourse to

Company Bank, Parent, Parent Bank or any assets of Company Bank, Parent or Parent Bank) all advances owed to the Federal Home Loan Bank of San Francisco.

(b)                                 Prior to the Closing Date, Company Bank shall sell, transfer or assign (without recourse to Company Bank, Parent, Parent Bank or any assets of Company Bank Parent or Parent Bank) the loan listed on Section 5.23(b) of the Disclosure Schedule for a cash price equal to the recorded book value of such loan.

Section 5.24                                Aurum Technology Conversion.  Company Bank shall postpone the conversion of its branch and back office information systems and other functions under the Aurum Technology Inc. Information Technology Services Agreement by and between Aurum Technology, Inc. and Company Bank at Parent or Parent Bank’s request and shall not agree to a date for such conversion without the prior written consent of Parent Bank, such consent not to be unreasonably withheld.

ARTICLE VI
CONDITIONS

Section 6.1                                      Conditions to Each Party’s Obligation to Effect the Closing.  The obligation of each party to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)                                  Statutes; Court Orders.  No Law shall have been enacted or promulgated by any Governmental Entity in the United States which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in the United States in effect precluding consummation of the Closing.

(b)                                 Required Approvals.  The Required Regulatory Approvals shall have been obtained.

Section 6.2                                      Conditions to Obligations of Parent and Parent Bank to Effect the Closing.  The obligation of Parent and Parent Bank to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)                                  (i)                                     The representation in Section 3.9 shall be accurate as of the Bringdown Date as though restated on and as of such date (after giving effect to any Revised Disclosure Schedule delivered pursuant to Section 5.20 with respect to which Parent Bank has not delivered a notice of termination within the time period set forth in Section 5.20).

(ii)                                       In the case of each representation and warranty in Article III other than Section 3.9, except for any inaccuracy that would not have a Material Adverse Effect on Company Bank, such representation and warranty, without taking into account any Material Adverse Effect qualification therein, either (A) shall be accurate as of the Bringdown Date as though restated on and as of such date or (B) if such representation and warranty, by its terms, is made as of a date specified therein, shall be accurate as of such date (after giving effect to any Revised Disclosure Schedule delivered pursuant to Section 5.20 with respect to which Parent Bank has not delivered a notice of termination within the time period set forth in Section 5.20).

(b)                                 Company and Company Bank shall have performed and complied with all material agreements, covenants and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)                                  Federal Tax Opinion.  Parent and Parent Bank shall have received the opinion of its counsel, Bingham McCutchen LLP, in form and substance reasonably satisfactory to Parent and Parent Bank, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Bank Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

(d)                                 Parent and Parent Bank shall have received a certificate from Company and Company Bank certifying to the matters set forth in Sections 6.2(a), (b) and (e) signed by a duly authorized officer of Company and Company Bank.

(e)                                  as of the last day of the month immediately preceding the Bringdown Date (the “Measurement Date”), as recorded on its books, which shall be maintained in accordance with GAAP, Company Bank shall have:

(i)                                     An amount of Total Stockholder’s Equity (excluding from Total Stockholder’s Equity the effect of any changes related to accounting for the value of investment securities available for sale since January 1, 2004) of not less than $209,000,000 plus the Net Income Adjustment; provided that all after-tax costs directly related to this Agreement (including severance payments, bonus accruals pursuant to Section 5.7(k) and all amounts paid or accrued pursuant to the retention program to be put in place after the date hereof), any provision to or reversal from the ALL (net of tax), any payments described on Section 6.2(e) of the Disclosure Schedule and any Net Adjustment shall be excluded from the calculation of Total Stockholder’s Equity.  The Net Income Adjustment shall equal, for the period commencing on January 1, 2004 and continuing through the Measurement Date:  (A) $1,800,000 for each month for which the aggregate par value (determined in each case for purposes of this section in accordance with Company Bank’s past practices) of the Non-Agency Investment Securities owned by Company Bank equals or exceeds $375,000,000 on the last trading day of the immediately prior month; (B) $1,660,000 for each month for which the aggregate par value of the Non-Agency Investment Securities owned by Company Bank is less than $375,000,000 and greater than or equal to $250,000,000 on the last trading day of the immediately prior month; (C) $1,520,000 for each month for which the aggregate par value of the Non-Agency Investment Securities owned by Company Bank is less than $250,000,000 and greater than or equal to $125,000,000 on the last trading day of the immediately prior month; (D) $1,380,000 for each month for which the aggregate par value of the Non-Agency Investment Securities owned by Company Bank is less than $125,000,000 and greater than zero on the last trading day of the immediately prior month; and (E) $1,240,000 for each month for which the aggregate fair market value of the Non-Agency Investment Securities owned by Company Bank is zero on the last trading day of the immediately prior month; and

(ii)                                  “Core Loans,” defined as multifamily and commercial real estate loans, originated or purchased in a manner consistent with Company Bank policies and past practices, of no less than $915,000,000.

(f)                                    The agreement listed in Section 5.22(c) of the Disclosure Schedule shall have been terminated.

Section 6.3                                      Conditions to Obligations of Company and Company Bank to Effect the Closing.  The obligations of Company and Company Bank to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)                                  Except for any inaccuracy that would not have a Material Adverse Effect on Parent or a material adverse effect on the ability of Parent or Parent Bank to perform obligations under this Agreement or to consummate the Closing, each representation and warranty in Article IV, without taking into account any Material Adverse Effect qualification therein, either (i) shall be accurate as of the Closing Date as though restated on and as of such date or (ii) if such representation and warranty, by its terms, is made as of a date specified therein, shall be accurate as of such date.

(b)                                 Parent and Parent Bank shall have performed and complied with, in all material respects, all material agreements, covenants and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)                                  Federal Tax Opinion.  Company and Company Bank shall have received the opinion of Bingham McCutchen, LLP, in the form of the opinion referred to in Section 6.2(c), dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Bank Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

(d)                                 Company and Company Bank shall have received a certificate from Parent and Parent Bank certifying to the matters set forth in Sections 6.3(a) and (b) signed by a duly authorized officer of Parent and Parent Bank.

(e)                                  The Registration Statement shall have been declared effective and shall be available for resales.

(f)                                    The shares of Parent Common Stock issued to Company in the Bank Merger shall have been approved for listing on the NYSE, subject only to notice of issuance.

Section 6.4                                      Pre-Closing Bringdown.  At any time on or after the Business Day following the date on which all conditions in Section 6.1, Section 6.2 and Section 6.3 (other than Section 6.2(c), Section 6.2(d), Section 6.3(c) and Section 6.3(d) so long as it is reasonably apparent that such conditions will be able to be satisfied on such day) shall be fulfilled or waived in accordance with this Agreement, Company may deliver a notice to Parent Bank that it will deliver to Parent and Parent Bank a certificate of Company and Company Bank, dated as of a date no fewer than 5 days (or longer, but in no event more than 10 days, if and to the extent the OCC requires longer notice before the Effective Time can occur) following the delivery of such notice, to the effect set forth on Section 6.2(d) and the date on which such certificate is delivered thereupon shall be deemed to be the “Bringdown Date”; provided however that if the Bringdown Date does not occur prior to the Closing Date, then the Bringdown Date shall be the same day as the Closing Date; provided further that if Company delivers such notice, Parent Bank may elect, upon 2 days’ notice to Company, to move the Closing to any day on or after the Bringdown Date.

ARTICLE VII
TERMINATION

Section 7.1                                      Termination.  The transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date:

(a)                                  By the mutual written consent of Parent Bank and Company;

(b)                                 By either Company or Parent Bank on prior written notice to the other if any Governmental Entity in the United States shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the Bank Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(c)                                  By either Company or Parent Bank on prior written notice to the other if the Closing shall not have occurred on or prior to February 1, 2005 (“Termination Date”); provided that (i) the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of any condition in Section 6.1, Section 6.2 or Section 6.3 to have been satisfied (it being understood that failure to waive any such condition shall not be a willful failure to fulfill an obligation) and (ii) if on the Termination Date the condition set forth in Section 6.1(b) has not been satisfied and all other conditions to Closing have been satisfied or waived (other than the conditions set forth in Section 6.2(c), Section 6.2(d), Section 6.3(c) and Section 6.3(d) so long as it is reasonably apparent that such conditions will be able to be satisfied on such day), the Termination Date shall be automatically extended until July 1, 2005;

(d)                                 By Company on prior written notice to Parent Bank if any of the conditions set forth in Section 6.1 or 6.3 shall have become incapable of fulfillment and shall not have been waived by Company;

(e)                                  By Company on written notice to Parent if the condition set forth in Section 6.3(e) has not been satisfied by February 1, 2005;

(f)                                    By Company on or prior to the last Business Day preceding the Closing if (i) the Average Price is less than $40.37 and (ii) Parent has not notified Company in writing of its irrevocable election to issue additional shares of Parent Common Stock to Company such that the aggregate value of the Parent Common Stock issued to Company in the Bank Merger (including such additional shares), determined with reference to the Average Price, equals $137,250,000, as adjusted in accordance with Section 2.2(c) as applicable with respect to the Merger Consideration paid in shares of Parent Common Stock; or

(g)                                 By Parent Bank on prior written notice to Company if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Parent Bank.

Section 7.2                                      Effect of Termination.  (a)  In the event of the termination of this Agreement in accordance with Section 7.1, this Agreement (except for Sections 5.3(b), 5.3(c), 5.6, this Article VII and Article X) shall become null and void and of no further force or effect, and with no liability on the part of any party hereto (or any of its directors, officers, employees, agents, legal and financial advisors or other representatives).  Nothing in this Section 7.2 shall relieve any party to this Agreement of any liability for breach of this Agreement prior to its termination; provided, however, that (x) in no event shall any party be liable for punitive, exemplary or special damages and (y) no party shall be liable for consequential damages for a non-knowing breach of its representations or warranties (and each party hereby waives any right it may have to obtain any such damages from any other party).

(b)                                 Parent agrees that if the condition set forth in Section 6.3(e) has not been satisfied as a result of a breach by Parent of its obligations to use best efforts to cause the Registration Statement to be declared effective pursuant to Section 5.17(a) and Company terminates this Agreement in accordance with Section 7.1(e), Company and Company Bank will suffer damages that are difficult to quantify and include damages related to the decrease in value of Company Bank, the damage to the franchise of Company Bank as a result of not completing the Bank Merger and the damage to Company Bank’s relationship to its employees and customers.  In such event, Parent agrees as liquidated damages to pay Company $20,000,000 in cash.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                      Indemnification; Remedies.  (a) Subject to Section 8.1(b), from and after the Closing, except in connection with any matter related to Taxes, Company shall indemnify Parent and Parent Bank from and against all Losses incurred by Parent, Parent Bank or their Subsidiaries and the respective officers and directors of Parent, Parent Bank and their Subsidiaries (“Parent Bank Indemnified Persons”) that arise out of

(i) any breach by Company or Company Bank of any of their representations and warranties contained in this Agreement as if such representation or warranty were made on and as of the Bringdown Date (or, in the case of any such representation or warranty made as of a date specified therein, any inaccuracy as of such date), in each case without giving effect to any revised disclosure contained in the Revised Disclosure Schedule; provided that, for the purposes of determining a breach, any representation that is limited to the Knowledge of Company or Knowledge of Company Bank shall not be limited to such knowledge;

(ii) any breach by Company or Company Bank of covenants contained in this Agreement;

(iii) any matters arising prior to the Closing in connection with indemnity of officers and directors pursuant to Section 5.8;

(iv) any claims, liabilities or obligations of Company Bank or any Company Bank Subsidiary incurred or arising prior to the Closing Date (other than accounts payable or other accrued payment obligations on the books of Company Bank as of the Closing Date) related to the matters set forth on Section 8.1(a)(iv) of the Disclosure Schedule; and

(v) Any Environmental Action relating to groundwater or soil conditions, or the presence of underground storage tanks, at the locations listed on Section 8.1(a)(v) of the Disclosure Schedule, except to the extent Parent, Parent Bank or any of their respective agents (x) cause, contribute to or exacerbate such conditions, or (y) by voluntary or discretionary action, accelerate the timing or increase the cost of any such Environmental Action; provided that the use and occupancy of any such location to which an Environmental Action relates is substantially the same as its use and occupancy as of the Closing Date.  With respect to the location listed as item 1 of Section 8.1(a)(v) of the Disclosure Schedule, Company shall control the completion of the investigation, testing and monitoring efforts including all contact with the State of California regarding these efforts, and shall diligently conduct and seek to complete all such investigation, testing and monitoring efforts in full compliance with all applicable Environmental Laws.  With respect to the location listed as item 1 of Section 8.1(a)(v) of the Disclosure Schedule, (A) Company’s obligations with regard to such investigation, testing and monitoring efforts shall include making reasonable best efforts to obtain a letter or other written statement from governmental authorities exercising jurisdiction over such location stating that further investigation, testing, remediation and monitoring efforts are not required and (B) Company shall pay for all investigation, testing and monitoring efforts, and shall keep such location free from all mechanics’ or other liens arising out of such work.  Parent Bank shall be named as an additional insured on any insurance policy that Company obtains in connection with any investigation, testing, remediation or monitoring efforts undertaken with respect to the locations listed as items 1 or 2 of Section 8.1(a)(v) of the Disclosure Schedule.  With respect to any remediation efforts undertaken with respect to the location listed as item 1 of Section 8.1(a)(v) of the Disclosure Schedule and any investigation, testing, remediation and monitoring efforts undertaken with respect to the location listed as item 2 of Section 8.1(a)(v) of the Disclosure Schedule, Parent Bank shall control such efforts in consultation with Company (and shall pay for such efforts) unless and until it becomes reasonably apparent that Company will be obligated to make a payment to, or on behalf of, Parent Bank under this Section 8.1(a)(v) (after giving effect to the limitations in Section 8.1(b)), after which time Company shall have the option to control such efforts, in consultation with Parent Bank at Company’s expense.  In respect to any such investigation, testing, remediation and monitoring efforts controlled by Company, Company shall cause any work undertaken in connection therewith to be performed (A) in a good and workmanlike manner by one or more qualified environmental engineers or contractors and each of whom shall be reasonably acceptable to Parent Bank, and (B) in a manner that provides appropriate protection to Parent Bank and the person and property of Parent Bank’s employees working at such locations.  Any party controlling any of the investigation, testing, remediation and monitoring efforts referred to in this Section 8.1(a)(v) shall seek to complete all such investigation, testing, remediation and monitoring efforts in full compliance with all applicable Environmental Laws, shall provide the non-controlling Party with information relating to developments and findings during the course of such investigation, testing, remediation and monitoring efforts and shall furnish to the non-controlling Party, promptly upon receipt or preparation, information concerning such investigation, testing, remediation and monitoring efforts including copies of all reports, studies, analyses, contracts, manifests, orders and correspondence.  The non-controlling Party shall have the right, but not the obligation, to participate, at its own expense, in any action or proceeding involving an Environmental Action related to such locations.  “Environmental Action” means any third party claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation that imposes liability under any Environmental Law.

(b)                                 Company’s indemnification obligation under Section 8.1(a) shall be subject to each of the following limitations (which limitations shall not apply to any claim or loss arising from fraud or deliberate or knowing misrepresentation):

(i)                                     With respect to indemnification for Losses arising out of or relating to any breaches of any representation or warranty by Company or Company Bank in this Agreement or any breach of any covenant by Company or Company Bank at or before the Closing, such obligation to indemnify shall terminate on the second anniversary of the Closing Date, except that (A) the representations and warranties set forth in Section 3.16 (including any claims under Section 8.1(a)(v)) and Section 3.18 shall survive the Closing until the expiration of the applicable statute of limitations (without giving effect to any tolling or extension agreements entered into without Company’s consent, such consent not to be unreasonably withheld); and (B) the representations and warranties set forth in Section 3.5 and Section 3.23 shall survive the Closing indefinitely, provided that, in each case described in this Section 8.1(b)(i), Parent or Parent Bank has provided Company with an applicable Claim Notice with respect to such matter prior to the relevant termination date;

(ii)                                  Except with respect to any breach of Section 5.7(d)(i) (with respect to claims incurred but not paid prior to the Closing Date in excess of claims recorded on the books of Company Bank at the Closing in accordance with GAAP), Section 5.10 or Section 8.1(a)(iii) (with respect to the cost of investigation, testing and monitoring only), there shall be no obligation to indemnify under Section 8.1(a) unless the aggregate of all Losses for which Company, but for this clause (ii), would be liable under Section 8.1(a) exceeds on a cumulative basis an amount equal to the Threshold, and then only to the extent of such excess;

(iii)                               Except with respect to any breach of Section 5.7(d)(i) (with respect to claims incurred but not paid prior to the Closing Date in excess of claims recorded on the books of Company Bank at the Closing in accordance with GAAP),

Section 5.10 or Section 8.1(a)(iii) (with respect to the cost of investigation, testing and monitoring only), there shall be no obligation to indemnify under Section 8.1(a) for any item where the Losses relating thereto are less than $25,000 (it being understood that such items shall not be aggregated for purposes of the immediately preceding clause (ii));

(iv)                              There shall be no obligation to indemnify under Section 8.1(a) for any amount, in the aggregate, in excess of $225,000,000;

(v)                                 There shall be no obligation to indemnify under Section 8.1(a) to the extent the Loss arises as a result of any action taken or omitted to be taken by Parent Bank or any of its Affiliates;

(vi)                              There shall be no obligation to indemnify under Section 8.1(a) to the extent that any claim for indemnification relates to an amount of any reserve or accrual reflected or included in the Financial Statements; and

(vii)                           Each Loss shall be reduced by (A) the amount of any insurance proceeds payable to any Parent Bank Indemnified Person with respect to such Loss, (B) any indemnity, contribution or other similar payment payable to any Parent Bank Indemnified Person by any third party with respect to such Loss and (C) an amount equal to any reduction of income Taxes attributable to such Loss after taking into account the income tax consequences of all payments received by any Parent Bank Indemnified Person with respect to such Loss.

(c)                                  Subject to Section 8.1(d), from and after the Closing, except in connection with any matter related to Losses for which liquidated damages are paid pursuant to Section 7.2(b), Parent and Parent Bank shall indemnify Company from and against all Losses incurred by Company, its Subsidiaries and the respective directors and officers of Company and its Subsidiaries and, with respect to Section 8.1(c)(iii) below, each person who controls Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively “Company Indemnified Persons”) that arise out of (i) any breach by Parent or Parent Bank of any of their respective representations and warranties contained in this Agreement as if such representation or warranty were made on and as of the Closing Date (or, in the case of any such representation or warranty made as of a date specified therein, any inaccuracy as of such date), (ii) any breach by Parent or Parent Bank of its covenants contained in this Agreement (including with respect to the Registration Procedures) or (iii) any untrue statement or allegedly untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus or the Prospectus (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Losses are caused by any such untrue statement or omission or allegedly untrue statement or omission based upon information furnished to Parent in writing by or on behalf of Company expressly for use therein.

(d)                                 Parent and Parent Bank’s respective indemnification obligation under Section 8.1(c) shall be subject to each of the following limitations (which limitations shall not apply to any claim or loss arising from fraud or deliberate or knowing misrepresentation):

(i)                                     With respect to indemnification for Losses arising out of or relating to any breaches of any representation or warranty by Parent or Parent Bank in this Agreement or any breach of any covenant by Parent or Parent Bank at or before the Closing, such obligation to indemnify shall terminate on the second anniversary of the Closing Date, except that the representations and warranties set forth in Section 4.10 shall survive the Closing indefinitely, provided that, in each case described in this Section 8.2(d)(i), Company has provided Parent and Parent Bank with a Claim Notice with respect to such matter prior to the relevant termination date;

(ii)                                  The indemnification obligations set forth in Section 8.1(c)(iii) shall survive the Closing until the applicable statute of limitation (without giving effect to any tolling or extension agreements entered into without Parent’s consent, such consent not to be unreasonably withheld);

(iii)                               There shall be no obligation to indemnify under Section 8.1(c) unless the aggregate of all Losses for which Parent and Parent Bank, but for this clause (ii), would be liable under Section 8.1(c) exceeds on a cumulative basis an amount equal to the Threshold, and then only to the extent of such excess;

(iv)                              There shall be no obligation to indemnify under Section 8.1(c) for any item where the Losses relating thereto are less than $25,000 (it being understood that such items shall not be aggregated for purposes of the immediately preceding clause (ii)); and

(v)                                 There shall be no obligation to indemnify under Sections 8.1(c)(i) and (c)(ii) (other than with respect to a breach of Section 2.2(a), with respect to which the obligations of Parent and Parent Bank, as the case may be, shall not be subject to any maximum amount or to any limitations set forth in Section 8.1(d)(iii) or Section 8.1(d)(iv)) for any amount, in the aggregate, in excess of $10,000,000 and no obligation to indemnify under Section 8.1(c)(iii) for any amount, in the aggregate, in excess of $137,250,000.

Section 8.2                                      Notice of Claim; Defense.  (a)  If (i) any third-party institutes or asserts any claim, demand, investigation, action or proceeding (each of the foregoing, a “Proceeding”) that may give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article VIII (a “Third-party Claim”) or (ii) any Person entitled to indemnification under this Agreement (except in connection with any matter related to Taxes or except as covered by Section 2.4(c) of the Registration Procedures) (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-party Claim (a “Direct Claim”), then, in case of clause (i) or (ii), the Indemnified Party shall promptly send to the Indemnifying Party a written notice specifying the nature of such claim and the amount of all related Liabilities (a “Claim Notice”).  The Indemnifying Party shall not be relieved of its indemnification obligations under this Article VIII by the failure of the

Indemnified Parties to provide a timely and adequate Claim Notice except to the extent that it is actually prejudiced by such delay or failure.

(b)                                 In the event of a Third-party Claim, the Indemnifying Party may elect to retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Proceeding and shall pay the fees, charges and disbursements of such counsel.  The Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Proceeding, provided that (i) the Indemnifying Party may elect to control the defense of the Indemnified Parties in connection with such Proceeding and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Proceeding.  The Indemnifying Party shall not settle any such Proceeding without the relevant Indemnified Parties’ prior written consent (which shall not be unreasonably withheld), unless the terms of such settlement provide for no relief other than the payment of monetary damages that are paid in full by the Indemnifying Party.  Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel and assume control of such defense or if both the Indemnifying Party and any Indemnified Party are parties to or subjects of such Proceeding and conflicts of interests exist between the Indemnifying Party and such Indemnified Party, then the Indemnified Parties shall retain counsel reasonably acceptable to the Indemnifying Party in connection with such Proceeding, and the fees, charges and disbursements of no more than one such counsel per jurisdiction selected by the Indemnified Parties shall be reimbursed by the Indemnifying Party.  Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably withheld).

(c)                                  From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and representatives full access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).

Section 8.3                                      Tax Effect of Indemnification Payments.  All indemnity payments made pursuant to this Article VIII and Section 5.5 shall be treated for all Tax purposes as adjustments to the Merger Consideration.

Section 8.4                                      No Duplication; Exclusive Remedy.  (a)  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b)                                 From and after the Closing, the exclusive remedy of each party in connection with this Agreement and the transactions contemplated hereby (whether under this contract or arising under common law or any other Law) shall be as provided in this Article VIII, except as otherwise specified in Section 5.5, Section 10.8 and except for common law fraud claims.

Section 8.5                                      Mitigation.  Parent, Parent Bank and Company shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party or an insurer of such other party, under this Article VIII or Section 5.5, including by making commercially reasonable efforts to mitigate, whether by seeking claims against a third party, an insurer or otherwise, any Losses in respect of such claim or liability and to resolve any such claim or liability.

Section 8.6                                      Potential Contributors.  If an Indemnified Party receives any payment from an Indemnifying Party in respect of Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim or demand asserted against such Indemnifying Party, then such Indemnified Party shall transfer such of its rights to proceed against such third party as are necessary to permit such Indemnifying Party to recover from such third party the amount of such payment.

ARTICLE IX
DEFINITIONS AND INTERPRETATION

Section 9.1                                      Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“AAA” shall have the meaning set forth in Section 10.8.

“Acquisition Proposal” shall have the meaning set forth in Section 5.16.

“Affected Employees” shall have the meaning set forth in Section 5.7(f).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” or “this Agreement” shall mean this Agreement and Plan of Merger, together with the Exhibits, Appendices and Schedules hereto and the Disclosure Schedule.

“ALL” shall have the meaning set forth in Section 3.13(a).

“Allowed Dividends” shall have the meaning set forth in Section 3.6 of the Disclosure Schedule.

“Audits” shall have the meaning set forth in Section 3.19(e).

“Average Price” shall have the meaning set forth in Section 2.2(b).

“Balance Sheet Date” shall mean December 31, 2003.

“Bank Merger” shall have the meaning set forth in the recitals.

“Bank Merger Agreement” shall have the meaning set forth in Section 1.6(b).

“Benefit Plan” means (i) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) each employment, consulting, severance, termination, retirement, change in control, retention, incentive or deferred compensation, bonus, stock option or other equity based, vacation or holiday pay, dependent care assistance, excess benefit, salary continuation, medical, life or other insurance, supplemental retirement, supplemental unemployment or other fringe benefit plan, policy, program, agreement, arrangement or commitment.

“Bringdown Date” shall have the meaning set forth in Section 6.4.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of California or under federal law are authorized or obligated to close under the laws of such state.

“Cap Ex Budget” shall have the meaning set forth in Section 5.1(f).

“Change of Control Benefit” shall have the meaning set forth in Section 3.18(f).

“Claim Notice” shall have the meaning set forth in Section 8.2(a).

“Closing” shall mean the closing referred to in Section 1.6(a).

“Closing Date” shall have the meaning set forth in Section 1.6(a).

“Code” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the opening paragraph.

“Company Bank” shall have the meaning set forth in the opening paragraph.

“Company Bank Deferred Income Plan” means Company Bank’s deferred income plan that shall become effective as of the Closing Date for the benefit of Company Bank Employees participating as of the date hereof in the Company Deferred Income Plan and shall have terms and conditions applicable to such Company Bank Employees substantially similar to such terms and conditions set forth in the Company Deferred Income Plan.

“Company Bank Employee” means any current or former employee of Company Bank.

“Company Bank Intellectual Property” shall mean all Intellectual Property that is used in the business of Company Bank or any Company Bank Subsidiary.

“Company Bank Regulatory Agreement” shall have the meaning set forth in Section 3.17(b).

“Company Bank Subsidiary” shall mean each Subsidiary of Company Bank.

“Company Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Company or any of its Affiliates or with respect to which Company or any of its Affiliates is a party and in which any Company Bank Employee is eligible to participate or derive a benefit.

“Company Deferred Income Plan” means the Jackson National Life Insurance Company Bank Management Deferred Income Plan.

“Company Entities Premises” shall have the meaning set forth in Section 3.16(b).

“Company’s Health Plan” shall mean Executive Medical Plus and Company Medical and Dental Plan.

“Computer Software” shall mean computer software programs, databases and all documentation related thereto.

“Confidentiality Agreement” shall mean the letter agreement dated April 6, 2004 between Company and Parent Bank.

“Contest” shall have the meaning set forth in Section 5.5(e)(ii).

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in Computer Software and databases), rights of publicity and all registrations and applications to register the same.

“Core Loans” shall have the meaning set forth in Section 6.2(e)(ii).

“CRA” shall have the meaning set forth in Section 3.17(c).

“DC Plan” shall have the meaning set forth in Section 5.7(f).

“Deferred Compensation Payment” shall have the meaning set forth in Section 5.7(d)(iii).

“Derivative Instrument” shall have the meaning set forth in Section 3.11(j)(iv).

“Direct Claim” shall have the meaning set forth in Section 8.2(a).

“Disclosure Schedule” shall mean the disclosure schedule delivered by any party pursuant to this Agreement.

“Dispute” shall have the meaning set forth in Section 10.8.

“Dispute Notice” shall have the meaning set forth in Section 10.8.

“Due Date” shall mean, with respect to any Tax Return, the date such return is due to be filed (taking into account any valid extensions).

“Effective Time” shall have the meaning set forth in Section 1.6(b).

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Action” shall have the meaning set forth in Section 8.1(a)(v).

“Environmental Law” shall mean all Laws governing pollution or the protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Evaluation Material” shall have the meaning assigned to such term in the Confidentiality Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean, with respect to Company Bank, each of the officers of Company Bank listed in the definition of “Knowledge of Company Bank.”

“Existing Stock” shall have the meaning set forth in Section 5.13(c).

“Extended Registration Period” shall have the meaning set forth in Section 5.17(h).

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Financial Statements” shall mean the audited consolidated balance sheets of Company Bank and the Company Bank Subsidiaries as of December 31, 2003 and 2002 and the related audited consolidated statements of income and cash flows for the years then ended, together with the notes to such financial statements and accompanied by the reports thereon of KPMG LLP.

“FRB” shall mean the Federal Reserve Board.

“FSA” shall mean the Japan Financial Services Agency.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other federal, state or local governmental or other regulatory authority or agency.

“Hazardous Substance” shall have the meaning set forth in Section 3.16(a).

“Indebtedness” shall mean, without double counting, (a) the consolidated indebtedness of Company Bank and the Company Bank Subsidiaries for borrowed money owed to third parties, (b) accrued interest payable by Company Bank and the Company Bank Subsidiaries on the indebtedness under clause (a), and (c) the consolidated obligations of Company Bank and the Company Bank Subsidiaries under their capitalized leases.

“Indemnified Party” shall have the meaning set forth in Section 8.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.2(a).

“Initial Registration Period” shall have the meaning set forth in Section 5.17(e).

“Insurance Policy” shall mean any insurance policy maintained by Company or any of its Affiliates (other than Company Bank or any Company Bank Subsidiary).

“Intellectual Property” shall mean all of the following:  Trademarks, Patents, Copyrights and Trade Secrets.

“Intercompany Accounts” shall mean all balances related to indebtedness, including any loan, guaranty, receivable, payable or other account, between Company and its Subsidiaries (other than Company Bank and its Subsidiaries) on the one hand, and Company Bank and its Subsidiaries, on the other hand.

“Interim Financial Statements” shall mean the unaudited consolidated balance sheet of Company Bank and the Company Bank Subsidiaries as of March 31, 2004 and the related consolidated statement of income for the three months then ended.

“Interim Period” shall have the meaning set forth in Section 5.5(a)(ii).

“INVEST Agreements” shall have the meaning set forth in Section 5.22(b).

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Agreement” shall have the meaning set forth in Section 5.22(a).

“Knowledge of Company” shall mean the actual (and not constructive or imputed) knowledge of James Sopha and Michael Wells.

“Knowledge of Company Bank” shall mean the actual (and not constructive or imputed) knowledge of Tad Lowrey, John Bogler, Garry Warren, Gary Terrazas, Jeffrey Gollins, Maureen Clark and Carol Snodgress.

“Law” shall have the meaning set forth in Section 3.4(b).

“Losses” shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’ fees and expenses); provided that “Losses” shall not include any special, punitive, exemplary or consequential damages or damages from loss of profits, business opportunities or other economic advantages (other than, with respect to claims under Section 5.17, the Registration Procedures or Section 8.1(c)(iii), as a result of a decrease in the value of Parent Common Stock).

“LTIP Payment” shall have the meaning set forth in Section 5.7(i).

“Material Adverse Effect” shall mean, with respect to any Person, any material event, change or circumstances which has had, or with the passage of time would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of such Person; provided, however, that the effects of events, changes and circumstances relating to (a) the industries and markets in which such Person operates, macroeconomic factors, interest rates, general financial market conditions, war, terrorism or hostilities except to the extent any such change disproportionately affects such Person, (b) changes in Law, generally accepted accounting principles or official interpretations of the foregoing, (c) compliance with this Agreement, or (d) the transactions contemplated hereby shall not be considered when determining if a Material Adverse Effect on such Person has occurred.

“Material Contract” shall have the meaning set forth in Section 3.11(a).

“Measurement Date” shall have the meaning set forth in Section 6.2(e).

“Merger Consideration” shall have the meaning set forth in Section 2.2(a).

“Net Adjustment” shall have the meaning set forth in Section 2.2(c).

“Net CMO Portfolio Loss” shall have the meaning set forth in Section 2.2(c)(ii).

“Net FHLB Advance Gain” shall have the meaning set forth in Section 2.2(c)(iv).

“Net Income Adjustment” shall have the meaning set forth in Section 6.2(e)(i).

“Non-Agency Investment Securities” shall have the meaning set forth in Section 2.2(c)(i).

“NYSE” shall mean the New York Stock Exchange.

“OCC” shall have the meaning set forth in Section 1.1.

“OTS” shall mean the Office of Thrift Supervision.

“Parent” shall have the meaning set forth in the opening paragraph.

“Parent Bank” shall have the meaning set forth in the opening paragraph.

“Parent Bank Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Parent Bank or any of its Affiliates or with respect to which Parent Bank or any of its Affiliates is a party and in which any Company Bank Employee is or becomes eligible to participate or derive a benefit.

“Parent Bank Indemnified Persons” shall have meaning set forth in Section 8.1(a).

“Parent Common Stock” shall mean the common stock of Parent, par value $1.00 per share.

“Parent SEC Report” shall have the meaning set forth in Section 4.6(a).

“Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and similar statutory rights.

“Permitted Encumbrances” shall have the meaning set forth in Section 3.10(a).

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Proceeding” shall have the meaning set forth in Section 8.2(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus all material incorporated by reference in such prospectus.

“Real Property” shall mean all material real property that is owned or used by Company Bank or any Company Bank Subsidiary.

“Registrable Securities” shall have the meaning set forth in Section 5.17(a).

“Registration Period” shall have the meaning set forth in Section 5.17(h).

“Registration Procedures” shall have the meaning set forth in Section 5.17(a).

“Registration Statement” shall have the meaning set forth in Section 5.17(b).

“Regulatory Agencies” means the Office of the Comptroller of the Currency, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and, with respect to Parent and Parent Bank, the Japan Financial Services Agency.

“Required Regulatory Approvals” means the filing of applications and notices, as applicable, with the OCC and the OTS and approval of such applications and non-objections to such notices as well as the expiration of any waiting period provided for thereunder and, as to Parent and Parent Bank only, a pre-report to FSA and non-objection to such pre-report.

“Revised Disclosure Schedule” shall have the meaning set forth in Section 5.20.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 5.22 Agreements” shall have the meaning set forth in Section 5.22.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Severance Plan” shall have the meaning set forth in Section 5.7(d)(ii).

“Severance Plan Adjustment Payment” shall have the meaning set forth in Section 5.7(e).

“Shares” shall have the meaning set forth in Section 2.1(a).

“Short Period” shall have the meaning set forth in Section 5.5(a)(i).

“Straddle Period” shall mean a taxable year or period beginning on or before, and ending on or after, the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Tax Benefit” (a) for purposes of Sections 2.2(c) and 5.7, shall mean the tax effect of any item of loss, deduction or credit or any other item (including any increase in tax basis) which would decrease Taxes paid or payable by Company Bank, Parent or Parent Bank assuming that the Parent, Parent Bank and Company Bank are in a full tax paying position and (b) for all other purposes shall have the meaning set forth in Section 5.5(c).

“Tax Claim” shall have the meaning set forth in Section 5.5(g).

“Taxes” shall mean all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, value added sales and use taxes, excise taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, withholding taxes, workers’ compensation, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

“Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company Bank or any of its Subsidiaries.

“Termination Date” shall have the meaning set forth in Section 7.1(c).

“Third-party Claim” shall have the meaning set forth in Section 8.2(a).

“Threshold” shall mean an amount equal to $3,000,000.

“Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Total Stockholder’s Equity” means total stockholder’s equity based on the books and records of account and other financial records of Company Bank, prepared in accordance with GAAP applied consistently with the Financial Statements and the Interim Financial Statements.

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business and technical information, and the rights to limit the use or disclosure thereof by any Person.

“Transfer Taxes” shall have the meaning set forth in Section 5.5(a)(vi).

“U.S.” shall mean the United States of America.

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“Valuation Date” shall have the meaning set forth in Section 2.2(b).

Section 9.2                                      Interpretation.  (a)  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)                                 Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)                                  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)                                 The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)                                  A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)                                    A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)                                 The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(h)                                 All payments and adjustments under this Agreement shall be made in U.S. Dollars.

ARTICLE X
MISCELLANEOUS

Section 10.1                                Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the Closing shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement.

Section 10.2                                Amendment and Modification.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3                                Notices.  All notices and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been given or made upon receipt) by delivery in person, by overnight courier service (such as Federal Express), by telecopier (which is confirmed) or by mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent and Parent Bank, to:

Union Bank of California, N.A.
400 California Street
San Francisco, CA 94104

Attention:	D. Jeffrey Morrow
Senior Vice President
Facsimile:	(415) 765-2139

Attention:	David W. Dobon
Senior Vice President
Facsimile:	(415) 765-2950

Attention:	Morris W. Hirsch, Esq.
Senior Vice President & Deputy General Counsel

Facsimile:	(415) 765-3391

with a copy to:

Bingham McCutchen, LLP
Three Embarcadero Center
San Francisco, CA 94111

Attention: James M. Rockett, Esq.
Facsimile: (415) 393-2286

and

if to Company, to:

Jackson National Life Insurance Company, Inc.
1 Corporate Way
Lansing, MI 48951
Attention:	James R. Sopha
Executive Vice President
Facsimile:	517-702-2445

with a copy to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Attention: Victor I. Lewkow, Esq.
Facsimile: (212) 225-3999

and

if to Company Bank, to:

Jackson Federal Bank
145 S. State College Blvd., Ste. 600
Brea, CA 92821
Attention:	D. Tad Lowrey
Chairman and Chief Executive Officer
Facsimile:	714-990-7302

with a copy to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Attention: Victor I. Lewkow, Esq.
Facsimile: (212) 225-3999

Section 10.4                                Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.5                                Entire Agreement; No Third Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto and, solely with respect to Section 5.8, the persons who are currently or were officers or directors of Company Bank and solely with respect to Section 8.1(c)(iii), Company Indemnified Persons, any rights or remedies hereunder.

Section 10.6                                Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7                                Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

Section 10.8                                Compulsory Mediation.  (a) The parties hereby agree to attempt in good faith promptly to resolve any disputes or claims (each a “Dispute”) arising out of or relating to this Agreement first by negotiations, then by mediation.  Upon the written request of either party, the Dispute will be referred for negotiation to representatives of the parties who have no direct operational responsibility for the matters involved in the Dispute and who have appropriate authority to resolve the Dispute.  If these representatives have not agreed on a resolution within 15 days of the referral to them, then either party may give the other party written notice (the “Dispute Notice”) of the Dispute and within 15 days after receipt of the Dispute Notice, the receiving party shall submit to the sending party a written response.  The Dispute Notice and the response shall: (i) state each party’s position and summarize the arguments supporting that position; (ii) state the amount of the Dispute or any counterclaim; (iii) specify the requested relief; and (iv) state the name and title of the officers who have the authority to settle the controversy.  Within 30 days after delivery of the Dispute Notice, the parties shall meet in the City of New York, New York and shall commence non-binding mediation in respect of the Dispute in accordance with the Commercial Mediation Rules of the American Arbitration Association (the “AAA”) (except (A) as otherwise provided herein and (B) that, to the extent the parties have mutually agreed not to submit the Dispute to be administered by the AAA, all references in such rules to the AAA including filings, determinations or appointments to be made with or by the AAA shall be disregarded and shall be deemed to be references to the parties) before a mediator to be mutually agreed upon by the parties; provided, that if the parties cannot mutually agree upon a mediator within such 30-day period, then the parties shall promptly submit the Dispute to mediation administered by the AAA under its Commercial Mediation Rules.  All communications made in connection with either negotiations or mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and as such shall be deemed inadmissible in any subsequent proceeding (pursuant to the provisions of Section 10.9).  For the avoidance of doubt, either party may terminate the mediation at any time upon notice in writing to the other party and the mediator.

(b)                                 If any Dispute shall not be fully resolved through the process outlined in clause (a) above, such Dispute shall be resolved through proceedings pursuant to the provisions of Section 10.9.

Section 10.9                                Jurisdiction.  To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such court for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.3 (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 10.10                          Time of Essence.  Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 10.11                          Extension; Waiver.  At any time prior to the Closing Date, either party hereto may extend the time for the performance of any of the obligations or other acts of the other party.  Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.  The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.12                          Jury Trial Waiver.  EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE BANK MERGER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING BUT NOT LIMITED TO CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND

AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 10.13                          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred by either party (whether by operation of law or otherwise) without the prior written consent of the other party.  Any transfer of any rights, interests or obligations hereunder in violation of this Section shall be null and void.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

JACKSON NATIONAL LIFE INSURANCE COMPANY, INC.

By:	/s/ James R. Sopha
	Name:	James R. Sopha
	Title:	Executive Vice President

JACKSON FEDERAL BANK

By:	/s/ D. Tad Lowery
	Name:	D. Tad Lowrey
	Title:	Chairman and Chief Executive Officer

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ D. Jeffrey Morrow
	Name:	D. Jeffrey Morrow
	Title:	Senior Vice President

UNIONBANCAL CORPORATION

By:	/s/ D. Jeffrey Morrow
	Name:	D. Jeffrey Morrow
	Title:	Senior Vice President

Exhibit A

Shareholders’ Consents

SHAREHOLDER’S WAIVER OF NOTICE OF SHAREHOLDERS’ MEETING AND WRITTEN CONSENT TO BUSINESS COMBINATION

[Company or Parent] (“Company”), as the sole shareholder of [Company Bank or Parent Bank] (“[Company or Parent] Bank”), hereby waives the requirement of notice of the shareholder meeting called to consider the merger of Company Bank with and into [Parent Bank], N.A. (“Parent Bank”), with Parent Bank as the surviving entity, pursuant to that certain resolution of Company Bank’s Board of Directors dated                  , 2004 and that certain Agreement and Plan of Merger, dated as of July 1, 2004 (the “Merger Agreement”).  Additionally, Company hereby approves and consents to said merger and approves the Merger Agreement, the Bank Merger Agreement (as defined in the Merger Agreement) and the transactions contemplated thereby.

Shareholder:

[Company or Parent]

By:

Title:

[Notarial Seal]

A-1

SECRETARY’S CERTIFICATE OF SHAREHOLDER’S
APPROVAL OF COMBINATION

I do hereby certify as follows:

1.               I am the secretary/assistant secretary of [Company or Parent] (“Company”), located in                      , State of [Michigan or California], and that I have been appointed and am presently serving in that capacity in accordance with the Bylaws of Company.

2.               Company is the sole shareholder of [Company Bank or Parent Bank] (“Company Bank or Parent Bank”).

3.                                         is the duly elected, qualified and acting                            of Company.

4.               The attached “Shareholder’s Waiver of Notice of Shareholders’ Meeting and Written Consent to Business Combination” (a) was duly adopted by Company in its capacity as the owner of 100% of the outstanding stock of Company Bank and (b) is presently in full force and effect and has not been revoked or rescinded as of this date.

Date:

Name:

Title:                     [Assistant] Secretary

2

Exhibit B

Bank Merger Agreement

This bank merger agreement (the “Bank Merger Agreement”) is entered into as of the Closing Date by and between [Parent Bank] (“Parent Bank”), a national banking association, and [Company Bank] (“Company Bank”), a federal savings bank, as follows:

Section 1.  Outstanding Shares.

(a)                                Parent Bank is a national banking association primarily regulated by the Office of the Comptroller of the Currency.  Parent Bank has 45,000,000 authorized shares of $15 par value common stock, of which 40,305,114 shares are outstanding.  Parent Bank has no outstanding shares of preferred stock or warrants.  All of the issued and outstanding shares of Parent Bank common stock are owned by its parent, [Parent], a Delaware corporation registered as a bank holding company (“Parent”).

(b)                               Company Bank is a federal savings bank primarily regulated by the Office of Thrift Supervision.  Company Bank has 1,000 authorized shares of $1.00 par value common stock, of which 1,000 shares are outstanding.  Company Bank has no outstanding shares of preferred stock, options or warrants.  All of the issued and outstanding shares of Company Bank common stock are owned by [Life Company], a Michigan insurance corporation and savings and loan holding company (“Company”).

(c)                                Parent, Parent Bank, Company Bank and Company have entered into an “Agreement and Plan of Merger, dated as of July 1, 2004 (the “Definitive Agreement”).

Section 2.  The Merger.

Company Bank shall be merged with and into Parent Bank (the “Merger”); subject to the terms and conditions of the Definitive Agreement.  Parent Bank shall be the surviving bank (the “Surviving Bank”) and the name of the Surviving Bank shall remain “[Parent Bank].” At the Effective Time (as defined below), the Surviving Bank shall assume the liquidation account, if any, then maintained by Company Bank pursuant to 12 C.F.R. Section 563b.450 et seq.

Section 3.  Stock.

The effective time of the Merger shall be 12:01 a.m. Pacific Time on [-] (the “Effective Time”), upon filing of this Bank Merger Agreement with the Office of the Comptroller of the Currency.  At the Effective Time, each outstanding share of Company Bank shall be cancelled and converted into Company’s right to receive the Merger Consideration, which shall consist of a combination of cash and Parent stock in accordance with the exchange formula set forth in Section 2.2 of the Definitive Agreement.  The Merger shall have no effect on the shares of Parent Bank.

Section 4.  Articles of Incorporation and By-Laws.

(a) The Articles of Incorporation of Parent Bank shall, at the Effective Time, be the Articles of Incorporation of the Surviving Bank until the same are amended.  It is the intention of the parties that the Merger will be treated as a tax free reorganization pursuant to Section 368 of the Internal Revenue Code and the Definitive Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

(b) The By-Laws of Parent Bank, as they exist at the Effective Time, shall be the By-Laws of the Surviving Bank until the same are amended.

Section 5.  Effect of Merger.

The effect of the Merger is as prescribed by law.

Section 6.  Officers and Directors

The officers and directors of Parent Bank holding office at the Effective Time shall be the officers and directors of the Surviving Bank until removed as provided by law or until the election of their respective successors.

Section 7.  Acts of Merging Corporation

Company Bank, as the merging corporation, shall from time to time, as and when requested by the Surviving Bank, execute and deliver all such documents and instruments and take all such action necessary or desirable to evidence or carry out the Merger.

Section 8.  Definitions.

All capitalized terms herein shall have the meanings ascribed to them in this Bank Merger Agreement; provided, however, if no meaning is separately ascribed to such capitalized terms in this Bank Merger Agreement, then such terms will have the meanings ascribed to them in the Definitive Agreement.

In witness whereof the parties have executed this Bank Merger Agreement.

COMPANY BANK

By
Name:
Title:

By
Name:
Title:

PARENT BANK

By
Name:
Title:

By
Name:
Title:

Exhibit C

[Letterhead Company]

[Letterhead Company Bank]

[•], 2004

Bingham McCutchen LLP
Three Embarcadero Center
San Francisco, CA 94111

Ladies and Gentleman:

Reference is made to the Agreement and Plan of Merger, dated as of July 1, 2004 (the “Agreement”), by and among Jackson Federal Bank, a federal savings bank (“Company Bank”), Jackson National Life Insurance Company, a Michigan insurance corporation and a savings and loan holding company under the Federal Home Owners Loan Act (“Company”), Union Bank of California, N.A., a national banking association (“Parent Bank”), and UnionBanCal Corporation, a Delaware corporation and a registered bank holding company under the Federal Bank Holding Company Act and the sole shareholder of Parent Bank (“Parent”).  All capitalized terms used but not defined herein shall have the meanings provided for in the Agreement.

In connection with the opinions to be delivered by Bingham McCutchen LLP pursuant to Sections 6.2(c) and 6.3(c) of the Agreement in connection with the consummation of the Bank Merger and recognizing that (i) you will rely on this letter in delivering said opinions and (ii) the tax opinion may not accurately describe the consequences of the Bank Merger if any of the following representations are not accurate in all respects, the undersigned officers of Company and Company Bank do hereby certify as of the Effective Time, on behalf of Company and Company Bank, that to the extent the following facts and representations relate to Company or Company Bank, such representations are true, complete and correct in all respects:

1.               The Bank Merger will be consummated solely in compliance with the material terms and conditions of the Agreement and none of the material terms and conditions thereof have been waived or modified.

2.               The number of shares of Parent Common Stock and the amount of other consideration to be exchanged for Company Bank stock in the Bank Merger, was determined through arm’s length negotiations between Parent and Parent Bank, on the one hand, and Company and Company Bank, on the other hand, and the fair market value of the Parent Common Stock and other consideration received by Company in the Bank Merger will be approximately equal to the fair market value of Company Bank stock surrendered in the Bank Merger.

3.               In connection with the Bank Merger, not more than 55 percent of the value of the outstanding stock of  Company Bank will be exchanged for cash (including any cash received in lieu of fractional shares of Parent Common Stock), and the remaining Company Bank stock will be exchanged exclusively for Parent Common Stock.  Company Bank has not redeemed, purchased or otherwise reacquired and will not redeem, purchase or otherwise reacquire any of its stock prior to and in connection with the Bank Merger, either directly or through a person related to Company Bank within the meaning of U.S. Treasury regulation section 1.368-1(e)(3), and no such related person has acquired or will acquire Company Bank stock in connection with the Bank Merger.

4.               Parent Bank will acquire at least 90 percent of the fair market value of Company Bank’s net assets and at least 70 percent of the fair market value of Company Bank’s gross assets, in each case held immediately prior to the Bank Merger.  Company Bank has no plan or intention to take any action, or fail to take any action prior to the Bank Merger, that would cause Parent Bank to fail, following the Bank Merger, to hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company Bank immediately prior to the Bank Merger.  For purposes of this paragraph 4, the following assets also will be included as assets of Company Bank held immediately prior to the Bank Merger: (i) amounts used by Company Bank to pay reorganization expenses, (ii) any cash or cash equivalents received by Company Bank upon the sale of any investment securities pursuant to Section 5.23(a) of the Agreement not used to repay advances owed to the Federal Home Loan Bank of San Francisco, but not such investment securities sold, and any cash contributed to Company Bank by Company pursuant to Section 5.7(e) of the Agreement and (iii) all redemptions and distributions (except for regular, normal dividends) made by Company Bank.

5.               The liabilities of Company Bank assumed by Parent Bank and the liabilities to which assets transferred pursuant to the Bank Merger are subject were incurred in the ordinary course of Company Bank’s business.

6.               Immediately prior to the Bank Merger, Company Bank will be carrying on Company Bank’s “historic business” or using a “significant portion” of Company Bank’s “historic business assets” in a business, as such terms are defined in U.S. Treasury regulation section 1.368-1(d).

7.               Subject to Section 5.17(i) of the Agreement, Company, Company Bank, Parent and Parent Bank will each pay their respective expenses incurred in connection with the Bank Merger.

8.               There is no intercorporate indebtedness existing between Parent and Company Bank or between Parent Bank and Company Bank that was issued, acquired or will be settled at a discount.  Parent will assume no liabilities of Company Bank or Company in connection with the Bank Merger.

9.               Company Bank does not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Parent Bank that, if exercised or converted, would affect Parent’s retention of Control of Parent Bank.  For purposes of this letter, the capitalized term “Control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the number of shares of each class of non-voting stock.

10.         Company Bank is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

11.         The fair market value of the assets of Company Bank transferred to Parent Bank equals or exceeds the sum of the liabilities assumed by Parent Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

12.         Company Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

13.         The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.  The total cash consideration that will be paid in the Bank Merger to Company instead of issuing fractional share interests in Parent Common Stock is not expected to exceed one percent of the total consideration that will be issued in the Bank Merger to Company in exchange for its Company Bank stock.  Company will not receive cash in lieu of fractional Parent Common Stock in an amount equal to or greater than the value of one full share of Parent Common Stock.

14.         Except for open market sales or exchanges pursuant to a stock repurchase program, which sales and stock repurchase program are consistent with Revenue Ruling 99-58 (1999-2 C.B. 701), Company has no plan or intention (i) to sell, exchange, transfer or otherwise dispose of Parent Common Stock received in the Bank Merger (except for fractional share interests), to Parent, to a person related to Parent within the meaning of U.S. Treasury regulation section 1.368-1(e)(3) (a “Parent Related Person”), or to a partnership in which Parent or a Parent Related Person is a partner, or (ii) to enter into a transaction that reduces the risk of ownership of Parent Common Stock received in the Bank Merger with Parent, a Parent Related Person, or any partnership in which Parent or a Parent Related Person is a partner.

15.         There are no interests in Company Bank that could reasonably be treated as equity for U.S. federal income tax purposes other than Company Bank stock.

16.         Each of the representations made by Company and Company Bank and facts concerning Company and Company Bank set forth in the Agreement are true, accurate, and complete in all material respects and no information has come to the attention of the undersigned to cause him to believe that any of the facts concerning Company and Company Bank are untrue in a material respect.

17.         Company and Company Bank will not take any position on any U.S. federal, state or local income or franchise tax return, or take any other U.S. tax reporting position, that is inconsistent with the treatment of the Bank Merger as a reorganization within the meaning of Section 368(a) of the Code or with any of the foregoing representations.

You are authorized to rely on the representations made above when rendering your opinion without undertaking any independent verification of any such representation.  Each of Company and Company Bank hereby undertakes to inform Bingham McCutchen LLP immediately should any of the representations herein become untrue, incorrect or incomplete at or prior to the Closing of the Bank Merger.

IN WITNESS HEREOF, we have signed this letter this           day of                          , 2004.

Very truly yours,

Jackson National Life Insurance Company

By:
Name:
Title:

Jackson Federal Bank

By:
Name:
Title:

Exhibit D

[Letterhead Parent]

[Letterhead Parent Bank]

[•], 2004

Bingham McCutchen LLP
Three Embarcadero Center
San Francisco, CA 94111

Ladies and Gentleman:

Reference is made to the Agreement and Plan of Merger, dated as of July 1, 2004 (the “Agreement”), by and among Jackson Federal Bank, a federal savings bank (“Company Bank”), Jackson National Life Insurance Company, a Michigan insurance corporation and a savings and loan holding company under the Federal Home Owners Loan Act (“Company”), Union Bank of California, N.A., a national banking association (“Parent Bank”), and UnionBanCal Corporation, a Delaware corporation and a registered bank holding company under the Federal Bank Holding Company Act and the sole shareholder of Parent Bank (“Parent”).  All capitalized terms used but not defined herein shall have the meanings provided for in the Agreement.

In connection with the opinions to be delivered by Bingham McCutchen LLP pursuant to Section 6.2(c) and 6.3(c) of the Agreement in connection with the consummation of the Bank Merger and recognizing that (i) you will rely on this letter in delivering said opinions and (ii) the tax opinion may not accurately describe the consequences of the Bank Merger if any of the following representations are not accurate in all respects, the undersigned officers of Parent and Parent Bank do hereby certify as of the Effective Time, on behalf of Parent and Parent Bank, that to the extent the following facts and representations relate to Parent and Parent Bank, such representations are true, complete and correct in all respects:

1.               The Bank Merger will be consummated solely in compliance with the material terms and conditions of the Agreement and none of the material terms and conditions thereof have been waived or modified.

2.               The number of shares of Parent Common Stock and the amount of other consideration to be exchanged for Company Bank stock in the Bank Merger, was determined through arm’s length negotiations between Parent and Parent Bank, on the one hand, and Company and Company Bank, on the other hand, and the fair market value of the Parent Common Stock and other consideration received by Company in the Bank Merger will be approximately equal to the fair market value of Company Bank stock surrendered in the Bank Merger.

3.               In connection with the Bank Merger, not more than 55 percent of the value of the outstanding stock of Company Bank will be exchanged for cash (including any cash received in lieu of fractional shares of Parent Common Stock), and the remaining Company Bank stock will be exchanged exclusively for Parent Common Stock.  Except for open market repurchases pursuant to a stock repurchase program, which repurchases and stock repurchase program are consistent with Revenue Ruling 99-58 (1999-2 C.B. 701), (x) Parent has no plan or intention to redeem, repurchase or otherwise reacquire Parent Common Stock after the Bank Merger either directly or through a person related to Parent within the meaning of U.S. Treasury regulation section 1.368-1(e)(3) (a “Parent Related Person”), (y) no such Parent Related Person has a plan or intention to purchase Parent Common Stock after the Bank Merger and (z) no partnership in which Parent or a Parent Related Person is a partner has a plan or intention to purchase Parent Common Stock after the Bank Merger.  Parent also has not participated, and in connection with the Bank Merger, will not participate, in a redemption or acquisition of Company Bank stock by Company Bank or a person related to Company Bank within the meaning of U.S. Treasury regulation section l.368-l(e)(3).

4.               Parent Bank will acquire at least 90 percent of the fair market value of Company Bank’s net assets and at least 70 percent of the fair market value of Company Bank’s gross assets, in each case held immediately prior to the Bank Merger.  Parent has no plan or intention to take any action, or fail to take any action, that would cause Parent Bank to fail, following the Bank Merger, to hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company Bank immediately prior to the Bank Merger (including, for the avoidance of any doubt, any cash or cash equivalents received by Company Bank upon the sale of any investment securities pursuant to Section 5.23(a) of the Agreement not used to repay advances owed to the Federal Home Loan Bank of San Francisco and any cash contribution to Company Bank by Company pursuant to Section 5.7(e) of the Agreement).  For purposes of this paragraph 4, amounts paid by Company Bank to stockholders who receive cash in lieu of fractional shares of Parent Common Stock, amounts used by Company Bank to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company Bank will be included as assets of Company Bank held immediately prior to the Bank Merger.  Any cash or cash equivalents received by Company Bank upon the sale of any investment securities pursuant to Section 5.23(a) of the Agreement not used to repay advances owed to the Federal Home Loan Bank of San Francisco will be employed by Parent Bank in its trade or business.  The cash portion of the Merger Consideration will be paid only out of Parent Bank’s own resources and no portion of such Merger Consideration will be funded, directly or indirectly, by any assets (including cash) of Company Bank.

5.               Prior to the Bank Merger, Parent will be in Control of Parent Bank and Parent has no plan or intention to take any action that would result in Parent losing Control of Parent Bank, and immediately after the Bank Merger, Parent will be in Control of Parent Bank.  For purposes of this letter, the capitalized term “Control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the number of shares of each class of non-voting stock.

6.               Parent Bank has no plan or intention to issue, and Parent has no plan or intention to cause Parent Bank to issue, additional shares of capital stock in Parent Bank that would result in Parent losing Control of Parent Bank.

7.               Parent has no plan or intention (x) to reacquire or redeem any of the Parent Common Stock issued in the Bank Merger, either directly or through a Parent Related Person or through a partnership in which Parent or a Parent Related Person is a partner or (y) to enter into a transaction that reduces the risk of ownership of Parent Common Stock received in the Bank Merger by Company, either directly or through a Parent Related Person or through a partnership in which Parent or a Parent Related Person is a partner except to the extent that such Parent Common Stock may be repurchased through an open market stock repurchase program of the sort described in paragraph 3, above, and Parent expects and intends that such Parent Common Stock will remain outstanding for the foreseeable future.  No stock of Parent Bank will be issued in the Bank Merger.

8.               Parent has no plan or intention to cause Parent Bank to liquidate; to cause Parent Bank or any subsidiary of Parent Bank to merge with or into another corporation after the Closing Date other than into a subsidiary of Parent Bank that is controlled (within the meaning of Section 368(c) of the Code) by Parent Bank; or to cause Parent Bank to make distributions after the Closing Date except in accordance with its historic business practices.  Parent has no plan or intention to sell or otherwise dispose of the stock of Parent Bank (or cause such sales or dispositions); or cause Parent Bank to sell or otherwise dispose of any of its assets except for dispositions of assets made in the ordinary course of business, transfers of assets described in U.S. Treasury regulation section l.368-2(k)(l), or transfers for fair market value consideration described in Revenue Ruling 88-48, 1988-1 C.B. 117.

9.               Following the Bank Merger, Parent Bank will continue the “historic business” of Company Bank or use a “significant portion” of Company Bank’s “historic business assets” in a business, as such terms are defined in U.S. Treasury regulation section 1.368-1(d).

10.         Subject to Section 5.17(i) of the Agreement, Company, Company Bank, Parent and Parent Bank will each pay their respective expenses incurred in connection with the Bank Merger.

11.         There is no intercorporate indebtedness existing between Parent and Company Bank or between Parent Bank and Company Bank that was issued, acquired or will be settled at a discount, and Parent will assume no liabilities of Company Bank or Company in connection with the Bank Merger.

12.         Parent Bank does not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Parent Bank that, if exercised or converted, would affect Parent’s retention of Control of Parent Bank.

13.         Neither Parent nor Parent Bank is, or will be at the Effective Time, (x)  an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code, or (y) under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

14.         The fair market value of the assets of Company Bank transferred to Parent Bank equals or exceeds the sum of the liabilities assumed by Parent Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

15.         The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.  The total cash consideration that will be paid in the Bank Merger to Company instead of issuing fractional share interests in Parent Common Stock is not expected to exceed one percent of the total consideration that will be issued in the Bank Merger to Company in exchange for its Company Bank stock.  Company will not receive cash in lieu of fractional Parent Common Stock in an amount equal to or greater than the value of one full share of Parent Common Stock.

16.         After the Bank Merger, Parent will, and will cause Parent Bank to, comply with the record-keeping and information filing requirements of U.S. Treasury regulation section 1.368-3.

17.         Each of the representations made by Parent and Parent Bank and facts concerning Parent and Parent Bank set forth in the Agreement are true, accurate, and complete in all material respects and no information has come to the attention of the undersigned to cause him to believe that any of the facts concerning Parent or Parent Bank are untrue in a material respect.

18.         Neither Parent nor Parent Bank will take any position on any U.S. federal, state or local income or franchise tax return, or take any other U.S. tax reporting position, that is inconsistent with the treatment of the Bank Merger as a reorganization within the meaning of section 368(a) of the Code or with any of the foregoing representations.

You are authorized to rely on the representations made above when rendering your opinion without undertaking any independent verification of any such representation.  Each of Parent and Parent Bank hereby undertakes to inform Bingham McCutchen LLP and Company immediately should any of the representations herein become untrue, incorrect or incomplete at or prior to the Closing of the Bank Merger.

IN WITNESS HEREOF, we have signed this letter this [  ] day of [•], 2004.

Very truly yours,

UnionBanCal Corporation

By:
Name:
Title:

Union Bank of California, N.A.

By:
Name:
Title:

Exhibit E

TRANSITION SERVICES AGREEMENT

dated as of July [•], 2004

between

UNION BANK OF CALIFORNIA, N.A.

and

JACKSON NATIONAL LIFE INSURANCE COMPANY

THIS TRANSITION SERVICES AGREEMENT is dated as of [-], 2004 (this “Agreement”), between Jackson National Life Insurance Company, a Michigan insurance corporation (“Company”), and Union Bank of California, N.A., a national banking association (““Parent Bank”),.

WHEREAS, Jackson Federal Bank, a federal savings bank and wholly-owned subsidiary of Company (“Company Bank”), Company, and Parent Bank entered into an Agreement and Plan of Merger, dated as of June [-], 2004 (the “Merger Agreement”), pursuant to which Company Bank and Parent Bank have entered into a business combination by which Company Bank was, on the date hereof, merged with and into Parent Bank with Parent Bank as the surviving entity (the “Bank Merger”); and

WHEREAS, Parent Bank desires to purchase from Company, and Company desires to provide to Parent Bank, certain transition services for specified periods following the closing of the Bank Merger.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.                                   Defined Terms.  Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, as it may be amended from time to time by the parties thereto.  As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the recitals.

“Business” means the business of Company Bank and the Company Bank Subsidiaries as conducted immediately prior to the Closing Date.

“Company” has the meaning set forth in the opening paragraph.

“Company Bank” has the meaning set forth in the opening recitals.

“Confidential Information” has the meaning set forth in Section 2.02.

“Line Item of Service” has the meaning set forth in Section 2.01(a).

“Merger Agreement” has the meaning set forth in the recitals.

“Parent Bank” has the meaning set forth in the opening paragraph.

“Term” has the meaning set forth in Section 2.01(a).

“Third Party Provider” has the meaning set forth in Section 2.01(d).

“Transition Services” has, the meaning set forth in Section 2.01(a).

Section 1.2.                                   General Interpretive Principles.  (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other genders, in each case, as the context requires, (b) the term “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

ARTICLE II

SERVICES

Section 2.1.                                   Provision of Services: Reimbursement of Expenses.  (a) Company agrees to provide, or cause to be provided, to Parent Bank each line item of service (each such item, a “Line Item of Service”) set forth on Schedule A attached hereto and made a part hereof (all such Line Items of Service being, collectively, the “Transition Services”), with respect to such Line Item of Service from the Closing and continuing through the period indicated on Schedule A (the “Term”), to the extent that this Agreement has not been terminated pursuant to Section 2.01(c) hereof.  Access to and use of the Transition Services is provided solely for the use of Parent Bank and any third party contractor hired by Parent Bank, and solely for the operation of the Business, during the Term.  Parent Bank shall not allow access to or use of Transition Services by any other third party without the prior written consent of Company, which consent may be granted or withheld in Company’s sole discretion.  Parent Bank shall use best efforts to become independent of Company with respect to each Line Item of Service as soon as commercially practicable, but in no event later than the end of the Term.  Company’s obligation to provide any Transition Services under this Agreement shall be limited by scope and extent to the Transition Services provided to Company Bank immediately prior to the Closing.

(b)         As compensation for the Transition Services to be provided by Company hereunder, Parent Bank shall pay to Company a fee for each Line Item of Service determined as set forth on Schedule A.  Any payments pursuant to this Agreement shall be made in U.S. Dollars within ten (10) Business Days after the date of receipt by Parent Bank of the invoice without set-off, defense or counterclaim and free and clear of any present and future taxes (other than income taxes), levies, duties, deductions, withholdings, fees, liabilities and similar charges.  Company reserves the right to suspend performance of

Transition Services under this Agreement upon failure of Parent Bank to make any payment pursuant to this Agreement, provided, however, that Company has given Parent Bank fifteen (15) calendar days prior notice of its intention to do so, and Bank has not cured such payment default in such period.

(c)          Parent Bank may terminate this Agreement as to any or all Transition Services before the end of the relevant Term for such service upon thirty (30)] calendar days’ prior written notice to Company.  If Company shall cease to provide a particular Line Item of Service for itself or lowers the level of any Line Item(s) of Service for itself from the level existing as of the date of this Agreement or the applicable Line Item(s) of Service are provided by a Third Party Provider and Company’s contract with such Third Party Provider has expired or terminated, Company may cease to provide such similar Line Item(s) of Service to Bank or lower the level of such Line Item(s) of Service, effective as of the later of (x) the time that Company ceases to generally provide such Line Item(s) of Service or generally lowers the level of such Line Item(s) of Service or the date on which Company’s contract with such Third Party Provider expires or terminates, and (y) following [thirty (30)] days’ notice (or such longer period as may be identified on Schedule A) to Parent Bank.

(d)         Company shall cause the Transition Services, to the extent provided by Company or its Affiliates, to be provided in a manner generally consistent in all material respects with the manner and level of care with which such Transition Services were provided before the Closing by Company and its Affiliates in the ordinary course of business.  Company does not now provide any Line Item(s) of Service using third-party providers with whom Company or an Affiliate of Company has contracted for such Line Item(s) of Service (each, a “Third Party Provider”), but may do so, provided, however, that Parent Bank has given its prior written approval to use of such Third Party Provider, and such performance is subject to the terms, conditions, and documentation as Parent Bank may require.  Company shall have full responsibility for termination of Third Party Providers.  EXCEPT AS EXPRESSLY PROVIDED HEREIN COMPANY MAKES NO WARRANTY, EXPRESS OR IMPLIED, OF QUALITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OF ANY GOODS OR SERVICES PROVIDED IN CONNECTION WITH TRANSITION SERVICES.

(e)          If it appears Transition Services may exceed Company’s available capacity to provide such Transition Services, Company may, subject to subsection (a) of this Section 2.01, prioritize requests for Transition Services or take other steps to manage efficiently the provision of such Transition Services to Parent Bank consistent with its practice immediately prior to the Closing.

(f)            The Transition Services will be provided by Company in accordance with Company’s policies and procedures.  If Parent Bank acts in a manner that is inconsistent with such policies or procedures, Company shall so inform Parent Bank and provide a copy of any relevant policies and/or procedures to Parent Bank, and Company and Parent Bank shall then meet and confer, in good faith, on ways to conform the Transition Services to such policies or procedures, or conform, modify or manage the policies and procedures to be consistent with the Transition Services.  Any such change shall be evidenced as soon as practicable by an amendment to Schedule A, to the extent an amendment is deemed necessary by Company or Parent Bank.  When changes permitted under this Section 2.01(f) are made to any Line Item of Service, such Line Item of Service, as changed, shall immediately be subject to the provisions of this Agreement and deemed to be a “Line Item of Service” for all purposes hereunder.

(g)         In the event that Parent Bank requests any support or service not expressly provided for in Schedule A, Company shall consider in good faith providing such support or service to Parent Bank.  If Company decides to provide such support or service, Parent Bank shall pay for such support or service an amount to be mutually agreed upon between Parent Bank and Company, which shall not exceed the fully allocated cost of providing such support or service.  The terms of this Agreement shall apply to the provision of any such support or service.

SECTION 2.02.                 Confidential Information.           Certain information and documents disclosed by Parent Bank to Company, by Company to Parent Bank, or which come to Company’s or Parent’s Bank attention from the other during the course of performance of this Agreement, constitute a valuable asset of and are confidential and proprietary to the originating party thereof.

(a)          “Confidential Information” shall include, but not be limited to, any or all of the following: (i) as to Parent Bank, the names, addresses, telephone and facsimile numbers, financial data, e-mail addresses, and any other “Non-Public Personal Information” as that term is used in the Gramm-Leach-Bliley Act of 1999, regarding its (or its operating subsidiaries or Affiliates) customers, or prospective customers, (ii) as to both Company, Parent Bank,and their respective operating subsidiaries or Affiliates, business plans, processes, policies and procedures for marketing, sales, and customer service and support activities, financial service pricing and profitability, customer and vendor contracts and related documents, (iii) as to both Company and Parent Bank, personal information, performance records, financial, compensation and benefits data, e-mail addresses, and any other non-public personal information relating to their respective employees, and (iv) such other information, documents and data as Company or Parent Bank may from time to time designate, in it sole and absolute discretion, as confidential.  “Confidential Information” does not include any information that is in the public domain, other than as a result of breach by the recipient of the information of its obligations under this Agreement.

(b)         A party hereto receiving Confidential Information from the other shall not use, nor permit its employees, agents, subcontractors or Affiliates to use, such data for any purpose whatsoever except strictly in connection with performance of its contractual duties to Parent Bank under this Agreement; and will make and enforce policies and procedures in hiring, training, supervision and monitoring of its staff, agents and subcontractors in proper handling and protection of such information, and shall maintain such information in strict confidence.

(c)          Company shall notify Parent Bank of any security, or suspected security breach of information covered under California Civil Code 1798.82, or any other breach of Confidential Information, immediately following discovery, if the information was, or is reasonably believed to have been acquired by an unauthorized person.  Notification must be given in the most expedient time possible and without unreasonable delay.

SECTION 2.03.                 Access.     Parent Bank agrees that it shall, without charge, provide Company (or any Affiliate of Company or Third Party Provider, provided such individuals have been approved in advance by Parent Bank and provide documentation satisfactory to it) with such access to Parent Bank’s premises and/or personnel, and such assistance as may reasonably be required for Company to perform its obligations under this Agreement.  If Parent Bank has access (either on-site or remotely) to any of Company’s computer systems in relation to the Transition Services, or if Company has access (either on-site or remotely) to any of Parent Bank’s computer systems in relation to the Transition Services, the party making such access shall limit such access solely to the use of such systems for purposes of the Transition Services and shall not access or attempt to access any other computer systems, files, software or services other than those required for the Transition Services, or those that are publicly available.  Each shall limit such access to those of its employees, agents or contractors with a bona fide need to have such access in connection with the Transition Services, and shall follow all of security rules and procedures for restricting access to the operator’s computer systems.  All user identification numbers and passwords disclosed to Bank, and to Company by Parent Bank, and any information obtained by Parent Bank, or by Company as a result of access to and use of the other’s computer systems shall be deemed to be, and treated as, the system operator’s Confidential Information hereunder.  Company and Parent Bank shall cooperate in the investigation of any apparent unauthorized access to any Company computer system and/or information stores.  Company agrees that under no circumstances shall any of Company’s’ agents, subcontractors or employees, whether full or part-time, connect to any Parent Bank system or handle any Parent Bank data, for purposes of downloading, extracting, storing or transmitting information through personally owned, rented, or borrowed equipment such as, but not exclusive to, laptops, palm pilots and cell phones. Any exceptions are at variance with Parent Bank policy and must be approved in advance according to Parent Bank policy guidelines.

SECTION 2.04.                 Force Majeure & Business Resumption Plan.  At all times during the term hereof Company will maintain preparedness for resumption of Transition Services hereunder following disruption by act of war, sabotage, terrorism, or armed conflict, by natural occurrences such as fire, flood, storm or earthquake, or resulting from strike, lockout, telecommunications failure and other reasonably anticipatable casualties, consistent with its practice immediately prior to Closing.  Neither party shall be liable for delay or failure to perform, in whole or in part, any of its duties under this Agreement by reason of such disruptions, except, however, to the extent any delay or disruption in performance, or any failure or damage resulting therefrom, was caused by failure of that party to comply with its duties under this Section 2.04.

SECTION 2.05.                 Limitations on Liability.  Neither Company nor Parent Bank shall have any duties or responsibilities hereunder other than those specifically set forth herein, and no implied obligations shall be read into this Agreement.  Except for a breach of section 2.02, each waives and shall not assert, and shall cause its Affiliates to waive and not assert, claims against the other, its affiliates, and their respective employees arising in connection with any Transition Services, except for claims arising out of gross negligence or willful misconduct in the provision of any duties under this Agreement.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING,W ITHOUT LIMITATION, LOSS OF DATA, LOSS OF REVENUE, LOSS OF CUSTOMERS OR CLIENTS, LOSS OF GOODWILL, OR LOSS OF PROFITS, DAMAGE TO OR LOSS OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE, OR ANY LOSS OF BUSINESS,  HOWSOEVER CAUSED, OR ARISING IN ANY MANNER FROM THIS AGREEMENT AND THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS HEREUNDER, IN AMOUNT EXCEEDING THE FEES PAID BY PARENT BANK TO COMPANY FOR TRANSITION SERVICES UP UNTIL THE DATE OF SUCH OCCURRENCE, DIVIDED BY THE NUMBER OF DAYS FROM THE DATE OF THIS AGREEMENT TO THE DATE OF SUCH OCCURRENCE, MULTIPLIED BY 365.

SECTION 2.06.  Indemnity by Company.  Company will defend, indemnify and hold Parent Bank, and Parent Bank’s employees, officers and agents (“Parent Bank Indemnitees”) harmless from and against any and all liabilities, claims, losses, damages, actions and causes of actions, including without limitation injury to, illness or death of any person or persons, and damage to or destruction of any property, and claims of infringement and breaches of confidentiality, which such Parent Bank Indemnitees may sustain or incur by reason of the gross negligence or willful misconduct of Company or by Company’s employees or agents, in connection with the performance of Company’s duties hereunder.  The indemnity and hold harmless provisions of this Section 2.06 shall not be applicable to any liability proximately caused by the willful misconduct of any Parent Bank Indemnitee or its employees.  Company’s liability for damages, however denominated, under this Section 2.06 shall be limited, in accordance with Section 2.05, to the amount of fees paid by Parent Bank to Company for Transition Services hereunder through the date of such occurrence, divided by the number of days from the date of this Agreement through the date of such occurrence, multiplied by 365..

SECTION 2.07.                 Indemnity by Parent Bank.  Parent Bank will defend, indemnify and hold Company, and Company’s employees, officers and agents (“Company Indemnitees”) harmless from and against any and all liabilities, claims, losses, damages, actions and causes of actions, including without limitation injury to, illness or death of any person or persons, and damage to or destruction of any property, and claims of infringement and breaches of confidentiality, which such Company Indemnitees may sustain or incur by reason of the gross negligence or willful misconduct of Parent Bank, or by Parent Bank’s employees or agents, in connection with the performance of Parent Bank’s duties hereunder.  The indemnity and hold harmless provisions of this Section 2.07 shall not be applicable to any liability proximately caused by the willful misconduct of any Company Indemnitee or its employees.  Parent Bank’s liability for damages, however denominated, under this Section 2.07 shall be limited, in accordance with Section 2.05, to the amount of fees paid by Parent Bank to Company for Transition Services hereunder through the date of such occurrence, divided by the number of days from the date of this Agreement through the date of such occurrence, multiplied by 365.

ARTICLE III

ADDITIONAL AGREEMENTS

SECTION 3.01.                 Effect of Termination.  Notwithstanding any termination of this Agreement, (i) the terms of Sections 2.02, 2.05, 2.06 and 2.07, and Articles III and IV shall survive any such termination; and (ii) any outstanding payment obligations of either party hereunder, and all provisions of this Agreement relating to payment of amounts due and taxes, shall survive any such termination, until all such sums are paid in full.  Company agrees to return promptly all copies of materials in its control that include Parent Bank Confidential Information to Parent Bank upon termination.  Company agrees to furnish Parent Bank, upon its request, with an affidavit stating that it does not have in its possession or under its control any other documents, contracts, computer code, computer data or other materials, in tangible or electronic form, that pertain to Parent Bank’s Confidential Information.

SECTION 3.02.                 Independent Contractor.  In performing the Transition Services hereunder, Company shall operate as and have the status of an independent contractor, and, except as otherwise provided herein, be subject only to the general direction of Parent Bank regarding the Transition Services to be rendered, as opposed to the method of performance of such Transition Services.  No party’s employees shall be considered employees or agents of the other party, nor shall the employees of any party be eligible or entitled to any benefits, perquisites or privileges given or extended to any of the other party’s employees.  Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the parties.  Except as expressly provided herein, no party shall have any power to control the activities and/or operations of the other party.  No party shall have any power or authority to bind or commit any other party.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1.                                   Waiver.  Either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any failure to assert, or delay in the assertion of, rights under this Agreement shall not constitute a waiver of those rights.

Section 4.2.                                   Expenses.  Except as otherwise provided in this Agreement, the parties shall bear their respective direct and indirect costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

Section 4.3.                                   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Persons at the following addresses:

(a)          if to Company:

Company

Jackson National Life Insurance Company
1 Corporate Way
Lansing, MI  48951
Attention:  [•]
Telecopy:  [•]
Telephone: [•]

(b)         if to Parent Bank:

Union Bank of California, NA
Strategic Delivery & Development Department (G03-065)
445 S. Figueroa Street
Los Angeles, CA 90071
Attn:  Kenneth Holdway, Senior Vice President
Facsimile:  (213) 236-7580

with a copy, which does not constitute notice, to:

Union Bank of California, NA
Legal Division (G12-300)
445 S. Figueroa Street
Los Angeles, CA 90071
Attn:  Gino Chilleri, Esq.
Facsimile:  (213) 236-7579

Section 4.4.                                   Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.5.                                   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not fundamentally changed.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order for the transactions contemplated hereby to be consummated as originally contemplated to the greatest extent possible.

Section 4.6.                                   Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Company and Parent Bank with respect to the subject matter hereof.

Section 4.7.                                   Assignment.  Except as expressly set forth in this Agreement, neither party may transfer any of its rights or obligations hereunder (including by assignment, merger or operation), without the prior written consent of the other party.

Section 4.8.                                   No Third-party Beneficiaries.  This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.9.                                   Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by the parties.

Section 4.10.                             Governing Law:  Submission to Jurisdiction.  (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Michigan.

(b)         To the fullest extent permitted by applicable Law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Western District of Michigan and not in any other State or Federal Court in the United States of America or in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such action brought in such a court or any claim that any such action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 4.03 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 4.11.                             Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 4.12.                             No Presumption.  The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations.  Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby.  The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provisions.

Section 4.13.                             Time of Essence.  Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

JACKSON NATIONAL LIFE INSURANCE COMPANY, a Michigan corporation

By:
Name:
Title:

UNION BANK OF CALIFORNIA, a national banking association

By:
Name:
Title:

SCHEDULE A

Services

Description of Service	Term	Fees

Information Technology and Telecommunication Services:

a. Application Availability Service (provide hardware, network, and software resources for existing application systems, including Nautilus, Easy Lender, Outlook and Outlook WEB Access e-mail, external internet access, Novell File and Print and Citrix)

b. Telecommunications Service (maintain and administer existing telecommunications services:

•  order, cancel, administer and monitor telecommunications lines

•  coordinate phone system installations with appropriate vendors

•  order, cancel, and administer telephone calling cards

•  order, cancel, and administer personal pagers

•  order, cancel, and administer cellular phones

•  resolve billing disputes with service providers)

c.  E-mail Administration Service (provide hardware to support existing e-mail systems)

d.  Network Support (administer existing services and standards:

•  new systems implementation

•  monitoring of network

•  cabling

•  tape backup and restore

•  firewall administration

•  system intrusion detection testing)

e.  Desktop support (maintain the following support services:

•  new software installation

•  upgrades to existing software

•  problem resolution)

f. IT Security Support (maintain existing services:

•  new account setup

•  deletion/disabling of terminated accounts

180 days after Closing

Allocated cost of services performed by Company personnel, based on actual usage, determined using the methodology applied consistently by Company prior to the Closing.

Telecommunications services provided by third parties will be charged at direct cost and all invoices will be passed directly to Company Bank.

In connection with any services requiring Company personnel to travel to Company Bank, Company Bank will pay all reasonable and actual out of pocket expenses incurred by such personnel in performing such services.

•  setup of remote access)

g. Disaster Recovery (maintain existing disaster recovery plan systems based on current level and scope of IT services)

h. Hardware and software (hardware and software scheduled and emergency maintenance)

Exhibit F

Registration Procedures

SECTION 1.

1.1.                              Additional Defined Terms.  As used in these Registration Procedures, the following terms shall have the following meanings:

“holder” or “holders” means (a) Company, as long as Company owns any Registrable Securities and (b) any underwriter or agent designated in accordance with Section 5.17(c) that becomes a holder or holders of Registrable Securities and agrees in writing to be bound by the provisions of this Agreement, as long as such underwriter owns any Registrable Securities.

“Underwritten Offering” means a registration in which Registrable Securities are sold to an underwriter or underwriters on a firm commitment basis for reoffering to the public.

SECTION 2

Registration Procedures.

(a)                                  In connection with Parent’s registration obligations, Parent will:

(i)                                    before filing a Registration Statement or Prospectus, or any amendments or supplements thereto and in connection therewith, furnish to the underwriter, underwriters or agent, if any, and to one representative of the holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents will be subject to the review of such underwriters and such holders and their respective counsel;

(ii)                                 promptly prepare and file with the SEC such amendments or supplements to the applicable Registration Statement or Prospectus as may be (A) reasonably requested by any participating holder (to the extent such request relates to information relating to such holder) or (B) necessary to keep such registration effective for the period of time required by this Agreement;

(iii)                              notify the selling holders of Registrable Securities and the managing underwriter, underwriters or agent if any, and (if requested) confirm such advice in writing, as soon as reasonably practicable after notice thereof is received by Parent (A) when the Registration Statement or any amendment thereto has been filed or becomes effective and when the applicable Prospectus or any amendment or supplement thereto has been filed, (B) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order preventing or suspending the use of any preliminary or final

Prospectus or the initiation or threat of any proceedings for such purposes and (D) of the receipt by Parent of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;

(iv)                             promptly notify each selling holder of Registrable Securities and the managing underwriter, underwriters or agent, if any, when Parent becomes aware of the happening of any event as a result of which the applicable Registration Statement or Prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC (A) an amendment or supplement to such Registration Statement or Prospectus or (B) such other report, in each case which will correct such statement or omission or effect such compliance;

(v)                                make every reasonable effort to prevent or obtain at the earliest possible moment the withdrawal of any stop order with respect to the applicable Registration Statement or other order suspending the use of any preliminary or final Prospectus;

(vi)                             promptly incorporate in a Prospectus supplement or post-effective amendment to the applicable Registration Statement such information as the managing underwriter, underwriters or agent, if any, and the holders of the Registrable Securities being sold agree should be and reasonably request to be included therein relating to the plan of distribution with respect to Registrable Securities; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment;

(vii)                          furnish to each selling holder of Registrable Securities and each managing underwriter or agent, if any, without charge, as many conformed copies as such holder or the managing underwriter may reasonably request of the applicable Registration Statement;

(viii)                       deliver to each selling holder of Registrable Securities and each managing underwriter or agent, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) as such holder, managing underwriter or agent may reasonably request (it being understood that Parent consents to the use of the Prospectus by each of the selling holders of Registrable Securities and the underwriter, underwriters or agent, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus);

(ix)                               on or prior to the date on which the applicable Registration Statement is declared effective, use its best efforts to register or qualify such Registrable

Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States, if required as any such selling holder or the underwriter or agent, if any, or their respective counsel reasonably requests in writing, and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect during the Registration Period; provided, however, that Parent will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(x)                                  cooperate with the selling holders of Registrable Securities and the managing underwriter, underwriters or agent, if any, to cause the timely preparation and delivery of certificates representing Registrable Securities to be sold and such certificates bearing no restrictive legends provided that Company has provided a written representation to the effect that such Registrable Securities have been sold pursuant to an effective registration statement;

(xi)                               obtain for delivery to the holders of Registrable Securities being registered and to the underwriter, underwriters or agent, if any, an opinion or opinions from counsel for Parent dated the effective date of the Registration Statement or, in the event of an Underwritten Offering, the date of the signing of the underwriting agreement and the date of the closing under the underwriting agreement, in customary form, scope and substance, which counsel and opinions shall be reasonably satisfactory to the holders and underwriter or underwriters, if any, and their respective counsel;

(xii)                            obtain for delivery to Parent, Company and the underwriter, underwriters or agent, if any, with copies to the holders of Registrable Securities included in such registration, a cold comfort letter from Parent’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as Company or the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(xiii)                         cooperate with each seller of Registrable Securities and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NYSE or other applicable securities exchange;

(xiv)                        use its best efforts during the Registration Period to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, as soon as reasonably practicable (but not more than 15 months) after any offering pursuant to the applicable Registration Statement or the effective date thereof, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(xv)                           provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xvi)                        use its best efforts to cause all Registrable Securities of a class covered by the applicable Registration Statement to be listed on each securities exchange on which any of Parent’s securities of such class are then listed or quoted and on each inter-dealer quotation system on which any of Parent’s securities of such class are then quoted;

(xvii)                     make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the holders of the Registrable Securities covered by the applicable Registration Statement, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such sellers or any such managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of Parent, and cause Parent’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves reasonably available to discuss the business of Parent and to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility; and

(xix)                          in the case of an Underwritten Offering, cause the senior executive officers of Parent to participate in reasonable marketing or placement efforts that may be reasonably requested by the managing underwriter or agent in any such Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto in each case as may be reasonably requested by the managing underwriter or agent.

(b)                                 Parent may require each selling holder of Registrable Securities as to which any registration is being effected to furnish to Parent such information regarding the distribution of such Securities and such other information relating to such holder and its ownership of the applicable Registrable Securities as Parent may from time to time reasonably request.  Each holder of Registrable Securities agrees to furnish such information to Parent and to cooperate with Parent as necessary to enable Parent to comply with the provisions of this Agreement and the Registration Procedures.

(c)                                  Each holder of Registrable Securities agrees by acquisition of such Registrable Securities that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 2.1(a)(iv) of these Registration Procedures, such holder will discontinue disposition of its Registrable Securities pursuant to such Registration Statement until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.1(a)(iv), or until such holder is advised in writing by Parent that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus and, if so directed by Parent, such holder will deliver to Parent (at Parent’s expense) all copies, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Securities which are current at the time of the receipt of such notice; provided that Parent shall not suspend use of the Registration Statement for any reason during the period commencing on, and including, the Closing Date and ending at the end of the last trading day of the Initial Registration Period;

provided further that Parent shall not suspend use of the Registration Statement for more than 60 days in any 6 month period during the Extended Registration Period.

(d)                                 Company shall promptly notify Parent and the managing underwriter or underwriters, if any, when Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or Prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and cooperate with Parent in the preparation and filing with the SEC of an amendment or supplement to such Registration Statement or Prospectus which will correct such statement or omission or effect such compliance.

2.2.                              Underwritten Offerings.

(a)                                  Underwriting Agreements.  If requested by the underwriters for any Underwritten Offering pursuant to this Agreement, Parent and the holders of Registrable Securities to be included therein shall enter into an underwriting agreement or, if applicable, a purchase agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to Parent, the holders of the Registrable Securities to be included in such Underwritten Offering and the underwriters, and to contain such terms and conditions as are generally prevailing in agreements of that type, including indemnities and contribution provisions substantially similar to, and no less favorable to the recipient thereof than, those provided in the underwriting agreement dated December 3, 2003 by and among Parent, Merrill Lynch Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co., Inc. related to the sale by Parent of 5.25% Subordinated Notes due 2013 and a reasonable and customary black out period during which time Parent may not issue other equity securities.  All of the representations and warranties by, and the other agreements on the part of, Parent to and for the benefit of such underwriters included in each such underwriting agreement shall also be made to and for the benefit of such holders and any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of such holders of Registrable Securities.  No holder of Registrable Securities shall be required in any such underwriting agreement to make any representations or warranties to or agreements regarding indemnification or otherwise (other than for breach of representations or warranties) with Parent or the underwriters other than representations, warranties or agreements regarding such holder, such holder’s Registrable Securities, such holder’s intended method of distribution and any other representations required by law.

(b)                                 Price and Underwriting Discounts.  In the case of an Underwritten Offering of Registrable Securities the price, underwriting discount and other financial terms for such Registrable Securities of the related underwriting agreement shall be determined by the holders of such Registrable Securities.

(c)                                  Participation in Underwritten Offerings.  No holder of Registrable Securities may participate in an Underwritten Offering unless such Person (i) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting arrangements approved by Company, Parent and the underwriters and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

2.3.                              No Inconsistent Agreements; Additional Rights.  Neither Parent, nor any holder of Parent’ securities (other than a holder of Registrable Securities), may participate in offering securities of Parent in any registration effected pursuant to this Agreement.  Parent will not enter into and is not currently a party to, any agreement which is, or could be, inconsistent with the rights granted to the holders of Registrable Securities by this Agreement.

2.4.                              Rules 144.  Parent covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (whether or not Parent is required to file such reports) so long as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.  Upon the request of any holder of Registrable Securities, Parent will deliver to such holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.